Exhibit 10.6

Goosehead Insurance Agency, LLC

Franchise Agreement

Exhibit A

Declarations Page

1	1.2	The “Approved Location” under this Agreement will be: .
2	4.1

You elect to pay the Initial Franchise Fee in one of the following ways: (check only one):

☐        In its entirety at the time you enter into this Agreement, in which case the amount of the Initial Franchise Fee shall be:                                          ($                ).

☐        You shall pay a portion of the Initial Franchise Fee at the time you enter into this Agreement in the amount of                                          ($                ), and shall pay the remaining portion of                                          ($                ), plus interest, according to the terms of the 60-month Promissory Note attached to this Agreement as Exhibit I.

3	4.2	The “Commencement Date” will be: .

Initials
Franchisee		Franchisor

Goosehead Insurance Agency, LLC

Franchise Agreement

TABLE OF CONTENTS

Section	Title	Page#
	Recitals	2
1	Grant	2
2	Term And Renewal	3
3	Our Duties	4
4	Fees; Sales Reporting	6
5	Franchised Business Commencement	9
6	Operating Principal, Personnel, And Training	11
7	Purchase of Products and Services	13
8	Your Duties	15
9	Proprietary Marks	20
10	Confidential Brand Standards Manuals	23
11	Confidential Information	24
12	Accounting, Financial And Other Records, And Inspections	25
13	Marketing	27
14	Technology	31
15	Insurance	35
16	Transfer Of Interest	38
17	Default And Termination	43
18	Obligations Upon Termination Or Expiration	46
19	Covenants	49
20	Taxes, Permits, And Indebtedness	51
21	Independent Contractor And Indemnification	52
22	Force Majeure	53
23	Approvals And Waivers	54
24	Notices	54
25	Entire Agreement And Amendment	54
26	Severability And Construction	55
27	Applicable Law And Dispute Resolution	55
28	Acknowledgments	57

Exhibits

A	Declarations Page	E	ADA Certification
B	Guarantee, Indemnification, and Acknowledgement	F1-3	Sample Forms of Non-Disclosure and Non-Competition Agreements
C	List of Principals	G	Site Selection Addendum
D	ACH - Authorization Agreement for	H	Lease Rider
	Prearranged Payments (Direct Debits)	I	Promissory Note

i

Goosehead Insurance Agency, LLC

Franchise Agreement

THIS FRANCHISE AGREEMENT (the “Agreement”) is made and entered into as of the “Effective Date” that we have indicated on the signature page of this Agreement by and between:

●	Goosehead Insurance Agency, LLC, a Delaware limited liability company, with its principal place of business at 1500 Solana Blvd., Suite 450, Westlake, Texas 76262 (“we,” “us,” or “our”); and

●	a [resident of] [corporation organized in] [limited liability company organized in] the state of and having offices at (“you” or the “Franchisee”).

Introduction

We have developed our own distinctive and proprietary systems for insurance services, including home insurance, automobile insurance, life insurance, specialty lines, and business insurance (the “System”). Our System includes (among other things): business processes, technologies, trade secrets, customer lists, knowledge, know-how, trade names, service marks, trademarks, logos, emblems, trade dress and other intellectual property; distinctive signage; standards, specifications and sources for services, products, supplies, appearance, operations and management control; safety standards; training and assistance; purchasing programs; and advertising, marketing, promotional and sales programs; all of which we may periodically change, discontinue, improve, modify and further develop.

We identify the System by means of our Proprietary Marks. Our proprietary marks include certain trade names (for example, the mark “Goosehead Insurance” and logo), service marks, trademarks, logos, emblems, and indicia of origin, as well as other trade names, service marks, and trademarks that we may periodically specify in writing for use in connection with the System (all of these are referred to as our “Proprietary Marks”). We continue to develop, use, and control the use of our Proprietary Marks in order to identify for the public the source of services and products marketed under those marks and under the System, and to represent the System’s high standards of quality, appearance, and service.

We are in the business of developing and awarding franchise rights to third party franchisees, such as you, to develop and operate businesses providing insurance services (“Services”) to clients under the System and using the Proprietary Marks (“Goosehead Businesses”).

You have asked to enter into the business of operating a Goosehead Business under our System and wish to obtain a franchise from us for that purpose, as well as to receive the training and other assistance we provide as described in this Agreement. You also understand and acknowledge the importance of our high standards of quality, appearance, and service and the necessity of operating the business franchised under this Agreement in conformity with our standards and specifications.

You will be in the business of operating a Goosehead Business, using the same brand and Proprietary Marks as other independent businesses that operate other Goosehead Businesses under the System. We will not operate your Goosehead Business for you, although we have (and will continue) to set standards for Goosehead Businesses that you will have chosen to adopt as yours by signing this Agreement and by your day-to-day management of your Goosehead Business to our brand standards.

In recognition of all of the details noted above, the parties have chosen to enter into this Agreement, taking into account all of the promises and commitments that they are each making to one another in this contract, and for other good and valuable consideration (the sufficiency and receipt of which they hereby acknowledge) and they agree as follows:

1	GRANT

1.1	Rights and Obligations. We grant you the right, and you accept the obligation, all under the terms (and subject to the conditions) of this Agreement:

1.1.1	To operate one Goosehead Business under the System (the “Franchised Business”);

1.1.2	To use the Proprietary Marks and the System, but only in connection with the Franchised Business (recognizing that we may periodically change or improve the Proprietary Marks and the System); and

1.1.3	To do all of those things only at the Approved Location (as defined in Section 1.2 below).

1.2

Approved Location. The street address of the location for the Franchised Business approved under this Agreement is specified in Exhibit A to this Agreement, and is referred to as the “Approved Location.”

1.2.1

When this Agreement is signed, if you have not yet obtained (and we have not yet approved in writing) a location for the Franchised Business, then you agree to enter into the site selection addendum (the “Site Selection Addendum,” attached as Exhibit G to this Agreement) at the same time as you sign this Agreement. You will then find a site which will become the Approved Location after we have given you our written approval for that site and you have obtained the right to occupy the premises, by lease, sublease, or acquisition of the property, all subject to our prior written approval and in accordance with the Site Selection Addendum.

1.2.2

We have the right to grant or withhold approval of the Approved Location under this Section 1.2. You understand, acknowledge, and agree that our review and approval of your proposed location, under this Section 1.2 or pursuant to the Site Selection Addendum, does not constitute our assurance, representation, or warranty of any kind that your Franchised Business at the Approved Location will be profitable or successful (as further described in Section 5 of the Site Selection Addendum).

1.2.3

You agree not to relocate the Franchised Business without our prior written consent. Any proposed relocation will be subject to our review of the proposed new site under our then-current standards for site selection, and we will also have the right to take into consideration any commitments we have given to other franchisees, licensees, landlords, and other parties relating to the proximity of a new Goosehead Business to their establishment. You must pay us a fee in the amount of Five Hundred Dollars ($500) at the time you request the relocation of the Franchised Business.

1.3

No Protected Territory. You expressly acknowledge and agree that this franchise is non-exclusive, and that this Agreement does not grant or imply any protected area or territory for the Franchised Business. Accordingly, we retain the right to conduct any business and sell services and products at any location, notwithstanding the proximity of that business activity to the Approved Location. We retain all rights, including but not limited to: (a) the right to use, and to license others to use, the System and the Proprietary Marks for the operation of Goosehead Businesses at any location; (b) the right to sell, and to license others to sell, products and services (including Services) that are also authorized for sale at Goosehead Businesses through other channels of distribution (including, but not limited to, through catalogs, mail order, toll free numbers, sales via Internet websites, and other forms of electronic commerce); (c) the right to acquire and operate businesses of any kind and to grant or franchise the right to others to operate other businesses of any kind, no matter where located; and (d) the right to use and license the use of the Proprietary Marks and other marks in connection with the operation of businesses at any location, which businesses and marks may be the same as, similar to, or different from the Franchised Business and the Proprietary Marks, on such terms and conditions as we deem advisable, and without granting you any rights therein.

1.4	Limits on Where You May Operate.

1.4.1

You may offer and sell Services only: (a) in accordance with the requirements of this Agreement and the procedures set out in the Manual (defined below); and (b) to customers of the Franchised Business.

1.4.2

You agree not to offer or sell any services or products (including the Services and Products) through any means other than through the Franchised Business as provided in this Section 1.4; and therefore, for example, you agree not to offer or sell services or products from satellite locations, temporary locations, mobile vehicles or formats, carts or kiosks. Unless you become licensed in another state and receive prior written approval from us to offer insurance policies in that state, you may only provide and deliver Services to customers located within the State in which the Approved Location is situated.

2	TERM AND RENEWAL

2.1	Term. The term of this Agreement starts on the Effective Date and, unless this Agreement is earlier terminated in accordance with its provisions, will expire ten (10) years from the Effective Date.

2.2

Renewal. You will have the right to renew your rights to operate the Franchise Business for two (2) additional successor terms of five (5) years, so long as you have satisfied all of the conditions specified in Sections 2.2.1 through 2.2.10 before each such renewal:

2.2.1	You agree to give us written notice of your choice to renew at least six (6) months before the end of the term of this Agreement (but not more than nine (9) months before the term expires).

2.2.2	You agree to remodel and refurbish the Franchised Business to comply with our then-current standards in effect for new Goosehead Businesses (as well as the provisions of Sections 8.9 and 8.10 below).

2.2.3

At the time of renewal, you must be in material compliance with the provisions of this Agreement (including any amendment to this Agreement), any successor to this Agreement, and/or any other contract between you (and your affiliates) and us (and our affiliates), and in our reasonable judgment, you must have been in material compliance during the term of this Agreement, even if we did not issue a notice of default or exercise our right to terminate this Agreement if you did not meet your obligations.

2.2.4

You must have timely met all of your financial obligations to us, our affiliates, the Brand Fund, and/or the Regional Fund, as well as your vendors, throughout the term of this Agreement (even if we did not issue a notice of default or exercise our right to terminate this Agreement if you did not meet your obligations).

2.2.5

You must sign our then-current form of franchise agreement, which will supersede this Agreement in all respects (except with respect to the renewal provisions of the new franchise agreement, which will not supersede this Section 2), and which you acknowledge and agree may contain terms, conditions, obligations, rights, and other provisions that are substantially and materially different from those spelled out in this Agreement (including, for example, a higher percentage royalty fee and marketing contribution). If you are an entity, then your direct and indirect owners must also sign and deliver to us a personal guarantee of your obligations under the renewal form of franchise agreement. (In this Agreement, the term “entity” includes a corporation, limited liability company, partnership, and a limited liability partnership.)

2.2.6

You agree to sign and deliver to us a release, in a form that we will provide (which will be a mutual release with limited exclusions), which will release all claims against us and our affiliates, and our respective officers, directors, members, managers, agents, and employees. If you are an entity, then your affiliates and your direct and indirect owners (and any other parties that we reasonably request) must also sign and deliver that release to us.

2.2.7	You and your personnel must meet our then-current qualification and training requirements.

2.2.8	You agree to present to us satisfactory evidence that you have the right to remain in possession of the Approved Location for the duration of the renewal term of this Agreement.

2.2.9	You must be current with respect to your financial and other obligations to your lessor, suppliers, and all other parties with whom you do business.

3	OUR DUTIES

3.1	Training. We will provide you with the training specified in Section 6 below.

3.2

Layout and Equipping of a Goosehead Business. We have the right to provide our standards and specifications for the layout and design of a Goosehead Business, including specifications for the exterior and interior design and layout, fixtures, furnishings, equipment, and signs. We have the right to periodically modify the layout and specifications as we deem appropriate. We will also provide the site selection and lease review assistance called for under Section 5.3 below.

3.3	Opening and Additional Assistance. We will provide such on-site pre-opening and opening supervision and assistance that we think is advisable, and as may be described in the Manual.

3.4	Manual. We will lend to you one (1) copy of (or provide you with access to), during the term of this Agreement, our confidential operations manuals and other written instructions relating to the operation of a Goosehead Business (the “Manual”), in the manner and as described in Section 10 below.

3.5	Marketing Materials. We have the right to approve or disapprove all marketing and promotional materials that you propose to use, pursuant to Section 13 below.

3.6	Brand Fund. We will administer the Brand Fund (as defined in Section 13 below) in the manner set forth in Section 13 below.

3.7

Inspection Before Opening. We may evaluate the Franchised Business before it first opens for business. You agree to not open the Franchised Business or otherwise start operations until you or your Manager (defined below) have successfully completed training and you have received our prior written approval.

3.8

Periodic Assistance. We will provide you periodic assistance in the marketing, management, and operation of the Franchised Business at the times and in the manner that we determine. We may periodically offer you the services of certain of our representatives, such as a representative from agency support, and these representatives may periodically visit your Franchised Business and offer advice regarding your operations.

3.9

Revenue Report. On the 25th day of each month, we will provide you with a detailed report of Commissions (as defined below) and Agency Fees (as defined below) received on your behalf for insurance policies written in the preceding calendar months. In order to provide you with this report, we must receive a commission detail report from the carrier by the 20th day of the month, for policies you wrote during the preceding month. The report will only include Commissions and Agency Fees related to policies properly recorded in our agency management system as prescribed in the Manual.

3.10

Call Center. We will maintain a call center, staffed by licensed insurance agents, for the purpose of providing centralized customer service for all businesses operating under the System and the Proprietary Marks. The call center’s hours will be at least between 8 a.m. and 5 p.m. Central Time, Monday through Friday (excluding holidays). You must comply with any rules and regulations adopted by us (in the Manual or otherwise) regarding the call center.

3.11

Services Performed. You acknowledge and agree that any of our designees, employees, agents, or independent contractors (such as an “area developer”) may perform any duty or obligation imposed on us by the Agreement, as we may direct (if so, we will, nonetheless, remain responsible to you for the performance of these obligations).

3.12

Our Decision-Making. In fulfilling our obligations under this Agreement, and in conducting any activities or exercising our rights pursuant to this Agreement, we (and our affiliates) will always have the right: (a) to take into account, as we see fit, the effect on, and the interests of, other franchised and company-owned or affiliated businesses and systems; (b) to share market and product research, and other proprietary and non-proprietary business information, with other franchised businesses and systems in which we (or our affiliates) have an interest, and/or with our affiliates; (c) to test market various items in some or all parts of the System; (d) to introduce new proprietary items and non-proprietary items; and/or (e) to allocate resources and new developments between and among systems, and/or our affiliates, as we see fit. You understand and agree that all of our obligations under this Agreement are subject to this Section, and that nothing in this Section will in any way affect your obligations under this Agreement.

3.13

Confirmation of Performance. After we have performed our pre-opening obligations to you under this Agreement, we may ask that you execute and deliver to us a confirmation (the “Confirmation of Performance”), in a form we reasonably request, confirming that we have performed those obligations. If we ask you to provide us with such a certificate, you agree to execute and deliver the Confirmation of Performance to us within three (3) business days after our request. However, if you do not reasonably believe that we have performed all of our pre-opening obligations, you must, within that same three (3) day period, provide us with written notice specifically describing the obligations that we have not performed. Not later than three (3) business days after we complete all the obligations that you specified in that notice, you agree to execute and deliver the Confirmation of Performance to us. You agree to do so even if we performed such obligations after the time performance was due under this Agreement. The term “pre-opening obligations” means the obligations we have to you under this Agreement that must be performed before the date when your Franchised Business starts its operations.

4	FEES; SALES REPORTING

4.1

Initial Franchise Fee. You agree to pay us an initial franchise fee in the amount set out in the Declarations Page attached as Exhibit A (the “Initial Franchise Fee”). The Initial Franchise Fee is not refundable in consideration of administrative and other expenses that we incur in providing you with training, carrier appointments, and pre-opening assistance as part of the initial launch of the Franchised Business. At your election, the Initial Franchise Fee is due and payable to us in one of the following ways:

4.1.1	You may pay to us the Initial Franchise Fee, in full, on the day that you sign this Agreement; or

4.1.2

You may elect to pay to us a portion of the Initial Franchise Fee on the day that you sign this Agreement in the amount set out in the Declarations Page attached as Exhibit A, and to pay to us the remaining portion of the Initial Franchise Fee, with interest, pursuant to the terms and conditions of the promissory note attached to this Agreement as Exhibit I (the “Promissory Note”). You acknowledge and agree that any default under the terms of the Promissory Note, including a failure to make any payments to us under the Promissory Note, shall be a default under this Agreement.

4.2

Royalty Fee. We will receive all Commissions (defined below) from insurance carriers. We will receive all Premiums (defined below), Policy Fees (defined below) and Agency Fees on your behalf. If the event that any Premiums, Policy Fees, or Agency Fees are received directly by you, these funds must be forwarded to us within twenty four (24) hours of receipt. We will retain Agency Fees and will forward Premiums and Policy Fees to the insurance carriers. Beginning on the date you begin operations under this Agreement, which is agreed to be the date set out in the Declarations Page (the “Commencement Date”), we will remit to you Net Revenues on a monthly basis. As used in this Agreement:

4.2.1	the term “Agency Fees” will mean fees that are charged by you for issuing a new policy pursuant to the Manual.

4.2.2

the term “Commission” will mean the total fees paid in cash to us, by insurance carriers as a percentage of the Premiums generated by insurance policies sold by the Franchised Business, on all new and renewal policies.

4.2.3	the term “Gross Revenues” means the amount of Commissions and Agency Fees received in cash, net of reversals of Commissions for policy cancellations or policy changes and net of Agency Fee refunds, for insurance services provided by the Franchised Business; Gross Revenues will not include any Premiums or Policy Fees collected by the Franchised Business on behalf of any insurance carrier.

4.2.4	The term “Minimum Royalty” means a minimum monthly Royalty Fee payment, beginning six (6) months after the Commencement Date, in the following amounts:

Number of Months following the Commencement Date	Amount of Monthly Minimum Royalty
Six (6) to Eighteen (18)	Six Hundred Dollars ($600)
Nineteen (19) and for the remainder of the term of this Agreement	One Thousand Dollars ($1,000)

4.2.5	the term “Month” means a calendar month or such other four (4) to five (5) week period that we may designate (provided that there will not be more than 13 “Months” during any year); and

4.2.6

the term “Net Revenues” means Gross Revenues net of all amounts due to us under this Agreement, including, without limitation, Royalty Fees, Marketing Contributions (if applicable), Technology Fees, and payments due to us under the Promissory Note (if applicable).

4.2.7	the term “Premiums” will mean fees that are paid to the insurance carrier for insurance coverage.

4.2.8	the term “Policy Fees” will mean fees to be paid to the insurance carrier for the issuance of a policy.

4.2.9

the term “Royalty Fee” is charged in consideration of you and your Managers’ and Producers’ use of our business processes, ongoing carrier relationships, trade secrets, know-how, trade names, trademarks, service marks, logos, emblems, trade dress, intellectual property, and back office support functions. The Royalty Fee will be the following amounts: (a) the greater of (i) twenty percent (20%) of Gross Revenues on insurance policies in their initial term, or (ii) the Minimum Royalty (defined below); and (b) fifty percent (50%) of Gross Revenues on policies in their renewal terms and policies written for existing customers on the same risk profile within a one-year period of the cancellation of their existing policy (also known as “re-writes”).

4.2.10

The “Technology Fee” will be an amount necessary to reimburse us for our costs of providing Required Software (defined in Section 14 below) to you. The Technology Fee may vary during the term of this Agreement, and we have the right to adjust the amount of the Technology Fee to account for our increased or decreased costs, separate from the Index.

4.3

Monthly Accounting. Once a Month, the insurance carriers will send a commission report and Commissions earned by you, to us. On the 25th day of each Month, unless this Agreement has been terminated for any reason, we will pay to you the Net Revenues for all policies identified in a commission detail report that we receive from the insurance carrier. Please note that we expect each insurance carrier to submit commission detail reports on a Monthly basis for all policies written during the preceding Month by no later than the 20th day of the subsequent Month. But, if a carrier does not provide us with a commission detail report (and the applicable Commission) by the 20th day of the Month, or if a policy is not identified in the commission detail report we receive, you will not receive the Gross Revenues for those policies until the insurance carrier provides us with the appropriate report and/or Commissions. We may delay or withhold payment of Net Revenues — on a policy by policy basis — for any policy for which you fail to observe the risk management procedures we prescribe in the Manual, including that you obtain a signed application from the customer and provide all required documentation. If we review your accounting and client records (as described in Section 12 below) and find that you have not forwarded to us any Premiums, Policy Fees and/or Agency Fees that you collect, we may pay the appropriate Premiums and Policy Fees to the insurance carrier. You will be responsible for reimbursing us for those amounts and the applicable Agency Fees, in addition to paying a fee to us to cover our reasonable expenses in processing those payments and interest on those amounts, at the rate of two percent (2%) per Month, or if less, the maximum rate permitted by law. Entitlement to such interest will be in addition to any other remedies we may have.

4.3.1	You agree to deliver to us all of the reports, statements, and/or other information that is required under Section 12 below, at the time and in the format that we reasonably request.

4.3.2

You agree to establish an arrangement for electronic funds transfer to us, or electronic deposit to us of any payments required under this Agreement. Among other things, to implement this point, you agree to sign and return to us our current form of “ACH—Authorization Agreement for Prearranged Payments (Direct Debits),” a copy of which is attached to this Agreement as Exhibit D (and any replacements for that form that we deem to be periodically needed to implement this Section 4.3.2), and you agree to; (a) comply with the payment and reporting procedures that we may specify in the Manual or otherwise in writing; and (b) maintain an adequate balance in your bank account at all times to pay by electronic means the charges that you owe under this Agreement. If we elect to use ACH withdrawal to sweep payment of fees, then you will not be required to submit a separate payment to us unless you do not maintain sufficient funds to pay the full amount due.

4.3.3

You acknowledge and agree that your obligations to make full and timely payment of Royalty Fees and Marketing Contributions (and all other sums due to us) are absolute, unconditional, fully-earned (by us), and due when you are open and in operation.

4.3.4

You agree that you will not, for any reason, delay or withhold the payment of any amount due to us under this Agreement; put into escrow any payment due to us; set-off payments due to us against any claims or alleged claims that you may allege against us, the Brand Fund, a Regional Fund, affiliates, suppliers, or others. We reserve the right to apply any monies received from you to any of your obligations as we determine and to withhold payment of any monies if this Agreement has been terminated for any reason. You acknowledge and agree that we have the right to set-off as part of Net Revenues any amounts you owe to us.

4.3.5

You agree that if you do not provide us, as requested, with access to your computer system to obtain sales information or, if we require pursuant to Section 12.1.4 below or otherwise, printed and signed sales reports, then we will have the right to impute your sales for any period using (among other things) your sales figures from any

Month(s) that we choose (which may be those with your highest grossing sales), and that you agree to pay the royalties on that amount (whether by check or by our deduction of that amount from your direct debit account).

4.3.6

You agree that you will not, whether on grounds of alleged non-performance by us or others, withhold payment of any fee, including, without limitation, Royalty Fees or Marketing Contributions, nor withhold or delay submission of any reports due under this Agreement.

4.4

No Subordination. You agree: (a) not to subordinate to any other obligation your obligation to pay us the Royalty Fee and/or any other amount payable to us, whether under this Agreement or otherwise; and (b) that any such subordination commitment that you may give without our prior written consent will be null and void.

4.5

Late Payment. If we do not (or an applicable marketing fund does not) receive any payment due under this Agreement on or before the due date, then that amount will be deemed overdue. If any payment is overdue, then you agree to pay us, in addition to the overdue amount, interest on the overdue amount from the date it was due until paid, at the rate of eighteen percent (18%) per annum (but not more than the maximum rate permitted by law, if any such maximum rate applies). Our entitlement to such interest will be in addition to any other remedies we may have. Any report that we do not receive on or before the due date will also be deemed overdue.

4.6

Other Funds Due. You agree to pay us, within ten (10) days of our written request (which is accompanied by reasonable substantiating material), any amounts that we have paid, that we have become obligated to pay, and/or that we choose to pay on your behalf.

4.7

Index. We have the right to adjust, for inflation, all fixed-dollar amounts under this Agreement (except for the Initial Franchise Fee) once a year to reflect changes in the Index from the year in which you signed this Agreement. For the purpose of this Section 4.8, the term “Index” means the Consumer Price Index (1982-84=100; all items; CPI-U; all urban consumers) as published by the U.S. Bureau of Labor Statistics (“BLS”). If the BLS no longer publishes the Index, then we will have the right to designate a reasonable alternative measure of inflation.

5	FRANCHISED BUSINESS LOCATION, CONSTRUCTION AND RENOVATION

5.1

Opening Deadline. You are responsible for purchasing, leasing, or subleasing a suitable site for the Franchised Business. You agree to establish the Franchised Business and have it open and in operation within six (6) months after the Effective Date of this Agreement. Time is of the essence.

5.2

Site for the Franchised Business. As provided in Section 1.2 above, if you do not have (and we have not approved in writing) a location for the Franchised Business as of the Effective Date, then you must find and obtain the right to occupy (by lease, sublease, or acquisition of the property) premises that we find acceptable to serve as your Franchised Business, all in accordance with the Site Selection Addendum.

5.3	Our Review and Your Responsibilities. Any reviews that we conduct under this Section 5 and the Site Selection Addendum (if applicable) are for our benefit only. In addition:

5.3.1

You acknowledge and agree that our review and approval of a site, lease, sublease, design plans or renovation plans for the Franchised Business does not constitute a recommendation, endorsement, or guarantee of the suitability of that location or the terms of the lease, or sublease, or purchase agreement.

5.3.2

You agree to take all steps necessary to determine for yourself whether a particular location and the terms of any lease, sublease, or purchase agreement for the site are beneficial and acceptable to you. Additionally, no matter to what extent (if any) that we participate in any lease or purchase negotiations, discussions with the landlords or property owners, and/or otherwise in connection with reviewing the lease or purchase agreement, you have to make the final decision as to whether or not the proposed contract is sensible for your business, and the final decision as to whether or not to sign the lease or purchase agreement is yours, and we will not be responsible for the terms and conditions of your lease or purchase agreement.

5.3.3

You acknowledge and agree that: (a) any standard layout and plans that we provide to you, as well as any review and comments that we provide to the plans that you develop for your Franchised Business, are not meant to address the requirements of any Operating Codes (as defined in Section 8.7 below); (b) our standard plans or comments to your modified plans, will not reflect the requirements of, nor may they be used for, construction drawings or other documentation that you will need in order to obtain permits or authorization to build a specific Franchised Business; (c) you will be solely responsible to comply with all local laws, requirements, architectural needs, and similar design and construction obligations associated with the site, at your expense; and (d) our review, comment, and approval of your plans will be limited to reviewing those plans to assess compliance with our standards (including issues such as trade dress, presentation of Proprietary Marks, and the provision to the potential customer of certain products and services that are central to the purpose, atmosphere, and functioning of Goosehead Businesses).

5.3.4

We will not review nor may our approval be deemed to address whether or not you have complied with any of the Operating Codes, including provisions of the Americans with Disabilities Act (the “ADA”); and you acknowledge and agree that compliance with such laws is and will be your sole responsibility.

5.4

Lease Review. You agree to provide us with a copy of the proposed lease, sublease, or purchase agreement for the Approved Location, and you agree not to enter into that lease, sublease, or purchase agreement until you have received our written approval. We have the right to condition our approval of the lease, sublease, or purchase agreement upon the inclusion of terms that we find acceptable and that are consistent with our rights and your responsibilities under this Agreement, including without limitation, that you and the landlord execute a Lease Rider in the form attached to this Agreement as Exhibit H. You also agree to provide us with a copy of the fully signed lease, and lease rider before you begin construction or renovations as the Approved Location.

5.5	Preparing the Site. You agree that promptly after obtaining possession of the Approved Location, you will do all of the following things:

5.5.1	obtain all required zoning permits, all required building, utility, health, sign permits and licenses, and any other required permits and licenses;

5.5.2	purchase or lease equipment, fixtures, furniture and signs as required under this Agreement (including the specifications we have provided in writing, whether in the Manual or otherwise);

5.5.3	complete the construction and/or remodeling as described in Section 5.6 below; and

5.5.4	obtain all customary contractors’ partial and final waivers of lien for construction, remodeling, decorating and installation services.

5.6

Construction or Renovation. In connection with any construction or renovation of the Franchised Business (and before you start any such construction or renovation) you agree to comply, at your expense, with all of the following requirements, which you agree to satisfy to our reasonable satisfaction:

5.6.1

You agree to employ a qualified, licensed architect or engineer to prepare architectural drawings and layout and specifications for site improvement and construction of the Franchised Business based upon our standards and specifications.

5.6.2

You agree to comply with all Operating Codes, including, without limitation, the applicable provisions of the ADA regarding the construction and design of the Franchised Business. Additionally, before opening the Franchised Business, and after any renovation, you agree to execute and deliver to us an ADA Certification in the form attached to this Agreement as Exhibit E, to certify that the Franchised Business and any proposed renovations comply with the ADA.

5.6.3

You are solely responsible for obtaining (and maintaining) all permits and certifications (including without limitation, zoning permits, licenses, construction, building, utility, health, sign permits and licenses) which may be required by state or local laws, ordinances, or regulations (or that may be necessary or advisable due to any restrictive covenants relating to your location) for the lawful construction and operation of the Franchised Business. You must certify in writing to us that all such permits and certifications have been obtained.

5.6.4	You agree to employ a qualified licensed general contractor to construct the Franchised Business and to complete all improvements.

5.6.5

You agree to obtain (and maintain) during the entire period of construction the insurance required under Section 15 below; and you agree to deliver to us such proof of such insurance as we may reasonably require.

5.7	Pre-Opening. Before opening for business, you agree to meet all of the pre-opening requirements specified in this Agreement, the Manual, and/or that we may otherwise specify in writing.

6	OPERATING PRINCIPAL, PERSONNEL, AND TRAINING

6.1	Operating Principal and Management.

6.1.1

If you are a corporation, partnership or LLC, you must have an individual owner serve as your “Operating Principal.” The Operating Principal must supervise the operation of the Franchised Business and must own at least five percent (5%) of the voting and ownership interests in the franchisee entity, unless you obtain our prior written approval for the Operating Principal to hold a smaller interest. The Operating Principal must have qualifications reasonably acceptable to us to serve in this capacity, must have authority over all business decisions related to the Franchised Business, must have the power to bind you in all dealings with us, and must have signed and delivered to us the Guarantee, Indemnification, and Acknowledgement attached to this Agreement as Exhibit B. You may not change the Operating Principal without our prior written approval.

6.1.2

You must inform us in writing whether the Operating Principal will assume full-time responsibility for the daily supervision and operation of the Franchised Business. If the Operating Principal will not supervise the Franchised Business on a full-time and daily basis, you must employ a full-time Franchised Business manager (a “Manager”) with qualifications reasonably acceptable to us, who will assume responsibility for the daily operation of the Franchised Business.

6.1.3

The Franchised Business must at all times be under the active full-time management of either you or the Operating Principal or Manager who has successfully completed (to our satisfaction) our initial training program.

6.2	Initial Management and Employee Training.

6.2.1

Before opening your Franchised Business, you (or if you are an entity, your Operating Principal) and your Manager (if you will employ a Manager) must attend and successfully complete, to our satisfaction, the initial training program we offer for Goosehead Business franchisees at our headquarters or another location that we specify.

6.2.2

All of your employees who are licensed to sell insurance (“Producers”) must also attend and complete to our satisfaction, our Producer training program before any Producer is permitted to sell insurance for the Franchised Business or access our database or systems.

6.3	Additional Obligations and Terms Regarding Training.

6.3.1

If you (or your Operating Principal) or your Manager cease active management or employment at the Franchised Business, then you agree to enroll a qualified replacement (who must be reasonably acceptable to us to serve in that capacity) in our initial training program within thirty (30) days after the former individual ended his/her full time employment and/or management responsibilities. The replacement must attend and successfully complete the basic management training program, to our reasonable satisfaction, as soon as it is practical to do so (in all cases, the replacement shall successfully complete training within 120 days). You must pay our then-current per diem training charges for replacement training.

6.3.2	We may require that your Operating Principal, Managers, Producers and employees attend such additional courses, seminars, and other training programs as we may reasonably periodically require.

6.3.3

Your Operating Principal, and all of your trainees, Managers, and Producers must sign and deliver to us a personal covenant of confidentiality, an in-term non-competition agreement, and a post-term non-competition agreement in substantially the form of Exhibit F to this Agreement.

6.3.4	Training Costs and Expenses.

6.3.4.1	The Initial Franchise Fee will cover the cost of providing the instruction and required materials, except as otherwise provided in Sections 6.3.1 and 6.5 of this Agreement.

6.3.4.2

You will be responsible for all travel, fees, lodging and living expenses, including meals, for you, your Manager(s) or employees, which are incurred in connection with initial and additional training. In addition, except for the initial management training for you and your Manager and any Producer you wish to have trained prior to commencing business under this Agreement, we may charge you our then-current per diem training charges, and/or require a deposit, for any other training that we provide.

6.3.4.3	You also agree to cover all of your employees at all times (including the pre-opening period, and including those attending training) under the insurance policies required in Section 15 below.

6.3.4.4	We have the right to reduce the duration or content of the training program for any trainee who has prior experience with our System or in similar businesses.

6.4

Conventions and Meetings. You agree to attend the conventions and meetings that we may periodically require and to pay a reasonable fee (if we charge a fee) for each person who is required to attend (and, if applicable, additional attendees that you choose to send as well). You will also be responsible for all of the other costs of attendance, including travel, room and board, and your employees’ wages, benefits and other expenses.

7	PURCHASE OF PRODUCTS AND SERVICES

While your Franchised Business will focus principally on the provision of Services, you may also offer certain products at your Franchised Business. This Section 7 addresses those items.

7.1

Products. You agree to buy all products, equipment, furniture, supplies, materials and other products used or offered for sale at the Franchised Business only from suppliers as to whom we have given you our prior written approval (and whom we have not subsequently disapproved). In this regard, the parties further agree:

7.1.1

In determining whether we will approve any particular supplier, we will consider various factors, including: (a) whether the supplier can demonstrate, to our continuing reasonable satisfaction, the ability to meet our then-current standards and specifications for such items; (b) whether the supplier has adequate quality controls and capacity to supply your needs promptly and reliably; (c) whether approval of the supplier would enable the System, in our sole opinion, to take advantage of marketplace efficiencies; and (d) whether the supplier will sign a confidentiality agreement and a license agreement in the form that we may require (which may include a royalty fee for the right to use our Proprietary Marks and any other proprietary rights, recipes, and/or formulae).

7.1.2	For the purpose of this Agreement, the term “supplier” includes, but is not limited to, manufacturers, insurance carriers, distributors, resellers, and other vendors.

7.1.3

Your Franchised Business will offer for sale only such insurance products and Services that conform to our specifications and quality standards and only through insurance carriers that we make available to you through our appointment process (“Approved Products and Services”).

7.1.4	You acknowledge and agree that we have the right to appoint only one supplier for Approved Products and Services (which may be us or one of our affiliates).

7.1.5	You may be required to use and/or offer for sale any of the Approved Products and Services that we designate.

7.1.6

You must maintain at all times an inventory of Approved Products and Services related to the Franchised Business’s concept sufficient in quantity, quality and variety to realize your Franchised Business’s full potential.

7.1.7	With regard to insurance products offered by you, the insurance carriers will set the policy prices, and we will set the Agency Fees.

7.1.8

If you want to buy any products, services or any item from an unapproved supplier, then you must first submit a written request to us asking for our prior written approval. You agree not to buy from any such supplier unless and until we have given you our prior written consent to do so. We have the right to require that our representatives be permitted to inspect the supplier’s facilities, and that samples from the supplier be delivered to us. You (or the supplier) may be required to pay a charge, not to exceed the reasonable cost of the inspection, as well as the actual cost of the test. We have the right to also require that the supplier comply with such other requirements that we have the right to designate, including payment of reasonable continuing inspection fees and administrative costs and/or other payment to us by the supplier on account of their dealings with you or other franchisees, for use of our trademarks, and for services that we may render to such suppliers. We also reserve the right, at our option, to periodically re-inspect the facilities and products of any such approved supplier and to revoke our approval if the supplier does not continue to meet any of our then-current criteria. We are not required to approve any particular supplier, nor to make available our standards, specifications, or formulas to prospective suppliers, which we have the right to deem confidential.

7.1.9

You agree we have the right to establish one or more strategic alliances or preferred vendor programs with one or more nationally or regionally-known suppliers that are willing to supply all or some Goosehead Businesses with some or all of the products and/or services that we require for use and/or sale in the development and/or operation of Goosehead Businesses, notwithstanding anything to the contrary contained in this Agreement. In this event, we may limit the number of approved suppliers with whom you may deal, designate sources that you must use for some or all Products and other products and services, and/or refuse any of your requests if we believe that this action is in the best interests of the System or the network of Goosehead Businesses. We have the right to approve or disapprove of the suppliers who may be permitted to sell products to you. Any of our affiliates that sell products to you will do so at our direction. If you are in default of this Agreement, we reserve the right to direct our affiliates not to sell products to you, or to withhold certain discounts which might otherwise be available to you.

7.1.10

You acknowledge and agree that we have the right to collect and retain all manufacturing allowances, marketing allowances, rebates, contingencies, credits, monies, payments or benefits (collectively, “Allowances”) offered by suppliers to you or to us (or our affiliates) based upon your purchases of Products and other goods and services. These Allowances include those based on purchases of Products, other products, paper goods, ink, and other items (such as packaging). You assign to us or our designee all of your right, title and interest in and to any and all such Allowances and authorize us (or our designee) to collect and retain any or all such Allowances without restriction.

7.2

Prohibited Products. You acknowledge and agree that your Franchised Business will not use and/or offer for sale such products or services which we have prohibited you from using and/or selling (“Prohibited Products and Services”). Prohibited Products and Services will include selling any services or products other than personal lines property and casualty, small commercial property and casualty, and life insurance with insurance carriers that we have made available to you through our appointment process. We may periodically update the list of Prohibited Products and Services. You also acknowledge and agree that if your Franchised Business uses or sells any Prohibited Products or Services, we will have the right to immediately terminate this Agreement upon notice pursuant to Section 17.2.15 below.

7.3

Use of the Marks. You must require all marketing materials, signs, decorations, paper goods (including, without limitation, and all forms and stationery used in the Franchised Business), and other items which we may designate to bear the Proprietary Marks in the form, color, location, and manner we prescribe (and subject to our prior written approval, for example as provided in Section 13.9 below).

8	YOUR DUTIES

In addition to all of the other duties specified in this Agreement, for the sake of brand enhancement and protection, you agree to all of the following:

8.1

Importance of Following Standards. You understand and acknowledge that every detail of the Franchised Business is important to you, to us, and to other Goosehead Business franchisees and licensees in order to develop and maintain high operating standards, to provide superior customer service to customers and participants, to increase the demand for the services and products sold, by all franchisees, and to protect and enhance the reputation and goodwill associated with our brand.

8.2	Opening. In connection with the opening of the Franchised Business:

8.2.1	You agree to conduct, at your expense, such promotional and marketing activities as we may require.

8.2.2	You agree to open the Franchised Business by the date specified in Section 5.1 above.

8.2.3

You will not open the Franchised Business until we have determined that all construction has been substantially completed, and that such construction conforms to our standards including to materials, quality of work, signage, decor, paint, and equipment, and we have given you our prior written approval to open, which we will not unreasonably withhold.

8.2.4	You agree not to open the Franchised Business until all required individuals have successfully completed all training that we require.

8.3	Staffing.

8.3.1

You agree to maintain a competent, conscientious staff in numbers sufficient to maintain the full-time operation of the Franchised Business and as necessary or appropriate for providing quality client experience according to our standards. We may provide requirements for certain positions that we may establish from time to time and which will be set forth in our Manual.

8.3.2

For the sake of efficiency and to enhance and protect our brand you and your staff must, at all times, cooperate with us and with our representatives, and conduct the operation of the business in a first-class and professional manner in terms of dealing with customers, vendors, and our staff as well.

8.3.3

Your employees must comply with such professional attire standards as we may periodically require. We may also require that you and your employees comply with personal appearance standards (including dress code, shoes, hair color, body art, piercing, sanitation and personal hygiene, foundation garments, personal displays at work stations, etc.).

8.4

Operation According to Our Standards. To insure that the highest degree of quality and service is maintained, you agree to operate your Franchised Business in strict conformity with such methods, standards, and specifications that we may periodically require in the Manual or otherwise in writing. In this regard, you agree to do all of the following:

8.4.1

You agree to maintain in sufficient supply, and to use at all times only the items, products, services, materials, and supplies that meet our written standards and specifications, and you also agree not to deviate from our standards and specifications by using or offering any non-conforming items without our specific prior written consent.

8.4.2

You agree: (a) to sell or offer for sale only those Approved Products and Services and items using the standards and techniques that we have approved in writing for you to offer and use at your Franchised Business; (b) to sell or offer for sale all Approved Products and Services and items using the standards and techniques that we specify in writing; (c) not to deviate from our standards and specifications; (d) to stop using and offering for use any Services or products that we at any time disapprove in writing (recognizing that we have the right to do so at any time); and (e) that if you propose to deviate (or if you do deviate) from our standards and specifications, whether or not we have approved the deviation, that deviation will become our property.

8.4.3

You agree to buy and install, at your expense, all fixtures, furnishings, equipment, decor, and signs as we may specify, and to periodically make upgrades and other changes to such items at your expense as we may reasonably request in writing. Without limiting the above, you acknowledge and agree that changes in our System standard may require you to purchase new and/or additional equipment for use in the Franchised Business.

8.4.4	You agree not to install or permit to be installed on or about the premises of the Franchised Business, without our prior written consent, any fixtures, furnishings,

equipment, machines, décor, signs, or other items that we have not previously in writing approved as meeting our standards and specifications.

8.4.5

You agree to immediately suspend operation of (and close) the Franchised Business if: (a) any products or services sold at the Franchised Business deviate from our standards; and/or (b) you fail to maintain the Franchised Business premises, personnel, or operation of the Franchised Business in accordance with this Agreement, the Manual, or any applicable law or regulations. In the event of such closing, you agree to immediately notify us, in writing, and also remedy the unsafe, or other condition or other violation of the applicable law or regulation. You agree not to reopen the Franchised Business until after we have determined that you have corrected the condition.

8.4.6

You agree to immediately notify us in writing if you or any of your Principals, Managers, or Producers are convicted of a felony, a crime involving moral turpitude, or any other crime or offense that is likely to have an adverse effect on the System, the Proprietary Marks, your insurance license or the insurance license of any of your employees, the goodwill associated therewith, or our interest therein.

8.5

Use of the Approved Location Premises. You may only use the Approved Location for the purpose of operating the Franchised Business and for no other purpose. You agree not to co-brand or permit any other business to operate at the Approved Location without our written consent.

8.6

Hours and Days of Operation. You agree to keep the Franchised Business open and in normal operation for such hours and days as we may periodically specify in the Manual or as we may otherwise approve in writing.

8.7

Operating Codes. You agree to fully and faithfully comply with all Operating Codes applicable to your Franchised Business. You will have the sole responsibility to fully and faithfully comply with any Operating Codes, and we will not review whether you are in compliance with any Operating Codes. The term “Operating Codes” means applicable federal, state, and local laws, codes, ordinances, and/or regulations that apply to the Services, products, construction and design of the Franchised Business and other aspects of operating the Franchised Business, including the ADA. You must furnish to us, within three (3) days of your receipt, a copy of all inspection reports, warnings, citations, certificates, and/or ratings resulting from inspections conducted by any federal, state or municipal agency with jurisdiction over the Franchised Business. You must also obtain and maintain during the term of this Agreement all licenses and approvals from any governmental or regulatory agency required for the operation of the Franchised Business or provision of the Services you will offer, sell, and provide. Where required, you must obtain the approval of any regulatory authority with jurisdiction over the operation of your Franchised Business. You acknowledge that we will have no liability to you or any regulatory authority for any failure by you to obtain or maintain during the term of this Agreement any necessary licenses or approvals required for the operation of the Franchised Business.

8.8	Your Franchised Business:

8.8.1

Franchised Business Condition, Maintenance. You agree that at all times, you will maintain the Franchised Business in a high degree of repair and condition. In addition, you agree to make such repairs and replacements to the Franchised Business as may be required for that purpose (but no others without our prior written consent), including the periodic repainting or replacement of obsolete signs, furnishings, equipment, and decor that we may reasonably require. Your maintenance and upkeep obligations under this Section 8.8.1 are separate from those with respect to periodic upgrades that we may require regarding fixtures, furnishings, equipment, decor, and signs, and Section 8.8.2 below with respect to Remodeling.

8.8.2

Remodeling. In addition to the maintenance and upkeep obligations requirements under Section 8.8.1 above, you agree to refurbish the Franchised Business at your expense to conform to our then-current building design, exterior facade, trade dress, signage, furnishings, decor, color schemes, and presentation of the Proprietary Marks in a manner consistent with the then-current image for new Goosehead Businesses, including remodeling, redecoration, and modifications to existing improvements, all of which we may require in writing (collectively, “Remodeling”). In this regard, the parties agree that:

8.8.2.1

You will not have to conduct a Remodeling more than once every five (5) years during the term of this Agreement (and not in an economically unreasonable amount); provided, however, that we may require Remodeling more often if Remodeling is required as a pre-condition to renewal (as described in Section 2.2.2 above); and

8.8.2.2	You will have six (6) months after you receive our written notice within which to complete Remodeling.

8.9

Use of the Marks. You will require all marketing and promotional materials, signs, decorations, merchandise, any and all replacement trade dress products, and other items that we may designate to bear our then-current Proprietary Marks and logos in the form, color, location, and manner that we have then-prescribed.

8.10	If You Are an Entity:

8.10.1

Corporate Franchisee. If you are a corporation, then you agree to: (a) confine your activities, and your governing documents will at all times provide that your activities are confined, exclusively to operating the Franchised Business; (b) maintain stop transfer instructions on your records against the transfer of any equity securities and will only issue securities upon the face of which a legend, in a form satisfactory to us, appears which references the transfer restrictions imposed by this Agreement; (c) not issue any voting securities or securities convertible into voting securities; and (d) maintain a current list of all owners of record and all beneficial owners of any class of voting stock of your company and furnish the list to us upon request.

8.10.2

Partnership/LLP Franchisee. If you are a partnership or a limited liability partnership (LLP), then you agree to: (a) confine your activities, and your governing documents will at all times provide that your activities are confined, exclusively to operating the Franchised Business; (b) furnish us with a copy of your partnership agreement as well as such other documents as we may reasonably request, and any amendments thereto; (c) prepare and furnish to us, upon request, a current list of all of your general and limited partners; and (d) consistent with the transfer restrictions set out in this Agreement, maintain instructions against the transfer of any partnership interests without our prior written approval.

8.10.3

LLC Franchisee. If you are a limited liability company (LLC), then you agree to: (a) confine your activities, and your governing documents will at all times provide that your activities are confined, exclusively to operating the Franchised Business; (b) furnish us with a copy of your articles of organization and operating agreement, as well as such other documents as we may reasonably request, and any amendments thereto; (c) prepare and furnish to us, upon request, a current list of all members and managers in your LLC; and (d) maintain stop transfer instructions on your records against the transfer of equity securities and will only issue securities upon the face of which bear a legend, in a form satisfactory to us, which references the transfer restrictions imposed by this Agreement.

8.10.4

Guarantees. You agree to obtain, and deliver to us, a guarantee of your performance under this Agreement and covenant concerning confidentiality and competition, in the form attached as Exhibit B, from each current and future direct and indirect: (a) shareholder of a corporate Franchisee; (b) member of a limited liability company Franchisee; (c) partner of a partnership Franchisee; and/or (d) partner of a limited liability partnership Franchisee.

8.11

Quality-Control and Customer Survey Programs. We may periodically designate an independent evaluation service to conduct a “mystery shopper,” “customer survey,” and/or similar quality-control and evaluation programs with respect to Goosehead Businesses. You agree to participate in such programs as we require, and promptly pay the then-current charges of the evaluation service. If you receive an unsatisfactory or failing report in connection with any such program, then you agree to: (a) immediately implement any remedial actions we require; and (b) reimburse us for the expenses we incur as a result thereof (including the cost of having the evaluation service re-evaluate the Franchised Business, our inspections of the Franchised Business, and other costs or incidental expenses).

8.12

Prices. You agree that we may set reasonable restrictions on the maximum and minimum prices you may charge for the Approved Products and Services offered and sold at the Franchised Business under this Agreement. Subject to the terms of Section 7.1.7 above, you will have the right to set the prices that you will charge to your customers; provided, however, that (subject to applicable law): (a) if we have set a maximum price for a particular item, then you may charge any price for that item up to and including the maximum price we have set; and (b) if we have set a minimum price for a particular item, then you may charge any price for that item that is equal to or above the minimum price we have set.

8.13

Environmental Matters. We are committed to working to attain optimal performance of Goosehead Businesses with respect to environmental, sustainability, and energy performance. We each recognize and agree that there are changing standards in this area in terms of applicable law, competitors’ actions, consumer expectations, obtaining a market advantage, available and affordable solutions, and other relevant considerations. In view of those and other considerations, as well as the long-term nature of this Agreement, you agree that we have the right to periodically set reasonable standards with respect to environmental, sustainability, and energy for the System through the Manual, and you agree to abide by those standards.

8.14

Innovations. You agree to disclose to us all ideas, concepts, methods, techniques and products conceived or developed by you, your affiliates, owners and/or employees during the term of this Agreement relating to the development and/or operation of the Goosehead Businesses. All such products, services, concepts, methods, techniques, and new information will be deemed to be our sole and exclusive property and works made-for-hire for

us. You hereby grant to us (and agree to obtain from your affiliates, owners, employees, and/or contractors), a perpetual, non-exclusive, and worldwide right to use any such ideas, concepts, methods, techniques and products in any businesses that we and/or our affiliates, franchisees and designees operate. We will have the right to use those ideas, concepts, methods, techniques, and/or products without making payment to you. You agree not to use or allow any other person or entity to use any such concept, method, technique or product without obtaining our prior written approval.

8.15

Performance Standards. You recognize that your active development of the Franchised Business is important to the effective development of the System and that we have entered into this Agreement in reliance upon your express obligation to actively implement the System. Therefore, you acknowledge and agree that, beginning six (6) months after the Commencement Date, and after notice to you, we will have the right to identify and implement quantitative operational performance standards (for example, the number of insurance policies written in a specific line of business or in the aggregate) upon which your development and active implementation of the System will be evaluated. If your performance under such standards fails to meet or exceed the performance of the lowest twenty-five percent (25%) of all franchised Goosehead Businesses operating under the System, as we determine, in any one (1) fiscal quarter of any fiscal year, we may elect to: (a) require you and such other of your employees, as we determine, to attend and complete to our satisfaction such additional training programs that we deem necessary; or (b) provide such on-site assistance and consultation as we deem necessary. In the event we provide any such additional training, assistance or consultation, you will be responsible for all costs and expenses for that training assistance or consultation, which may include a fee payable to us. If you fail to improve your performance under such standards by at least ten percent (10%), and fail to meet or exceed the performance of the lowest twenty-five percent (25%) of all franchised Goosehead Businesses operating under the System in each subsequent fiscal quarter we may, in our discretion, place your agency in default status, which may result in termination pursuant to Section 17.3 below.

8.16

Franchisee Advisory Council. We may establish an organization to facilitate communication between us and franchisees operating under the Proprietary Marks and the System (the “Franchisee Advisory Council”). In the event that we form the Franchisee Advisory Council, you agree to fully participate in the Franchisee Advisory Council if requested by us. The Franchisee Advisory Council may be terminated or dissolved by us at any time.

9	PROPRIETARY MARKS

9.1

Our Representations. We represent to you that we own (or have an appropriate license to) all right, title, and interest in and to the Proprietary Marks, and that we have taken (and will take) all reasonably necessary actions to preserve and protect the ownership and validity in, and of, the Proprietary Marks.

9.2	Your Agreement. With respect to your use of the Proprietary Marks, you agree that:

9.2.1

You will use only the Proprietary Marks that we have designated in writing, and you will use them only in the manner we have authorized and permitted in writing; and all items bearing the Proprietary Marks must bear the then-current logo.

9.2.2

You will use the Proprietary Marks only for the operation of the business franchised under this Agreement and only at the location authorized under this Agreement, or in franchisor-approved marketing for the business conducted at or from that location (subject to the other provisions of this Agreement).

9.2.3	Unless we otherwise direct you in writing to do so, you agree to operate and advertise the Franchised Business only under the name “Goosehead Insurance” without prefix or suffix.

9.2.4

During the term of this Agreement and any renewal of this Agreement, you will identify yourself (in a manner reasonably acceptable to us) as the owner of the Franchised Business in conjunction with any use of the Proprietary Marks, including uses on invoices, order forms, receipts, and contracts, as well as the display of a notice in such content and form and at such conspicuous locations on the premises of the Franchised Business as we may designate in writing.

9.2.5	Your right to use the Proprietary Marks is limited to such uses as are authorized under this Agreement, and any unauthorized use thereof will constitute an infringement of our rights.

9.2.6	You agree not to use the Proprietary Marks to incur any obligation or indebtedness on our behalf unless expressly authorized by this Agreement (i.e. to sell Approved Products and Services).

9.2.7	You agree not to use the Proprietary Marks:

9.2.7.1	as part of your corporate or other legal name;

9.2.7.2	as part of your identification in any e-mail address, domain name, or other electronic medium (except as otherwise provided in Section 14.10.3 below); and/or

9.2.7.3	in connection with any employment or H.R. documents (including employment applications, paychecks, pay stubs, and employment agreements.

9.2.8	You agree to execute any documents that we (or our affiliates) deem necessary to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability.

9.2.9	With respect to litigation involving the Proprietary Marks, the parties agree that:

9.2.9.1

You agree to promptly notify us of any suspected infringement of the Proprietary Marks, any known challenge to the validity of the Proprietary Marks, or any known challenge to our ownership of, or your right to use, the Proprietary Marks licensed under this Agreement. You acknowledge and agree that we will have the sole right to direct and control any administrative proceeding or litigation involving the Proprietary Marks, including any settlement thereof. We will also have the sole right, but not the obligation, to take action against uses by others that may constitute infringement of the Proprietary Marks.

9.2.9.2

If you used the Proprietary Marks in accordance with this Agreement, then we will defend you at our expense against any third party claim, suit, or demand involving the Proprietary Marks arising out of your use thereof. If you used the Proprietary Marks in a manner that does not comply with this Agreement, then we will still defend you, but at your expense, against such third party claims, suits, or demands.

9.2.9.3

We agree to reimburse you for your out-of-pocket travel costs in doing such acts and things, and you will bear the salary costs of your employees, and we will bear the costs of any judgment or settlement, unless such litigation is the result of your use of the Proprietary Marks in a manner that does not comply with this Agreement.

9.2.9.4

To the extent that such litigation is the result of your use of the Proprietary Marks in a manner inconsistent with the terms of this Agreement, then you agree to reimburse us (upon our request, which may be periodic and/or upon the conclusion of the proceedings) for the cost of such litigation and/or upon our written request, pay our legal fees directly (your obligation under this Section includes reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses, as well as the cost of any judgment or settlement).

9.2.9.5

If we undertake the defense or prosecution of any litigation or other similar proceeding relating to the Proprietary Marks, then you agree to sign any and all documents, and do those acts and things that may, in our counsel’s opinion, be necessary to carry out the defense or prosecution of that matter (including becoming a nominal party to any legal action).

9.3	Your Acknowledgements. You expressly understand and acknowledge that:

9.3.1	We own all right, title, and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them.

9.3.2	The Proprietary Marks are valid and serve to identify the System and those who are authorized to operate under the System.

9.3.3

Neither you nor any of your owners, principals, or other persons acting on your behalf will directly or indirectly contest the validity or our ownership of the Proprietary Marks, nor will you, directly or indirectly, seek to register the Proprietary Marks with any government agency (unless we have given you our express prior written consent to do so).

9.3.4	Your use of the Proprietary Marks does not give you any ownership interest or other interest in or to the Proprietary Marks, except the license granted by this Agreement.

9.3.5

Any and all goodwill arising from your use of the Proprietary Marks will inure solely and exclusively to our benefit, and upon expiration or termination of this Agreement and the license granted as part of this Agreement, there will be no monetary amount assigned as attributable to any goodwill associated with your use of our System or of our Proprietary Marks.

9.3.6	The right and license of the Proprietary Marks that we have granted to you under this Agreement is non-exclusive, and we therefore have the right, among other things:

9.3.6.1	To use the Proprietary Marks ourselves in connection with selling Services and products;

9.3.6.2	To grant other licenses for the Proprietary Marks, in addition to licenses we may have already granted to existing franchisees; and

9.3.6.3

To develop and establish other systems using the same or similar Proprietary Marks, or any other proprietary marks, and to grant licenses or franchises for those other marks without giving you any rights to those other marks.

9.4

Change to Marks. We reserve the right to substitute different Proprietary Marks for use in identifying the System and the businesses operating as part of the System if our currently owned Proprietary Marks no longer can be used, or if we determine, exercising our right to do so, that substitution of different Proprietary Marks will be beneficial to the System. In such circumstances, your right to use the substituted proprietary marks will be governed by (and pursuant to) the terms of this Agreement.

10	CONFIDENTIAL BRAND MANUALS

10.1

You Agree to Abide by the Manual. In order to protect our reputation and goodwill and to maintain high standards of operation under our Proprietary Marks, you agree to conduct your business in accordance with the written instructions that we provide, including the Manual. We will lend to you (or permit you to have access to) one (1) copy of our Manual, only for the term of this Agreement, and only for your use in connection with operating the Franchised Business during the term of this Agreement.

10.2

Format of the Manual. We will have the right to provide the Manual in any format we determine is appropriate (including paper and/or by making some or all of the Manual available to you only in electronic form, such as through an internet website or an extranet). If at any time we choose to provide the Manual electronically, you agree to immediately return to us any and all physical copies of the Manual that we have previously provided to you.

10.3	We Own the Manual. The Manual will at all times remain our sole property and you agree to promptly return the Manual when this Agreement expires or if it is terminated.

10.4	Confidentiality and Use of the Manual.

10.4.1

The Manual contains our proprietary information and you agree to keep the Manual confidential both during the term of this Agreement and after this Agreement expires and/or is terminated. You agree that, at all times, you will insure that your copy of the Manual will be available at the Franchised Business premises in a current and up-to-date manner. Whenever the Manual is not in use by authorized personnel, you agree to maintain secure access to the Manual at the premises of the Franchised Business, and you agree to grant only authorized personnel (as defined in the Manual) with access to the security protocols for the Manual.

10.4.2	You agree to never make any unauthorized use, disclosure, and/or duplication the Manual in whole or in part.

10.5

You Agree to Treat Manual as Confidential. You agree that at all times, you will treat the Manual, any other manuals that we create (or approve) for use in the operation of the Franchised Business, and the information contained in those materials, as confidential, and you also agree to use your best efforts to maintain such information as secret and confidential. You agree that you will never copy, duplicate, record, or otherwise reproduce those materials, in whole or in part, nor will you otherwise make those materials available to any unauthorized person.

10.6

Which Copy of the Manual Controls. You agree to keep your copy of the Manual only at the Franchised Business (and as provided in Section 10.4 above) and also to insure that the Manual are kept current and up to date. You also agree that if there is any dispute as to the contents of the Manual, the terms of the master copy of the Manual that we maintain in our home office will be controlling. Access to any electronic version of the Manual will also be subject to our reasonable requirements with respect to security and other matters, as described in Section 14 below.

10.7

Revisions to the Manual. We have the right to revise the contents of the Manual whenever we deem it appropriate to do so, and you agree to make corresponding revisions to your copy of the Manual and to comply with each new or changed standard.

10.8

Modifications to the System. You recognize and agree that we may periodically change or modify the System and you agree to accept and use for the purpose of this Agreement any such change in the System (which may include, among other things, new or modified trade names, service marks, trademarks or copyrighted materials, new products, new techniques, as if they were part of this Agreement at the time when you and we signed this Agreement; provided the financial burden placed upon you is not substantial). You agree to make such expenditures and such changes or modifications as we may reasonably require pursuant to this Section and otherwise in this Agreement.

11	CONFIDENTIAL INFORMATION

11.1	Confidentiality.

11.1.1

You agree that you will not, during the term of this Agreement or at any time thereafter, communicate, divulge, or use (for yourself and/or for the benefit of any other person, persons, partnership, entity, association, or corporation) any Confidential Information that may be communicated to you or of which you may be apprised by virtue of your operation under the terms of this Agreement. You agree that you will divulge our Confidential Information only to those of your employees as must have access to it in order to operate the Franchised Business.

11.1.2

Any and all information, knowledge, know-how, and techniques that we designate as confidential will be deemed Confidential Information for purposes of this Agreement, except information that you can demonstrate came to your attention before disclosure of that information by us; or which, at or after the time of our disclosure to you, had become or later becomes a part of the public domain, through publication or communication by another party that has the right to publish or communicate that information.

11.1.3

Any employee who may have access to any Confidential Information regarding the Franchised Business must execute a covenant that the employee will maintain the confidentiality of information they receive in connection with their association with you. Such covenants must be on a form that we provide, which form will, among other things, designate us as a third party beneficiary of such covenants with the independent right to enforce them.

11.1.4

As used in this Agreement, the term “Confidential Information” includes, without limitation, our business concepts and plans, operating techniques, marketing methods, processes, vendor information, results of operations and quality control information, financial information, demographic and trade area information, market penetration techniques, plans, or schedules, the Manuals, customer lists, profiles, preferences, or statistics, itemized costs, franchisee composition, territories, and development plans, and all related trade secrets or other confidential or proprietary information treated as such by us, whether by course of conduct, by letter or report, or by the use of any appropriate proprietary stamp or legend designating such information or item to be confidential or proprietary, by any communication to such effect made prior to or at the time any Confidential Information is disclosed to you.

11.2

Consequences of Breach. You acknowledge and agree that any failure to comply with the requirements of this Section 11 will cause us irreparable injury, and you agree to pay all costs (including, without limitation, reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses) that we incur in obtaining specific performance of, or an injunction against violation of, the requirements of this Section 11.

12	ACCOUNTING, FINANCIAL AND OTHER RECORDS, AND INSPECTIONS

12.1	Accounting Records and Sales Reports.

12.1.1

With respect to the operation and financial condition of the Franchised Business, we will have the right to designate, and you agree to adopt, the fiscal year and interim fiscal periods that we decide are appropriate for the System.

12.1.2

With respect to the Franchised Business, you agree to maintain for at least seven (7) years during (as well as after) the term of this Agreement (and also after any termination and/or transfer), full, complete, and accurate books, records, and accounts prepared in accordance with generally accepted accounting principles and in the form and manner we have prescribed periodically in the Manual or otherwise in writing, including: (a) cash disbursements and weekly payroll journal and schedule; (b) monthly bank statements, daily deposit slips and cancelled checks; (c) all tax returns; (d) supplier’s invoices (paid and unpaid); (e) semi-annual fiscal period balance sheets and fiscal period profit and loss statements; (f) operational schedules; and (g) such other records that we may periodically and reasonably request.

12.1.3

We have the right to specify the accounting software and a common chart of accounts, and, if we do so, you agree to use that software and chart of accounts (and require your bookkeeper and accountant to do so) in preparing and submitting your financial statements to us. We have the right to require you to use only an approved bookkeeping service and an approved independent certified public accountant. You agree to provide to the accounting service provider complete and accurate information that we or the accounting service provider require, and agree that we will have full access to the data and information that you provide to the accounting service provider or through the designated program. Additionally, if you fail to comply with the accounting standards and requirements under this Agreement, we may require that you use an approved independent bookkeeper and/or independent accounting firm and/or services and programs.

12.1.4

Each Month, you agree to submit to us, in the form we specify and/or utilizing our Required Software, a report for the immediately preceding Month. You agree to submit the report to us by whatever method that we reasonably require (whether electronically through your use of our Required Software or otherwise) for our receipt no later than the times required under Section 4.3 above. You agree that if do not submit those reports to us in a timely manner, we will have the right to charge you for the costs that we incur in auditing your records.

12.2	Financial Statements.

12.2.1

You agree to provide us, at your expense, and in a format that we reasonably specify, a complete set of annual financial statements prepared on a review basis by an independent certified public accountant (as to whom we do not have a reasonable objection) within ninety (90) days after the end of each fiscal year of the Franchised Business during the term of this Agreement. Your financial statement must be prepared according to generally accepted accounting principles, include a fiscal year-end balance sheet, an income statement of the Franchised Business for that fiscal year reflecting all year-end adjustments, and a statement of changes in your cash flow reflecting the results of operations of the Franchised Business during the most recently completed fiscal year.

12.2.2

In addition, no later than the twentieth (20th) day after each Month (or, if we elect, other periodic time period) during the term of this Agreement after the opening of the Franchised Business, you will submit to us, in a format acceptable to us (or, at our election, in a form that we have specified): (a) a fiscal period and fiscal year-to-date profit and loss statement and a quarterly balance sheet (which may be unaudited) for the Franchised Business; and (b) upon request, reports of those income and expense items of the Franchised Business that we periodically specify for use in any revenue, earnings, and/or cost summary we choose to furnish to prospective franchisees (provided that we will not identify to prospective franchisees the specific financial results of the Franchised Business);

12.2.3	You must certify as correct and true all reports and information that you submit to us pursuant to this Section 12.2.

12.2.4

You agree that upon our request, and for a limited period of time, you will provide us (and/or our agents, such as our auditors) with passwords and pass codes necessary for the limited purpose of accessing your computer system in order to conduct the inspections specified in this Section 12. You also agree that you will change all passwords and pass codes after the inspection is completed.

12.3

Additional Information. You also agree to submit to us (in addition to the reports required pursuant to Section 12.1.4 above), for review or auditing, such other forms, reports, records, information, and data as and when we may reasonably designate, in the form and format, and at the times and places as we may reasonably require, upon request and as specified periodically in the Manual or otherwise in writing, including: (a) information in electronic format; (b) restated in accordance with our financial reporting periods; (c) consistent with our then-current financial reporting periods and accounting practices and standards; and/or (d) as necessary so that we can comply with reporting obligations imposed upon us by tax authorities with jurisdiction over the Franchised Business and/or our company. The reporting requirements of this Section 12.3 will be in addition to, and not in lieu of, the electronic reporting required under Section 14 below.

12.4

Our Right to Inspect Your Books and Records. We have the right at all reasonable times to examine, copy, and/or personally review or audit (at our expense) all of your sales receipts, books, records, and sales and income tax returns in person or through electronic access (at our option). We will also have the right, at any time, to have an independent audit made of your books and records. If an inspection should reveal that you have understated any payments in any report to us, then this will constitute a default under this Agreement, and you agree to immediately pay us the amount understated upon demand, in addition to interest from the date such amount was due until paid, at the rate of one and one-half percent (1.5%) per month (but not more than the maximum rate permitted by law, if any such maximum rate applies). If we conduct an inspection because you did not timely provide sales reports to us, or if an inspection discloses that you understated your sales, in any report to us (and/or underpaid your royalties), by three percent (3%) or more, or if you did not maintain and/or provide us with access to your records, then you agree (in addition to paying us the overdue amount and interest) to reimburse us for any and all costs and expenses we incur in connection with the inspection (including travel, lodging and wages expenses, and reasonable accounting and legal costs). These remedies will be in addition to any other remedies we may have. We may exercise our rights under this Section 12 directly or by engaging outside professional advisors (for example, a CPA) to represent us.

12.5

Operational Inspections. In addition to the provisions of Section 12.5 above, you also grant to us and our agents the right to enter upon the Franchised Business premises at any reasonable time for the purpose of conducting inspections, for among other purposes, preserving the validity of the Proprietary Marks, and verifying your compliance with this Agreement and the policies and procedures outlined in the Manual. You agree to cooperate with our representatives in such inspections by rendering such assistance as they may reasonably request; and, upon notice from us or from our agents (and without limiting our other rights under this Agreement), you agree to take such steps as may be necessary to correct immediately any deficiencies detected during any such inspection. You further agree to pay us our then-current per diem fee for our representative(s) and to reimburse us for our reasonable travel expenses if additional inspections at the Franchised Business are required when a violation has occurred and you have not corrected the violation, or if you did not provide us with your records or access to your records upon reasonable request that is permitted under this Agreement.

13	MARKETING

13.1

Marketing Activities and Funds. For each Month during the term of this Agreement, you agree to contribute an amount up to two percent (2%) of Gross Revenues to be allocated in the manner described in Section 13.2 below (the “Marketing Contribution”). The Marketing Contribution is payable and/or allocated in the manner and at the times required under Section 4.3 above (and as otherwise provided in this Section 13).

13.2	Allocation and Collection.

13.2.1	We have the right to allocate your Marketing Contribution in the proportion that we designate among the following:

13.2.1.1	the Brand Fund;

13.2.1.2

local marketing, which we may allocate between: (a) any regional marketing fund established for your area (a “Regional Fund”), as provided in Section 13.4 below (but we are not required to establish a Regional Fund for your area); and (b) funds that you will spend on local marketing and promotion.

13.2.2

We have the right to periodically make changes to the allocation of the Marketing Contribution as specified in Section 13.2.1 among those funds and/or local marketing and promotion, by giving you written notice of the change, and those changes will take effect at the end of that month.

13.2.3

No part of the Marketing Contribution (whether deposited in Brand Fund or a Regional Fund or designated for local marketing and promotional expenditures) shall be subject to refund or repayment under any circumstances.

13.3

Brand Fund. We have the right (but not the obligation) to establish, maintain, and administer a System wide marketing and promotional fund (the “Brand Fund”). If we establish a Brand Fund, then the following provisions will apply to that Brand Fund:

13.3.1

We (or our designee) will have the right to direct all marketing programs, with sole discretion over the concepts, materials, and media used in such programs and the placement and allocation thereof. You agree and acknowledge that the Brand Fund is intended to maximize general public recognition, acceptance, and use of the System; and that we and our designee are not obligated, in administering the Brand Fund, to make expenditures for you that are equivalent or proportionate to your contribution, or to ensure that any particular franchisee benefits directly or pro rata from expenditures by the Brand Fund.

13.3.2

The Brand Fund, all contributions to that fund, and any of that fund’s earnings, will be used exclusively to meet any and all costs of maintaining, administering, staffing, directing, conducting, preparing advertising, marketing, public relations and/or promotional programs and materials, and any other activities that we believe will enhance the image of the System (including, among other things, the costs of preparing and conducting marketing and media advertising campaigns on radio, television, cable, and other media; direct mail advertising; developing and implementing website, social networking/media, search optimization, and other electronic marketing strategies; marketing surveys and other public relations activities; employing marketing personnel (including salaries for personnel directly engaged in consumer-oriented marketing functions), advertising and/or public relations agencies to assist therein; purchasing and distributing promotional items, conducting and administering visual merchandising, point of sale, and other merchandising programs; engaging individuals as spokespersons and celebrity endorsers; purchasing creative content for local sales materials; reviewing locally-produced ads; preparing, purchasing and distributing door hangers, free-standing inserts, coupons, brochures, and trademarked apparel; market research; conducting sponsorships, sweepstakes and competitions; engaging mystery shoppers for Goosehead Businesses and their competitors; paying association dues (including the International Franchise Association), establishing third-party facilities for customizing local advertising; purchasing and installing signage; and providing promotional and other marketing materials and services to the Goosehead Businesses operated under the System).

13.3.3

You agree to make your Marketing Contribution to the Brand Fund in the manner specified in Section 4.3 above. The Brand Fund may also be used to make loans (at reasonable interest rates); and to provide rebates or reimbursements to franchisees for local expenditures on products, services, or improvements, approved in advance by us, which products, services, or improvements we deem, in our sole discretion, will promote general public awareness and favorable support for the System. All sums you pay to the Brand Fund will be maintained in an account separate from our other monies and will not be used to defray any of our expenses, except for such reasonable costs and overhead, if any, as we may incur in activities reasonably related to the direction and implementation of the Brand Fund and marketing programs for franchisees and the System. The Brand Fund and its earnings will not otherwise inure to our benefit. We or our designee will maintain separate bookkeeping accounts for the Brand Fund.

13.3.4	The Brand Fund is not and will not be our asset. We will prepare and make available to you upon reasonable request an annual statement of the operations of the Brand Fund as shown on our books.

13.3.5

Although once established the Brand Fund is intended to be of perpetual duration, we maintain the right to terminate the Brand Fund. The Brand Fund will not be terminated, however, until all monies in the Brand Fund have been expended for marketing purposes.

13.4

Regional Fund. We have the right to designate any geographical area for purposes of establishing a Regional Fund. If a Regional Fund for the geographic area in which the Franchised Business is located has been established at the time you commence operations under this Agreement, you must immediately become a member of such Regional Fund. If a Regional Fund for the geographic area in which the Franchised Business is located is established during the term of this Agreement, you must become a member of such Regional Fund within thirty (30) days after the date on which the Regional Fund commences operation. In no event will you be required to join more than one Regional Fund. The following provisions will apply to each such Regional Fund:

13.4.1	Each Regional Fund will be organized and governed in a form and manner, and will commence operations on a date, all of which we must have approved in advance, in writing.

13.4.2

Each Regional Fund will be organized for the exclusive purpose of administering regional marketing programs and developing, subject to our approval, standardized promotional materials for use by the members in regional marketing.

13.4.3

No marketing, advertising or promotional plans or materials may be used by a Regional Fund or furnished to its members without our prior approval, pursuant to the procedures and terms as set forth in Section 13.9 below.

13.4.4

Once you become a member of a Regional Fund, you must contribute to a Regional Fund pursuant to the allocation that we specify, as described in Section 13.2 above, at the time required under Section 4.3 above, together with such statements or reports that we, or the Regional Fund (with our prior written approval) may require. We also have the right to require that you submit your Regional marketing contributions and reports directly to us for distribution to the Regional Brand Fund.

13.4.5

A majority of the Goosehead Business owners in the Regional Fund may vote to increase the amount of each Goosehead Business owner’s contribution to the Regional Fund by up to an additional two percent (2%) of each Goosehead Business’s Gross Revenues. Voting will be on the basis of one vote per Goosehead Business, and each Goosehead Business that we operate in the region, if any, will have the same voting rights as those owned by our franchisees. You must contribute to the Regional Fund in accordance with any such vote by the Regional Fund to increase each Goosehead Business’s contribution as provided in this Section 13.4.5.

13.4.6	Although once established, each Regional Fund is intended to be of perpetual duration, we maintain the right to terminate any Regional Fund. A Regional Fund will not be terminated, however, until all monies in that Regional Fund have been expended for marketing purposes.

13.5

Local Marketing and Promotion. You must make Monthly expenditures on local marketing and promotion of the Franchised Business in such amounts as we may designate as part of the allocation of the Marketing Contribution specified in Section 13.2 above. As used in this Agreement, the term “local marketing and promotion” will consist only of the direct costs of purchasing and producing marketing materials (including camera ready advertising and point of sale materials), media (space or time), and those direct out of pocket expenses related to costs of marketing and sales promotion that you spend in your local market or area, advertising agency fees and expenses, postage, shipping, telephone, and photocopying; however, the parties expressly agree that local marketing may not include costs or expenses that you incur or that are spent on your behalf in connection with any of the following:

13.5.1

Salaries and expenses of your employees, including salaries or expenses for attendance at marketing meetings or activities, or incentives provided or offered to such employees, including discount coupons; and/or

13.5.2	Charitable or other contributions or donations.

13.6

Materials Available for Purchase. We may periodically make available to you for purchase marketing plans and promotional materials, including newspaper mats, coupons, merchandising materials, sales aids, point-of-purchase materials, special promotions, direct mail materials, community relations programs, and similar marketing and promotional materials for use in local marketing.

13.7

Standards. All of your local marketing and promotion must: (a) be in the media, and of the type and format, that we may approve; (b) be conducted in a dignified manner; and (c) conform to the standards and requirements that we may specify. You agree not to use any advertising, marketing materials, and/or promotional plans unless and until you have received our prior written approval, as specified in Section 13.9 below.

13.8

Our Review and Right to Approve All Proposed Marketing. For all proposed advertising, marketing, and promotional plans, you (or the Regional Fund, where applicable) must submit to us samples of such plans and materials (by means described in Section 24 below), for our review and prior written approval. If you (or the Regional Fund) have not received our written approval within fourteen (14) days after we have received those proposed samples or materials, then we will be deemed to have disapproved them. You acknowledge and agree that any and all copyright in and to advertising, marketing materials, and promotional plans developed by or on behalf of you will be our sole property, and you agree to sign such documents (and, if necessary, require your employees and independent contractors to sign such documents) that we deem reasonably necessary to give effect to this provision.

13.9

Rebates. You acknowledge and agree that periodic rebates, giveaways and other promotions and programs will, if and when we approve and adopt them, be an integral part of the System. Accordingly, you agree to honor and participate (at your expense) in reasonable rebates, giveaways, marketing programs, and other promotions that we establish and/or that other franchisees sponsor, so long as they do not violate regulations and laws of appropriate governmental authorities.

13.10	Considerations as to Charitable Efforts. You acknowledge and agree that certain associations between you and/or the Franchised Business and/or the Proprietary Marks

and/or the System, on the one hand, and certain political, religious, cultural or other types of groups, organizations, causes, or activities, on the other, however well-intentioned and/or legal, may create an unwelcome, unfair, or unpopular association with, and/or an adverse effect on, our reputation and/or the good will associated with the Proprietary Marks. Accordingly, you agree that you will not, without our prior written consent, take any actions that are, or which may be perceived by the public to be, taken in the name of, in connection or association with you, the Proprietary Marks, the Franchised Business, us, and/or the System involving the donation of any money, products, services, goods, or other items to, any charitable, political or religious organization, group, or activity.

13.11

Additional Marketing Expenditure Encouraged. You understand and acknowledge that the required contributions and expenditures are minimum requirements only, and that you may (and we encourage you to) spend additional funds for local marketing and promotion, which will focus on disseminating marketing directly related to your Franchised Business.

14	TECHNOLOGY

14.1	Computer Systems and Required Software. With respect to computer systems and required software:

14.1.1

We have the right to specify or require that certain brands, types, makes, and/or models of communications, computer systems, and hardware to be used by, between, or among Goosehead Businesses, and in accordance with our standards, including without limitation: (a) back office systems, data, audio, video (including managed video security surveillance), telephone, voice messaging, retrieval, and transmission systems for use at Goosehead Businesses, between or among Goosehead Businesses, and between and among the Franchised Business, and you, and us; (b) physical, electronic, and other security systems and measures; (c) printers and other peripheral devices; (d) archival back-up systems; (e) internet access mode (e.g., form of telecommunications connection) and speed; and (f) technology used to enhance and evaluate the customer experience (collectively, all of the above are referred to as the “Computer System”).

14.1.2

We will have the right, but not the obligation, to develop or have developed for us, or to designate: (a) computer software programs and accounting system software that you must use in connection with the Computer System (including applications, technology platforms, and other such solutions) (“Required Software”), which you must install; (b) updates, supplements, modifications, or enhancements to the Required Software, which you must install; (c) the media upon which you must record data; and (d) the database file structure of your Computer System. If we require you to use any or all of the above items, then you agree that you will do so.

14.1.3

You agree to install and use the Computer System and Required Software at your expense. You agree to pay us or third party vendors, as the case may be, initial and ongoing fees in order to install, maintain, and continue to use the Required Software, hardware, and other elements of the Computer System.

14.1.4

You agree to implement and periodically make upgrades and other changes at your expense to the Computer System and Required Software as we may reasonably request in writing (collectively, “Computer Upgrades”).

14.1.5	You agree to comply with all specifications that we issue with respect to the Computer System and the Required Software, and with respect to Computer

Upgrades, at your expense. You agree to afford us unimpeded access to your Computer System and Required Software, including all information and data maintained thereon, in the manner, form, and at the times that we request.

14.1.6	You also agree that we will have the right to approve or disapprove your use of any other technology solutions (including beacons and other tracking methodologies).

14.2	Data.

14.2.1

You agree that all data that you collect, create, provide, or otherwise develop on your Computer System (whether or not uploaded to our system from your system and/or downloaded from your system to our system) is and will be owned exclusively by us, and that we will have the right to access, download, and use that data in any manner that we deem appropriate without compensation to you.

14.2.2

You agree that all other data that you create or collect in connection with the System, and in connection with your operation of the Franchised Business (including customer lists and transaction data), is and will be owned exclusively by us during the term of, and after termination or expiration of, this Agreement.

14.2.3

In order to operate your Franchised Business under this Agreement, we hereby license use of such data back to you, at no additional cost, solely for the term of this Agreement and for your use in connection with operating the Franchised Business. You acknowledge and agree that except for the right to use the data under this clause, you will not develop or have any ownership rights in or to the data.

14.2.4

You agree to transfer to us all data (in the digital machine-readable format that we specify, and/or printed copies, and/or originals) promptly upon our request when made, whether periodically during the term of this Agreement, upon termination and/or expiration of this Agreement, any transfer of an interest in you, and/or a transfer of the Franchised Business.

14.3

Data Requirements and Usage. We may periodically specify in the Manual or otherwise in writing the information that you agree to collect and maintain on the Computer System installed at the Franchised Business, and you agree to provide to us such reports as we may reasonably request from the data so collected and maintained. In addition:

14.3.1	You agree to abide by all applicable laws pertaining to the privacy of consumer, employee, and transactional information (“Privacy Laws”).

14.3.2

You agree to comply with our standards and policies that we may issue (without any obligation to do so) pertaining to the privacy of consumer, employee, and transactional information. If there is a conflict between our standards and policies and Privacy Laws, you agree to: (a) comply with the requirements of Privacy Laws; (b) immediately give us written notice of such conflict; and (c) promptly and fully cooperate with us and our counsel in determining the most effective way, if any, to meet our standards and policies pertaining to privacy within the bounds of Privacy Laws.

14.3.3	You agree to not publish, disseminate, implement, revise, or rescind a data privacy policy without our prior written consent as to such policy.

14.3.4

You agree to implement at all times appropriate physical and electronic security as is necessary to secure your Computer System, including complex passwords that you change periodically, and to comply any standards and policies that we may issue (without obligation to do so) in this regard.

14.4

Extranet. You agree to comply with our requirements (as set forth in the Manual or otherwise in writing) with respect to establishing and maintaining telecommunications connections between your Computer System and our Extranet and/or such other computer systems as we may reasonably require. The term “Extranet” means a private network based upon Internet protocols that will allow users inside and outside of our headquarters to access certain parts of our computer network via the Internet. We may establish an Extranet (but are not required to do so or to maintain an Extranet). If we establish an Extranet, then you agree to comply with our requirements (as set forth in the Manual or otherwise in writing) with respect to connecting to the Extranet, and utilizing the Extranet in connection with the operation of your Franchised Business. The Extranet may include, without limitation, the Manual, training and other assistance materials, and management reporting solutions (both upstream and downstream, as we may direct). You agree to purchase and maintain such computer software and hardware (including telecommunications capacity) as may be required to connect to and utilize the Extranet. You agree to execute and deliver to us such documents as we may deem reasonably necessary to permit you to access the Extranet.

14.5

No Separate Online Sites. Unless we have otherwise approved in writing, you agree to neither establish nor permit any other party to establish an Online Site relating in any manner whatsoever to the Franchised Business or referring to the Proprietary Marks. We will have the right, but not the obligation, to provide one or more references or webpage(s), as we may periodically designate, within our Online Site. The term “Online Site” means one or more related documents, designs, pages, or other communications that can be accessed through electronic means, including the Internet, World Wide Web, webpages, microsites, social media and networking sites (e.g., Facebook, Twitter, LinkedIn, You Tube, Google Plus, Snapchat, Pinterest, Instagram, etc.), blogs, vlogs, applications to be used on mobile devices (e.g., iOS or Android apps), and other applications, etc. (whether they are now in existence or developed at some point in the future). However, if we give you our prior written consent to have some form of separate Online Site (which we are not obligated to approve), then each of the following provisions will apply:

14.5.1	You agree that you will not establish or use any Online Site without our prior written approval.

14.5.2	Any Online site owned or maintained by or for your benefit will be deemed “marketing” under this Agreement, and will be subject to (among other things) our approval under Section 13.9 above.

14.5.3

Before establishing any Online Site, you agree to submit to us, for our prior written approval, a sample of the proposed Online Site domain name, format, visible content (including, without limitation, proposed screen shots, links, and other content), and non-visible content (including, without limitation, meta tags, cookies, and other electronic tags) in the form and manner we may reasonably require.

14.5.4	You may not use or modify such Online Site without our prior written approval as to such proposed use or modification.

14.5.5	In addition to any other applicable requirements, you agree to comply with the standards and specifications for Online Sites that we may periodically prescribe in the Manual or otherwise in writing (including requirements pertaining to designating us as the sole administrator or co-administrator of the Online Site).

14.5.6	If we require, you agree to establish such hyperlinks to our Online Site and others as we may request in writing.

14.5.7	If we require you to do so, you agree to make weekly or other periodic updates to our Online Site to reflect information regarding specials and other promotions at your Franchised Business.

14.5.8

We may require you to make us the sole administrator (or co-administrator) of any social networking pages that you maintain or that are maintained on your behalf, and we will have the right (but not the obligation) to exercise all of the rights and privileges that an administrator may exercise.

14.6	Electronic Identifiers; E-Mail.

14.6.1

You agree not to use the Proprietary Marks or any abbreviation or other name associated with us and/or the System as part of any e-mail address, domain name, social network or social media name or address, and/or any other identification of you and/or your business in any electronic medium.

14.6.2

You agree not to transmit or cause any other party to transmit advertisements or solicitations by e-mail, text message, and/or other electronic method without obtaining our prior written consent as to: (a) the content of such electronic advertisements or solicitations; and (b) your plan for transmitting such advertisements. In addition to any other provision of this Agreement, you will be solely responsible for compliance with any laws pertaining to sending electronic communication including, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (known as the “CAN-SPAM Act of 2003”) and the Federal Telephone Consumer Protection Act. (As used in this Agreement, the term “electronic communication” includes all methods for sending communication electronically, whether or not currently invented or used, including without limitation e-mails, text messages, internet-based communication, and faxes.)

14.7

Outsourcing. You agree not to hire third party or outside vendors to perform any services or obligations in connection with the Computer System, Required Software, and/or any other of your obligations, without our prior written approval. Our consideration of any proposed outsourcing vendors may be conditioned upon, among other things, such third party or outside vendor’s entry into a confidentiality and indemnification agreement with us and you in a form that we may reasonably provide and the third party or outside vendor’s agreement to pay for all initial and ongoing costs related to interfaces with our computer systems. The provisions of this section are in addition to and not instead of any other provision of this Agreement. You agree not to install (and/or remove) any software or firmware from the Computer System without our prior written consent.

14.8

Telephone Service. You agree to use the telephone service for the Franchised Business that we may require, which may be one or more centralized vendors that we designate for that purpose. You agree that we may designate, and own, the telephone numbers for your Franchised Business.

14.9	Changes. You acknowledge and agree that changes to technology are dynamic and not predictable within the term of this Agreement. In order to provide for inevitable but unpredictable changes to technological needs and opportunities, you agree that we will have the right to establish, in writing, reasonable new standards for the implementation of technology in the System; and you agree to abide by those reasonable new standards we establish as this Section 14 were periodically revised by us for that purpose.

14.10

Electronic Communication – Including E-Mail, Fax, and Texts. You acknowledge and agree that exchanging information with us by electronic communication methods is an important way to enable quick, effective, and efficient communication, and that we are entitled to rely upon your use of electronic communications as part of the economic bargain underlying this Agreement. To facilitate the use of electronic communication to exchange information, you authorize the transmission of those electronic communications by us and our employees, vendors, and affiliates (on matters pertaining to the business contemplated under this Agreement) (together, “Official Senders”) to you during the term of this Agreement.

14.10.1

In order to implement the terms of this Section 14.10, you agree that: (a) Official Senders are authorized to send electronic communications to those of your employees as you may occasionally designate for the purpose of communicating with us and others; (b) you will cause your officers, directors, members, principals, managers, and employees (as a condition of their employment or position with you) to give their consent (in an electronic communication or in a pen-and-paper writing, as we may reasonably require) to Official Senders’ transmission of electronic communication to those persons, and that such persons may not opt-out, or otherwise ask to no longer receive electronic communication, from Official Senders during the time that such person works for or is affiliated with you; and (c) you will not opt-out, or otherwise ask to no longer receive electronic communications, from Official Senders during the term of this Agreement.

14.10.2

The consent given in this Section 14.10 will not apply to the provision of notices by either party under this Agreement using e-mail unless the parties otherwise agree in a pen-and-paper writing signed by both parties.

14.10.3

We may permit or require you to use a specific e-mail address (or address using another communications method) (for example, one that will contain a Top Level Domain Name that we designate, such as “john.jones@goosehead.com”) (the “Permitted E-mail Address”) in connection with the operation of the Franchised Business, under the standards that we set for use of that Permitted E-mail Address. You will be required to sign the form E-Mail authorization letter that we may specify for this purpose. If we assign you a Permitted E-mail Address, then you agree that you (and your employees) will use only that e-mail account for all business associated with your Franchised Business.

15	INSURANCE

15.1

Required Insurance Coverage. Before starting any activities or operations under this Agreement, you agree to procure and maintain in full force and effect during the term of this Agreement (and for such period thereafter as is necessary to provide the coverages required under this Agreement for events having occurred during the Term of this Agreement), at your expense, at least the following insurance policy or policies in connection with the Franchised Business or other facilities on premises, or by reason of the construction, operation, or occupancy of the Franchised Business or other facilities on premises. Such policy or policies must be written by an insurance company or companies we have approved, having at all times a rating of at least “A-” in the most recent Key Rating Guide published by the A.M. Best Company (or another rating that we reasonably designate if A.M. Best Company no longer publishes the Key Rating Guide) and licensed and admitted to do business in the state in which the Franchised Business is located, and must include, at a minimum (except that we may reasonably specify additional coverages and higher policy limits for all franchisees periodically in the Manual or otherwise in writing to reflect inflation, identification of new risks, changes in the law or standards of liability, higher damage awards and other relevant changes in circumstances), the following:

15.1.1

Commercial general liability insurance, including us, and any entity in which we have an interest and any entity affiliated with us and each of our members, managers, shareholders, directors, officers, partners, employees, servants and agents as additional insureds protecting against any and all claims for personal, bodily and/or property injury occurring in or about the Franchised Business and protecting against assumed or contractual liability under this Agreement with respect to the Franchised Business and your operations, with such policy to be placed with minimum limits of One Million Dollars ($1,000,000) combined single limit per occurrence and One Million Dollars ($1,000,000) general aggregate per location; provided, however, that at our election, such minimum limits may be periodically increased.

15.1.2

Professional indemnity insurance providing coverage for loss or damage arising out of an act or omission of the franchisee or its employees, minimum of $1,000,000 of coverage for every $5,000,000 of annual written premium by you with a floor of $1,000,000 of coverage and a maximum deductible of $25,000 allowed.

15.1.3

Business automobile liability insurance, including owned, non-owned and hired car coverage providing third party liability insurance, covering all licensed vehicles owned or operated by or on behalf of you, with limits of liability not less than One Million Dollars ($1,000,000) combined single limit for both bodily injury and property damage.

15.1.4

Statutory workers’ compensation insurance and employer’s liability insurance for a minimum limit equal to at least the greater of One Hundred Thousand Dollars ($100,000) or the amounts required as underlying by your umbrella carrier, as well as such other disability benefits type insurance as may be required by statute or rule of the state in which the Franchised Business is located.

15.1.5	Data theft and cybersecurity coverage.

15.1.6

Commercial umbrella liability insurance with limits which bring the total of all primary underlying coverages (commercial general liability, comprehensive automobile liability, and employers liability) to not less than Two Million Dollars ($2,000,000) total limit of liability. Such umbrella liability must provide at a minimum those coverages and endorsements required in the underlying policies.

15.1.7

Property insurance providing coverage for direct physical loss or damage to real and personal property for all risk perils, including the perils of flood and earthquake. Appropriate coverage must also be provided for business interruption/extra expense exposures, written on an actual loss sustained basis. The policy or policies must value property (real and personal) on a new replacement cost basis without deduction for depreciation and the amount of insurance must not be less than 90% of the full replacement value of the Franchised Business, its furniture, fixtures, equipment, and stock (real and personal property). Any deductibles contained in such policy will be subject to our review and approval.

15.1.8

If your Approved Location is located in a flood zone other than B, C or X, as determined by the Federal Emergency Management Agency, you must also obtain flood insurance coverage in the amount of the lesser of 90% of the replacement cost or the maximum coverage available from the National Flood Insurance Program.

15.1.9	Any other insurance coverage that is required by federal, state, or municipal law.

15.2

Endorsements. All policies listed in Section 15.1 above (unless otherwise noted below) must contain such endorsements as will, periodically, be provided in the Manual. All policies must waive subrogation as between us (and our insurance carriers) and you (and your insurance carriers).

15.3	Notices to us. In the event of cancellation, material change, or non-renewal of any policy, sixty (60) days’ advance written notice must be provided to us in the manner provided in Section 24 below.

15.4

Construction Coverages. In connection with all significant construction, reconstruction, or remodeling of the Franchised Business during the term of this Agreement, you agree to require the general contractor, its subcontractors, and any other contractor, to effect and maintain at general contractor’s and all other contractor’s own expense, such insurance policies and bonds with such endorsements as are set forth in the Manual, all written by insurance or bonding companies that we have approved, having a rating as set forth in Section 15.1 above.

15.5

Other Insurance Does Not Impact your Obligation. Your obligation to obtain and maintain the foregoing policy or policies in the amounts specified will not be limited in any way by reason of any insurance that we may maintain, nor will your performance of that obligation relieve you of liability under the indemnity provisions set forth in Section 21.4 below. Additionally, the requirements of this Section 15 will not be reduced, diminished, eroded, or otherwise affected by insurance that you carry (and/or claims made under that insurance) for other businesses, including other Goosehead Businesses that you (and/or your affiliates) operate under the System.

15.6

Additional Named Insured. All public liability and property damage policies except workers’ compensation must list us as an additional named insured, and must also contain a provision that we, although named as an insured, will nevertheless be entitled to recover under said policies on any loss occasioned to us or our servants, agents, or employees by reason of the negligence of you or your servants, agents, or employees.

15.7

Certificates of Insurance. At least thirty (30) days before the time you are first required to carry any insurance under this Agreement, and from then on, at least thirty (30) days before the expiration of any such policy, you agree to deliver to us certificates of insurance evidencing the proper coverage with limits not less than those required under this Agreement. All certificates must expressly provide that we will receive at least thirty (30) days’ prior written notice if there is a material alteration to, cancellation, or non-renewal of the coverages evidenced by such certificates. Additional certificates evidencing the insurance required by Section 15.1 above must name us, and each of our affiliates, directors, agents, and employees, as additional insured parties, and must expressly provide that any interest of same therein will not be affected by any breach by you of any policy provisions for which such certificates evidence coverage.

15.8	Proof of Coverage. In addition to your obligations under Section 15.7 above, on the first anniversary of the Effective Date, and on each subsequent anniversary of the Effective Date,

you agree to provide us with proof of insurance evidencing the proper coverage with limits not less than those required under this Agreement, in such form as we may reasonably require.

15.9

Coverages are Minimums. You acknowledge and agree that the specifications and coverage requirements in this Section 15 are minimums, and that we recommend that you review these with your own insurance advisors to determine whether additional coverage is warranted in the operation of your Franchised Business.

15.10

Changes. We will have the right, periodically, to make such changes in minimum policy limits and endorsements as we may determine are necessary or appropriate; provided, however, all changes will apply to all of our franchisees who are similarly situated.

16	TRANSFER OF INTEREST

16.1

By Us. We will have the right to transfer or assign this Agreement and all or any part of our rights or obligations under this Agreement to any person or legal entity, and any assignee of us, which assignee will become solely responsible for all of our obligations under this Agreement from the date of assignment.

16.2

Your Principals. If you are an entity, then each party that directly or indirectly holds any interest whatsoever in you (each, a “Principal”), and the interest that each Principal directly or indirectly holds in you, is identified in Exhibit C to this Agreement. You represent and warrant to us, and agree, that your owners are accurately set forth on Exhibit C to this Agreement, and you also agree not to permit the identity of those owners, or their respective interests in you, to change without complying with this Agreement.

16.3

Principals. We will have a continuing right to designate any person or entity that owns a direct or indirect interest in you as a Principal, and Exhibit C will be so amended automatically upon written notice to you.

16.4

By You. You understand and acknowledge that the rights and duties set forth in this Agreement are personal to you, and that we have granted this franchise in reliance on your (or your Principals’) business skill, financial capacity, and personal character. Accordingly:

16.4.1	You agree not to make a transfer (and not to permit any other party to make a transfer) without our prior written consent.

16.4.1.1

As used in this Agreement, the term “transfer” is agreed to mean any sale, assignment, conveyance, pledge, encumbrance, merger, creation of a security interest in, and/or giving away of any direct or indirect interest in: (a) this Agreement; (b) you; (c) any or all of your rights and/or obligations under this Agreement; and/or (d) all or substantially all of the assets of the Franchised Business.

16.4.1.2

Any purported assignment or transfer not having our prior written consent as required by this Section 16 will be null and void and will also constitute a material breach of this Agreement, for which we may immediately terminate this Agreement without opportunity to cure, pursuant to Section 17.2.5 below.

16.4.2	If you are an entity (other than a partnership or a limited liability partnership), then you agree that: (a) without our prior written approval, you will not issue any voting securities or interests, or securities or interests convertible into voting securities; and (b) the recipient of any such security or other interest will become a Principal under this Agreement, if we designate them as such.

16.4.3

If you are a partnership or limited liability partnership, then the partners of that partnership will not, without our prior written consent, admit additional general partners, remove a general partner, or otherwise materially alter the powers of any general partner. Each general partner in such a partnership will automatically be deemed to be a Principal.

16.4.4	Principals must not, without our prior written consent, transfer, pledge, and/or otherwise encumber their interest in you.

16.5

Transfer Conditions. We will not unreasonably withhold any consent required by Section 16.4 above; provided, that if you propose to transfer your obligations under this Agreement or any material asset, or if any party proposes to transfer any direct or indirect interest in you, then we will have the right to require that you satisfy any or all of the following conditions before we grant our approval to the proposed transfer:

16.5.1

The transferor must have executed a general release, in a form satisfactory to us, of any and all claims against us and our affiliates, successors, and assigns, and their respective officers, directors, members, managers, shareholders, partners, agents, representatives, servants, and employees in their corporate and individual capacities including, without limitation, claims arising under this Agreement, any other agreement between you and us, and/or our respective affiliates, and federal, state, and local laws and rules.

16.5.2

The transferee of a Principal will be designated as a Principal and each transferee who is designated a Principal must enter into a written agreement, in a form satisfactory to us, agreeing to be bound as a Principal under the terms of this Agreement as long as such person or entity owns any interest in you; and, if your obligations were guaranteed by the transferor, the Principal must guarantee the performance of all such obligations in writing in a form satisfactory to us.

16.5.3

The proposed new Principals (after the transfer) must meet our educational, managerial, and business standards; each must possess a good moral character, business reputation, and credit rating; have the aptitude and ability to operate the Franchised Business, as may be evidenced by prior related business experience or otherwise; and have adequate financial resources and capital to operate the Franchised Business.

16.5.4

We will have the right to require that the transferee execute, for a term ending on the expiration date of this Agreement, the form of franchise agreement that we are then offering to new System franchisees, and such other ancillary agreements that we may require for the business franchised under this Agreement, and those agreements will supersede this Agreement and its ancillary documents in all respects, and the terms of which may differ from the terms of this Agreement including, without limitation, a higher royalty and marketing fee.

16.5.5

If we request, then you must conduct Remodeling to conform to the then-current standards and specifications of new Goosehead Businesses then-being established in the System, and you agree to complete the upgrading and other requirements specified above in Section 8.8.2 within the time period that we specify.

16.5.6

You agree to pay in full all of your monetary obligations to us and our affiliates, and to all vendors (whether arising under this Agreement or otherwise), and you must not be otherwise in default of any of your obligations under this Agreement (including your reporting obligations).

16.5.7

The transferor must remain liable for all of the obligations to us in connection with the Franchised Business that arose before the effective date of the transfer, and any covenants that survive the termination or expiration of this Agreement, and must execute any and all instruments that we reasonably request to evidence such liability.

16.5.8

A Principal of the transferee whom we designate to be a new Operating Principal, and those of the transferee’s Managers and Producers as we may require, must successfully complete (to our satisfaction) all training programs that we require upon such terms and conditions as we may reasonably require (and while we will not charge a fee for attendance at such training programs, the transferee will be responsible for the salary and all expenses of the person(s) that attend training).

16.5.9

You agree to pay us a transfer fee to compensate us for our legal, accounting, training, and other expenses incurred in connection with the transfer. The transfer fee will be in an amount equal to fifteen percent (15%) of your Initial Franchise Fee if you complete a transfer (as defined in this Section) to another franchisee currently operating within the System with a manager that has successfully completed all of our training programs then in effect. If you complete a transfer (as defined in this Section) to an individual or entity not currently operating within the System, then the transfer fee shall be one hundred percent (100%) of your Initial Franchise Fee. If any party has engaged a broker with respect to the transfer, you must also pay (or ensure the buyer’s payment of) any applicable commission to the broker in connection with the transfer. You are not required to pay to us a transfer fee (although you must reimburse us for the legal and accounting costs and expenses we incur) for the following transfers: (a) for the convenience of ownership, (b) to members of transferor’s immediate family, or (c) to an individual employed by you in connection with the Franchised Business for at least twenty four (24) consecutive months before the transfer. The waiver of a transfer fee for certain transfers does not waive any other requirements of this Section 16, including, without limitation, the requirement that all transferees obtain our approval and meet our standards as described in Section 16.5.3 above.

16.5.10	The transferor must acknowledge and agree that the transferor will remain bound by the covenants contained in Sections 19.3 – 19.5 below.

16.5.11

If the transfer involves the sale of all or any part of your book of insurance business (including Commissions payable in connection with that business), then upon completion of the transfer this Agreement shall terminate and the transferee must enter into a new form of franchise agreement that we are then offering to new System franchisees, for a term ending on the expiration date of this Agreement, and such other ancillary agreements that we may require for the business franchised under this Agreement.

16.6

Death or Incapacity. Upon the death or mental incapacity of any person with an interest in this Agreement, in Franchisee, in the Franchised Business, or in all or substantially all of the assets of the Franchised Business:

16.6.1

The executor, administrator, or personal representative of such person will transfer such interest to a third party approved by us within six (6) months after such death or mental incapacity. Such transfers, including, without limitation, transfers by devise or inheritance, will be subject to the same conditions as any inter vivos transfer. In the case of transfer by devise or inheritance, if the heirs or beneficiaries of any such person are unable to meet the conditions in this Section 16, the executor, administrator, or personal representative of the decedent will transfer the decedent’s interest to another party approved by us within a reasonable time, which disposition will be subject to all the terms and conditions for transfers contained in this Agreement. If the interest is not disposed of within a reasonable time, we may terminate this Agreement, pursuant to Section 17.2 below. Any transfer subject to this section which is made in accordance with a succession plan approved in advance by us will be deemed approved for the purposes of this Section 16.6.1. We will not unreasonably withhold any approvals required by this Section 16.6;

16.6.2

We will have the right to take such steps as are necessary to manage the Franchised Business for your account until such time as a transfer can be completed pursuant to Section 16.6.1. You further grant to us the right to receive a reasonable fee for such services and reimbursement for our expenses in connection with such services.

16.6.3	Our Right to Purchase Business Upon Death or Incapacity.

16.6.3.1

After your death or mental incapacity (or your principal’s death or mental incapacity if franchisee is an entity), if the transfer of interest described in Section 16.6.1 has not occurred within six (6) months after such death or mental incapacity, we will have the option, but not the obligation, to purchase your interest in the Franchised Business. Such interest may include all rights of yours under this Agreement and all rights of yours in the lists of customers, prospects and policyholders and all business records and information regarding those customers, prospects and policyholders, including the name and address of the applicant or policyholder and the date of expiration and policy limits of any insurance policy or renewal, rights to solicit the customers, prospects and policyholders for the sale of insurance products and renewal of policyholders’ current policies, rights to new, renewal or other commissions and compensation from the insurance carriers or their agents, book of business, furniture, fixtures, equipment and the rights under the lease for the Approved Location. We may elect not to include the furniture, fixtures, equipment and the rights under the lease for the Approved Location in that purchase. If we intend to exercise this option, we will notify you (or your appropriate legal representative) within thirty (30) days of the date we learn of such death or mental incapacity.

16.6.3.2

For assets other than furniture, fixtures or equipment and the rights under the lease for the Approved Location, the purchase price will be an amount equal to one and one-half times the Commissions, net of Royalty Fees, received by the Franchised Business during the twelve (12) month period immediately preceding the closing of the purchase of the assets by us, but if we re-sell the assets purchased under this Section within six (6) months of our purchase, the purchase price will be calculated to be ninety percent (90%) of the price for which we re-sell the business (if more than the original purchase price). The purchase price will be reduced by any current and long-term liabilities of the Franchised Business assumed by us and any amounts due to us from you at the time of sale. The purchase price for furniture, fixtures, equipment and the rights under the lease for the Approved Location (if we elect to purchase these assets) will be the fair market value as you and we agree. If we and you (or your appropriate legal representative) cannot agree on the fair market value of such furniture, fixtures, equipment or the rights under the lease for the Approved Location, each party will select an independent appraiser who will each provide a written appraisal of such furniture, fixtures, equipment or rights under the lease for the Approved Location and we may elect to exercise the option granted hereunder by paying to you the average of the two appraisals. We will pay the purchase price to you in twelve (12) equal, monthly installments following the purchase, provided that you are in full compliance with the covenants contained in this Agreement. If, at any time during the twelve (12) months following our purchase of your assets, as described above, you breach any covenant contained in this Agreement (or any other agreement between you and us), our obligation to pay the monthly installments will immediately cease.

16.6.3.3

We may elect to exercise our option to purchase your interest in the Franchised Business by sending written notice of the election to you (or your appropriate legal representative). The election may exclude the purchase of the furniture, fixtures, equipment and rights under the lease for the Approved Location. The closing of the sale will occur within thirty (30) days after we exercise our option to purchase the Franchised Business or such later date as may be necessary to comply with applicable bulk sales or similar laws. At closing, we and you agree to sign and deliver all documents necessary to vest title in the assets purchased by us free and clear of all liens and encumbrances, except any assumed by us and/or to effectuate assignment of the lease for the Approved Location. You (or your appropriate legal representative) must cooperate fully and use your best efforts to acquire the landlord’s approval of the assignment of the lease for the Approved Location to us, if necessary. If the lease for the Approved Location cannot be assigned to us, you will agree to sublease the Approved Location to us on all the same terms and conditions as are contained in your lease and will cooperate fully and use your best efforts to acquire the landlord’s approval of the sublease, if necessary. We reserve the right to assign our option to purchase the Franchised Business or designate a substitute purchaser of the Franchised Business.

16.7

Consent to Transfer. Our consent to a transfer that is the subject of this Section 16 will not constitute a waiver of any claims that we may have against the transferring party, nor will it be deemed a waiver of our right to demand exact compliance with any of the terms of this Agreement by the transferor or transferee.

16.8

No Transfers to a Non-Franchisee Party to Operate a Similar Business. You agree that neither you nor any Principal of yours will transfer or attempt to transfer any or all of your Franchised Business to a third party who will operate a similar business at the Approved Location but not under the System and the Proprietary Marks, and not under a franchise agreement with us.

16.9

Bankruptcy Issues. If you or any person holding any interest (direct or indirect) in you become a debtor in a proceeding under the U.S. Bankruptcy Code or any similar law in the U.S. or elsewhere, it is the parties’ understanding and agreement that any transfer of you, your obligations, and/or rights under this Agreement, any material assets of yours, and/or any indirect or direct interest in you will be subject to all of the terms of this Section 16, including without limitation the terms of Sections 16.4, 16.5, and 16.6 above.

16.10

Securities Offers. All materials for an offering of stock, ownership, and/or partnership interests in you or any of your affiliates that are required by federal or state law must be submitted to us for review as described below before such materials are filed with any government agency. Any materials to be used in any exempt offering must be submitted to us for such review before their use.

16.10.1

You agree that: (a) no offering by you or any of your affiliates may imply (by use of the Proprietary Marks or otherwise) that we are participating in an underwriting, issuance, or offering of your securities or your affiliates; (b) our review of any offering will be limited solely to the relationship between you and us (and, if applicable, any of your affiliates and us); and (c) we will have the right, but not obligation, to require that the offering materials contain a written statement that we require concerning the limitations stated above.

16.10.2

You (and the offeror if you are not the offering party), your Principals, and all other participants in the offering must fully indemnify us and all of the Franchisor Parties (as defined in Section 21.5.2 below) in connection with the offering.

16.10.3

For each proposed offering, you agree to pay us a non-refundable fee of Ten Thousand Dollars ($10,000) or such greater amount as is necessary to reimburse us for our reasonable costs and expenses (including legal and accounting fees) for reviewing the proposed offering.

16.10.4

You agree to give us written notice at least thirty (30) days before the date that any offering or other transaction described in this Section 16.11 commences. Any such offering will be subject to all of the other provisions of this Section 16, including without limitation the terms set forth in Sections 16.4, 16.5, 16.6; and further, without limiting the foregoing, it is agreed that any such offering will be subject to our approval as to the structure and voting control of the offeror (and you, if you are not the offeror) after the financing is completed.

16.10.5

You also agree that after your initial offering, described above, for the remainder of the term of the Agreement, you will submit to us for our review and prior written approval all additional securities documents (including periodic reports, such as quarterly, annual, and special reports) that you prepare and file (or use) in connection with any such offering. You agree to reimburse us for our reasonable costs and expenses (including legal and accounting fees) that we incur in connection with our review of those materials.

17	DEFAULT AND TERMINATION

17.1

Automatic. If any one or more of the following events take place, then you will be deemed to be in default under this Agreement, and all rights granted in this Agreement will automatically terminate without notice to you: (a) if you become insolvent (meaning, you are unable to pay your debts as they fall due in the usual course of business) or make a general assignment for the benefit of creditors; (b) if a bill in equity or other proceeding for the appointment of a receiver for you or another custodian for your business or assets is filed and consented to by you; (c) if a receiver or other custodian (permanent or temporary) of your assets or property, or any part thereof, is appointed by any court of competent jurisdiction; (d) if proceedings for a composition with creditors under any state or federal law is instituted by or against you;

(e) if a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless unappealed or a supersedeas bond is filed); (f) if you are dissolved; or if execution is levied against your business or property; (g) if suit to foreclose any lien or mortgage against the Franchised Business premises or equipment is instituted against you and not dismissed within thirty (30) days; and/or (h) if the real or personal property of your Franchised Business will be sold after levy thereupon by any sheriff, marshal, or constable.

17.2

With Notice. If any one or more of the following events occur, then you will be in default under this Agreement, and we will have the right to terminate this Agreement and all rights granted under this Agreement, without affording you any opportunity to cure the default, effective immediately upon the delivery of our written notice to you (in the manner provided in Section 24 below):

17.2.1

If you do not obtain an Approved Location for the Franchised Business within the time limits specified under the Site Selection Addendum, or if you do not construct and open the Franchised Business within the time limits specified in Sections 5.1 and 8.2 above, and within the requirements specified in Sections 5 and 8.2 above;

17.2.2

If you at any time cease to operate or otherwise abandon the Franchised Business for ten (10) consecutive business days (during which you are otherwise required to be open, and without our prior written consent to do so), or lose the right to possession of the premises, or otherwise forfeit the right to do or transact business in the jurisdiction where the Franchised Business is located (however, if through no fault of yours, the premises are damaged or destroyed by an event such that you cannot complete repairs or reconstruction within ninety (90) days thereafter, then you will have thirty (30) days after such event in which to apply for our approval to relocate and/or reconstruct the premises, which approval we will not unreasonably withhold);

17.2.3

If you or any of your Principals or Managers are convicted of a felony, a crime involving moral turpitude, or any other crime or offense that we believe is reasonably likely to have an adverse effect on the System, the Proprietary Marks, the goodwill associated therewith, or our interest therein;

17.2.4	If a threat or danger to public health or safety results from the construction, maintenance, or operation of the Franchised Business;

17.2.5	If you or any of your Principals purport to transfer any rights or obligations under this Agreement or any interest to any third party in a manner that is contrary to the terms of Section 16 above;

17.2.6	If you fail to comply with the requirements of Section 19 below;

17.2.7	If, contrary to the terms of Sections 10 or 11 above, you disclose or divulge the contents of the Manual or other confidential information that we provide to you;

17.2.8	If an approved transfer of an interest in you is not completed within a reasonable time, as required by Sections 16.7 above;

17.2.9	If you knowingly maintain false books or records, or submit any false reports (including information provided as part of your application for this franchise) to us;

17.2.10	If you commit three (3) or more defaults under this Agreement in any fifty-two (52) week period, whether or not each such default has been cured after notice;

17.2.11	If, after receipt of notice from us, you continue to sell any products or services from the Franchised Business that are not Approved Products or Services;

17.2.12	If you engage in any conduct or practice that is fraudulent, unfair, unethical, or a deceptive practice, or if you allow any of your Producers to operate dishonestly or carelessly;

17.2.13	If you misuse or misappropriate login information for access to insurance carrier websites or databases

17.2.14	If an insurance carrier terminates your ongoing business relationship, for cause;

17.2.15	If you or your Manager fails to successfully complete any required training programs to our reasonable satisfaction;

17.2.16	If your Franchised Business uses or sells any Prohibited Products or Services; and/or

17.2.17

If you make any unauthorized or improper use of the Proprietary Marks, or if you or any of your Principals use the Proprietary Marks in a manner that we do not permit (whether under this Agreement and/or otherwise) or that is inconsistent with our direction, or if you or any of your Principals directly or indirectly contest the validity of our ownership of the Proprietary Marks, our right to use and to license others to use the Proprietary Marks, or seek to (or actually do) register any of our Proprietary Marks with any agency (public or private) for any purpose without our prior written consent to do so.

17.3	With Notice and Opportunity to Cure.

17.3.1

Except as otherwise provided above in Sections 17.1 and 17.2 above, if you are in default of your obligations under this Agreement or the Manual, then we may terminate this Agreement by giving you written notice of termination (in the manner provided under Section 24 below) stating the nature of the default at least thirty (30) days before the effective date of termination (or ten (10) days before the effective date of termination for (i) any failure to pay the Initial Franchise Fee or an installment thereof, or (ii) any failure to timely enter information into the agency management system as required by the Manual). You may, however, avoid termination by: (a) immediately initiating a remedy to cure such default; (b) curing the default to our satisfaction; and (c) promptly providing proof of the cure to us, all within the thirty (30) day period (or ten (10) day period, as applicable). If you do not cure any such default within the specified time (or such longer period as applicable law may require), then this Agreement will terminate without further notice to you effective immediately upon the expiration of the thirty (30) day period (or ten (10) day period, or such longer period as applicable law may require).

17.3.2

If you are in default under the terms of any other franchise agreement or other contract between you (and/or your affiliates) and us (and/or our affiliates), that will also constitute a default under Section 17.3.1 above.

17.4

Bankruptcy. If, for any reason, this Agreement is not terminated pursuant to this Section 17, and the Agreement is assumed, or assignment of the same to any person or entity who has made a bona fide offer to accept an assignment of the Agreement is contemplated, pursuant to the U.S. Bankruptcy Code, then notice of such proposed assignment or assumption, setting forth: (a) the name and address of the proposed assignee; and (b) all of the terms and conditions of the proposed assignment and assumption; must be given to us within twenty (20) days after receipt of such proposed assignee’s offer to accept assignment of the Agreement; and, in any event, within ten (10) days before the date application is made to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption. We will then have the prior right and option, to be exercised by notice given at any time before the effective date of such proposed assignment and assumption, to accept an assignment of the Agreement to us upon the same terms and conditions, and for the same consideration, if any, as in the bona fide offer made by the proposed assignee, less any brokerage commissions that may be payable by you out of the consideration to be paid by such assignee for the assignment of the Agreement.

17.5

Our Rights Instead of Termination. If we are entitled to terminate this Agreement in accordance with Sections 17.2 or 17.3 above, we will also have the right to take any lesser action instead of terminating this Agreement.

17.6

Reservation of Rights under Section 17.5. If any rights, options, or arrangements are terminated or modified in accordance with Section 17.5 above, such action will be without prejudice to our right to terminate this Agreement in accordance with Sections 17.2 or 17.3 above, and/or to terminate any other rights, options or arrangements under this Agreement at any time thereafter for the same default or as a result of any additional defaults of the terms of this Agreement.

17.7

Damages. You agree that you will pay us all damages, costs, and expenses (including reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses), that we incur as a result of any default by you under this Agreement and any other agreement between the parties (and their respective affiliates) (in addition to other remedies that we may have).

18	OBLIGATIONS UPON TERMINATION OR EXPIRATION

Upon termination or expiration of this Agreement, all rights granted under this Agreement to you will forthwith terminate, and all of the following will take effect:

18.1

Cease Operation. You agree to: (a) immediately and permanently stop operating the Franchised Business; and (b) never directly or indirectly represent to the public that you are a present or former franchisee of ours.

18.2

Stop Using Marks and Intellectual Property. You agree to immediately and permanently cease to use, in any manner whatsoever, all aspects of the System, including any confidential methods, procedures and techniques associated with the System, the mark “Goosehead Insurance” and any and all other Proprietary Marks, distinctive forms, slogans, signs, symbols, and devices associated with the System, and any and all other intellectual property associated with the System. Without limiting the foregoing, you agree to stop making any further use of any and all signs, marketing materials, displays, stationery, forms, and any other articles that display the Proprietary Marks.

18.3	Cancel Assumed Names. You agree to take such action as may be necessary to cancel any assumed name or equivalent registration which contains the mark “Goosehead Insurance”

and any and all other Proprietary Marks, and/or any other service mark or trademark of ours, and you will give us evidence that we deem satisfactory to provide that you have complied with this obligation within five (5) days after termination or expiration of this Agreement.

18.4

Premises. We will have the right (but not the obligation) to require you to assign to us any interest that you (and/or your affiliates) may have in the lease or sublease for the ground upon which the Franchised Business is operated and/or for the building in which the Franchised Business is operated.

18.4.1

If we do not elect or if we are unable to exercise any option we may have to acquire the lease or sublease for the premises of the Franchised Business, or otherwise acquire the right to occupy the premises, you will make such modifications or alterations to the premises operated under this Agreement (including, without limitation, the changing of the telephone number) immediately upon termination or expiration of this Agreement as may be necessary to distinguish the appearance of said premises from that of other Goosehead Businesses, and must make such specific additional changes thereto as we may reasonably request for that purpose. In addition, you will cease use of all telephone numbers and any domain names, websites, e-mail addresses, and any other print and online identifiers, whether or not authorized by us, that you have while operating the Franchised Business, and must promptly execute such documents or take such steps necessary to remove reference to the Franchised Business from all trade or business directories, including online directories, or at our request transfer same to us.

18.4.2

If you fail or refuse to comply with all of the requirements of this Section 18.4, then we (or our designee) will have the right to enter upon the premises of the Franchised Business, without being guilty of trespass or any other tort, for the purpose of making or causing to be made such changes as may be required, at your cost, which expense you agree to pay upon demand.

18.5

Our Option to Buy Your Assets. Within thirty (30) days after expiration or non-renewal under this Agreement and/or default under your lease/sublease for the premises, we shall buy from you (and/or your affiliates) all assets of the Franchised Business. This includes all rights of yours in prospects and policyholders and all business records and information regarding those customers, prospects and policyholders, including the name and address of the applicant or policyholder and the date of expiration and policy limits of any insurance policy or renewal, rights to solicit the customers, prospects and policyholders for the sale of insurance products and renewal of policyholders’ current policies, rights to new, renewal or other commissions and compensation from the insurance carriers or their agents, book of business, furniture, fixtures, and equipment. We may elect not to include the furniture, fixtures, equipment and the rights under the lease for the Approved Location in that purchase. We are not obligated to purchase the assets of the Franchised Business under any other circumstances, but we may offer to do so in our sole discretion.

18.5.1

For assets other than furniture, fixtures or equipment and the rights under the lease for the Approved Location, the purchase price will be an amount equal to one and one-half (1 1⁄2) times the Commissions, net of Royalty Fees, received by the Franchised Business during the twelve-month period immediately preceding the closing of the purchase of the assets by us. The purchase price will be reduced by any current and long-term liabilities of the Franchised Business assumed by us and any amounts due to us from you at the time of sale. The purchase price for furniture, fixtures, equipment and the rights under the lease for the Approved Location (if we elect to purchase these assets) will be the fair market value as you and we agree. If we and you cannot agree on the fair market value of such furniture, fixtures, equipment or the rights under the lease for the Approved Location, each party will select an independent appraiser who will each provide a written appraisal of such furniture, fixtures, equipment or rights under the lease for the Approved Location and we may elect to exercise the option granted hereunder by paying to you the average of the two appraisals. The total purchase price will be for the assets of the Franchised Business that we elect to purchase, which may not include the furniture, fixtures, equipment and rights under the lease for the Approved Location. We will pay the purchase price to you in twenty four (24) equal, monthly installments following the purchase, provided that you are in full compliance with the covenants contained in this Agreement. If, at any time during the twenty four (24) months following our purchase of your assets, as described above, you breach any covenant contained in this Agreement (or any other agreement between you and us), our obligation to pay the monthly installments will immediately cease. We have the right to offset amounts that you owe to us against any payment that we may be required to make pursuant to this Section 18.5.

18.5.2

The closing of the sale will occur within thirty (30) days after we exercise our option to purchase the Franchised Business or such later date as may be necessary to comply with applicable bulk sales or similar laws. At closing, we and you agree to sign and deliver all documents necessary to vest title in the assets purchased by us free and clear of all liens and encumbrances, except any assumed by us. We reserve the right to assign our repurchase rights described above or designate a substitute purchaser of the Franchised Business.

18.6

No Use of the Marks in Other Businesses. You agree, if you continue to operate or subsequently begin to operate any other business, that you will not use any reproduction, counterfeit copy, and/or colorable imitation of the Proprietary Marks, either in connection with such other business or the promotion thereof, which is likely to cause confusion, mistake, or deception, or which is likely to dilute our rights in and to the Proprietary Marks. You further agree not to use, in any manner whatsoever, any designation of origin, description, trademark, service mark, or representation that suggests or implies a past or present association or connection with us, the System, the equipment, and/or the Proprietary Marks.

18.7

Pay All Sums Due. You agree to promptly pay all sums owing to us and our affiliates (regardless whether those obligations arise under this Agreement or otherwise). In the event of termination for any of your defaults, those sums will include all damages, costs, and expenses (including without limitation reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses), that we incur as a result of the default.

18.8

Pay Damages. You agree to pay us all damages, costs, and expenses (including without limitation reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses) that we incur as a result of your default under this Agreement and/or subsequent to the termination or expiration of this Agreement in obtaining injunctive or other relief for the enforcement of any provisions of this Section 18, which will be in addition to amounts due to us under Section 18.11 below.

18.9

Return Confidential Information. You agree to immediately return to us the Manual, the Program Materials, and all other manuals, records, and instructions containing confidential information (including, without limitation, any copies thereof, even if such copies were made in violation of this Agreement), all of which are acknowledged to be our property.

18.10

Right to Enter and Continue Operations. In order to preserve the goodwill of the System following termination, we (or our designee) will have the right to enter the Franchised Business (without liability to you, your Principals, or otherwise) for the purpose continuing the Franchised Business’s operation and maintaining the goodwill of the business.

18.11

Lost Future Royalties. If we terminate this Agreement based on your default, or if you abandon or otherwise cease to operate the Franchised Business, in addition to all other amounts due to us under this Agreement, you agree to pay to us, as liquidated damages, an amount calculated as follows: (a) the average of your monthly Royalty Fees that are due under this Agreement for the twelve (12) months immediately before your abandonment or our delivery of the notice of default (or, if you have been operating for less than 12 months, the average of your monthly Royalty Fees for the number of months you have operated the Franchised Business); (b) multiplied by the lesser of 36 or the number of months remaining in the then-current term of this Agreement under Section 2.

18.12	Our Rights. You agree not to do anything that would potentially interfere with or impede the exercise of our rights under this Section 18.

18.13	Offsets. We have the right to offset amounts that you owe to us against any payment that we may be required to make under this Agreement.

19	COVENANTS

19.1

Full Time Efforts. You agree that during the term of this Agreement, except as we have otherwise approved in writing, you (or the Operating Principal or Manager) will devote full time, energy, and best efforts to the management and operation of the Franchised Business.

19.2	Understandings.

19.2.1

You acknowledge and agree that: (a) pursuant to this Agreement, you will have access to valuable trade secrets, specialized training and Confidential Information from us and our affiliates regarding the development, operation, management, purchasing, sales and marketing methods and techniques of the System; (b) the System and the opportunities, associations and experience we have established and that you will have access to under this Agreement are of substantial and material value; (c) in developing the System, we and our affiliates have made and continue to make substantial investments of time, technical and commercial research, and money; (d) we would be unable to adequately protect the System and its trade secrets and Confidential Information against unauthorized use or disclosure and would be unable to adequately encourage a free exchange of ideas and information among franchisees in our system if franchisees were permitted to hold interests in Competitive Businesses (as defined below); and (e) restrictions on your right to hold interests in, or perform services for, Competitive Businesses will not unreasonably or unnecessarily hinder your activities.

19.2.2	As used in this Section 19, the term “Competitive Business” is agreed to mean any property and/or casualty insurance distribution business.

19.3

Covenant Not to Compete or Engage in Injurious Conduct. Accordingly, you covenant and agree that, during the term of this Agreement and for a continuous period of two (2) years after the expiration or termination of this Agreement, and/or a transfer as contemplated in Section 16 above, you will not directly, indirectly, for yourself, or through, on behalf of, or in conjunction with any party, in any manner whatsoever, do any of the following:

19.3.1

Divert or attempt to divert any actual or potential business or customer of any Goosehead Business to any competitor or otherwise take any action injurious or prejudicial to the goodwill associated with the Marks and the System.

19.3.2

Employ or seek to employ any person who is then employed by us or any other Goosehead Business franchisee or developer, or otherwise directly or indirectly induce such person to leave his or her employment. In addition to any other rights and remedies available to us under this Agreement, in the event of a violation of this Section, we will have the right to require you to pay to us (or such other Goosehead Business developer or franchisee, as the case may be) an amount equal to three times the annual salary of the person(s) involved in such violation, plus an amount equal to our costs and attorney’s fees incurred in connection with such violation.

19.3.3

Own, maintain, develop, operate, engage in, franchise or license, make loans to, lease real or personal property to, be associated with, accept any compensation or remuneration from, and/or have any whatsoever interest in, or render services or give advice to, any Competitive Business.

19.4

Where Restrictions Apply. During the term of this Agreement, there is no geographical limitation on the restrictions set forth in Section 19.3 above. During the two-year period following the expiration, the non-renewal, or earlier termination of this Agreement, or a transfer as contemplated under Section 16 above, these restrictions will apply only within the city and county in which the Approved Location is situated. These restrictions will not apply to businesses that you operate that we (or our affiliates) have franchised to you pursuant to a valid franchise agreement.

19.5

Post-Term. You further covenant and agree that, for a continuous period of two (2) years after (1) the expiration of this Agreement, (2) the non-renewal of this Agreement, (3) the termination of this Agreement, and/or (4) a transfer as contemplated in Section 16 above:

19.5.1

you will not directly or indirectly, for yourself, or through, on behalf of, or in conjunction with any person, firm, partnership, corporation, or other entity, sell, assign, lease, and/or transfer the Approved Location to any person, firm, partnership, corporation, or other entity that you know, or have reason to know, intends to operate a Competitive Business at the Approved Location; and

19.5.2	you will not solicit, divert, or attempt to solicit or divert any actual or potential business or customer of the Franchised Business to any Competitive Business.

19.5.3

You agree that, by the terms of any conveyance, selling, assigning, leasing or transferring your interest in the Approved Location, you shall include these restrictive covenants as necessary to ensure that a Competitive Business that would violate this Section is not operated at the Approved Location for this two-year period, and you will take all steps necessary to ensure that these restrictive covenants become a matter of public record.

19.6

Periods of Non-Compliance. Any period of non-compliance with the requirements of this Section 19, whether such non-compliance takes place after termination, expiration, non-renewal, and/or a transfer, will not be credited toward satisfying the two-year obligation specified above.

19.7	Publicly-Held Entities. Section 19.3.3 above will not apply to your ownership of less than five percent (5%) beneficial interest in the outstanding equity securities of any publicly-held corporation. As used in this Agreement, the term “publicly-held corporation” will be deemed to refer to a corporation which has securities that have been registered under the Securities Exchange Act of 1934.

19.8

Personal Covenants. You agree to require and obtain execution of covenants similar to those set forth in Sections 9.3, 11, 16, 18 above, and this Section 19 (as modified to apply to an individual), from your Managers, Producers and other managerial and/or executive staff, as well as your Principals. The covenants required by this section must be in the form provided in Exhibit F to this Agreement. If you do not obtain execution of the covenants required by this section and deliver to us those signed covenants, that failure will constitute a default under Section 17.2.6 above.

19.9

Construction. The parties agree that each of the foregoing covenants will be construed as independent of any other covenant or provision of this Agreement. We have the right to reduce in writing the scope of any part of this Section 19 and, if we do so, you agree to comply with the obligations as we have reduced them.

19.10

Claims Not a Defense. You agree that the existence of any claims you may have against us, whether or not arising from this Agreement, will not constitute a defense to our enforcement of the covenants in this Section 19. You agree to pay all costs and expenses (including without limitation reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses) that we incur in connection with the enforcement of this Section 19.

19.11

Covenant as to Anti-Terrorism Laws. You and the owners of your business (“Owners”) agree to comply with and/or to assist us to the fullest extent possible in our efforts to comply with Anti-Terrorism Laws (as defined below). In connection with such compliance, you and the Owners certify, represent, and warrant that none of their respective property or interests are “blocked” under any of the Anti-Terrorism Laws and that neither you nor any of the Owners are in violation of any of the Anti-Terrorism Laws. You also agree not to knowingly hire or do business with (or continue to employ or do business with) any party who is blocked under any of the Anti-Terrorism Laws. The term “Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, as supplemented, the USA PATRIOT Act, and all other laws and regulations addressing or in any way relating to terrorist acts and/or acts of war.

19.12

Defaults. You acknowledge and agree that your violation of the terms of this Section 19 would result in irreparable injury to us for which no adequate remedy at law may be available, and you accordingly consent to the issuance of an injunction prohibiting any conduct in violation of the terms of this Section 19.

20	TAXES, PERMITS, AND INDEBTEDNESS

20.1

Payment of Taxes. You agree to promptly pay when due all taxes levied or assessed, including, without limitation, unemployment and sales taxes, and all accounts and other indebtedness of every kind that you incur in the conduct of the business franchised under this Agreement. You agree to pay us an amount equal to any sales tax, gross receipts tax, or similar tax imposed on us with respect to any payments that you make to us as required under this Agreement, unless the tax is credited against income tax that we otherwise pay to a state or federal authority.

20.2

Payment of Trade Creditors. You agree to promptly pay when due all trade creditors and vendors (including any that are affiliated with us) that supply goods or services to you and/or the Franchised Business.

20.3

Your Right to Contest Liabilities. If there is a bona fide dispute as to your liability for taxes assessed or other indebtedness, you may contest the validity or the amount of the tax or indebtedness in accordance with procedures of the taxing authority or applicable law; however, in no event will you permit a tax sale or seizure by levy of execution or similar writ or warrant, or attachment by a creditor, to occur against the premises of the Franchised Business, or any improvements thereon.

20.4

Compliance with Law. You agree to comply with all federal, state, and local laws, rules, and regulations, and to timely obtain any and all permits, certificates, or licenses necessary for the full and proper conduct of the business franchised under this Agreement, including, without limitation, licenses to do business, health certificates, fictitious name registrations, sales tax permits, and fire clearances. To the extent that the requirements of any such laws are in conflict with the terms of this Agreement, the Manual, or our other instructions, you agree to: (a) comply with said laws; (b) immediately provide us with written notice describing the nature of the conflict; and (c) cooperate with us and our counsel in developing a way to comply with the terms of this Agreement, as well as applicable law, to the extent that it is possible to do so.

20.5

Notice of Violations and Actions. You agree to notify us in writing within five (5) days after: (a) you receive notice of any health or safety violation, the commencement of any action, suit, or proceeding, and of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, (b) the occurrence of any accident or injury which may adversely affect the operation of the Franchised Business or your financial condition, or give rise to liability or a claim against either party to this Agreement, or (c) the discovery of any facts that may give rise to a professional liability claim against either party to this Agreement.

21	INDEPENDENT CONTRACTOR AND INDEMNIFICATION

21.1	Independent Contractor Relationship. The parties acknowledge and agree that:

21.1.1	this Agreement does not create a fiduciary relationship between them;

21.1.2

you are the only party that will be in day-to-day control of your franchised business, even though we will share the brand and Proprietary Marks as specified in this Agreement, and neither this Agreement nor any of the systems, guidance, computer programs, processes, or requirements under which you operate alter that basic fact;

21.1.3

nothing in this Agreement and nothing in our course of conduct is intended to make either party an agent, legal representative, subsidiary, joint venturer, partner, employee, or servant of the other for any purpose whatsoever; and

21.1.4

neither this Agreement nor our course of conduct is intended, nor may anything in this Agreement (nor our course of conduct) be construed, to state or imply that we are the employer of your employees and/or independent contractors, nor vice versa

21.2

Notice of Status. At all times during the term of this Agreement and any extensions hereof, you will hold yourself out to the public as an independent contractor operating the business pursuant to a franchise from us. You agree to take such action as may be necessary to do so, including, without limitation, exhibiting a notice of that fact in a conspicuous place at the Approved Location, the content of which we reserve the right to specify.

21.3

No Contracts in our Name. It is understood and agreed that, except as may be necessary for you to provide Products or Services to customers using the Proprietary Marks, nothing in this Agreement authorizes you to make any contract, agreement, warranty, or representation on our behalf, or to incur any debt or other obligation in our name; and that we will in no event assume liability for, or be deemed liable under this Agreement as a result of, any such action; nor will we be liable by reason of any act or omission in your conduct of the Franchised Business or for any claim or judgment arising therefrom against either party to this Agreement.

21.4

Indemnification. You agree to indemnify and hold harmless each of the Franchisor Parties against any and all Damages arising directly or indirectly from any Asserted Claim as well as from your breach of this Agreement. Your indemnity obligations will survive the expiration or termination of this Agreement, and will not be affected by the presence of any applicable insurance policies and coverages that we may maintain.

21.5	Definitions. As used in Section 21.4 above, the parties agree that the following terms will have the following meanings:

21.5.1

“Asserted Claim” means any allegation, claim or complaint that is the result of, or in connection with, your exercise of your rights and/or carrying out of your obligations under this Agreement (including any claim associated with your operation of the Franchised Business or otherwise), or any default by you under this Agreement, notwithstanding any claim that any Franchisor Party was or may have been negligent.

21.5.2	“Franchisor Parties” means us, our shareholders, parents, subsidiaries, and affiliates, and their respective officers, directors, employees, and agents.

21.5.3

“Damages” means all claims, demands, causes of action, suits, damages, liabilities, fines, penalties, assessments, judgments, losses, and expenses (including without limitation expenses, costs and lawyers’ fees incurred for any indemnified party’s primary defense or for enforcement of its indemnification rights).

22	FORCE MAJEURE

22.1

Impact. Neither party will be responsible to the other for non-performance or delay in performance occasioned by causes beyond its control, including without limiting the generality of the foregoing: (a) acts of nature; (b) acts of war, terrorism, or insurrection; (c) strikes, lockouts, labor actions, boycotts, floods, fires, hurricanes, tornadoes, and/or other casualties; and/or (d) our inability (and that of our affiliates and/or suppliers) to manufacture, purchase, and/or cause delivery of any services or products used in the operation of the Franchised Business.

22.2

Transmittal of Funds. The inability of either party to obtain and/or remit funds will be considered within control of such party for the purpose of Section 22.1 above. If any such delay occurs, any applicable time period will be automatically extended for a period equal to the time lost; provided, however, that the party affected makes reasonable efforts to correct the reason for such delay and gives to the other party prompt notice of any such delay; and further provided, however, that you will remain obligated to promptly pay all fees owing and due to us under this Agreement, without any such delay or extension.

23	APPROVALS AND WAIVERS

23.1

Request for Approval. Whenever this Agreement requires our prior approval or consent, you agree to make a timely written request to us therefor, and such approval or consent must be obtained in writing.

23.2

No Warranties or Guarantees. You acknowledge and agree that we make no warranties or guarantees upon which you may rely, and that we assume no liability or obligation to you, by providing any waiver, approval, consent, or suggestion to you in connection with this Agreement, or by reason of any neglect, delay, or denial of any request therefor.

23.3

No Waivers. No delay, waiver, omission, or forbearance on our part to exercise any right, option, duty, or power arising out of any breach or default by you or any other franchisee under any of the terms, provisions, covenants, or conditions of this Agreement, and no custom or practice by the parties at variance with the terms of this Agreement, will constitute our waiver of our right to enforce any such right, option, duty, or power as against you, or as to subsequent breach or default by you. If we accept late payments from you or any payments due, that will not be deemed to be our waiver of any earlier or later breach by you of any terms, provisions, covenants, or conditions of this Agreement. No course of dealings or course of conduct will be effective to amend the terms of this Agreement.

24	NOTICES

Any and all notices required or permitted under this Agreement must be in writing and must be personally delivered, sent by certified U.S. mail, or by other means which affords the sender evidence of delivery, of rejected delivery, or attempted delivery to the respective parties at the addresses shown on the signature page of this Agreement, unless and until a different address has been designated by written notice to the other party. Any notice by a means that gives the sender evidence of delivery, rejected delivery, or delivery that is not possible because the recipient moved and left no forwarding address will be deemed to have been given at the date and time of receipt, rejected, and/or attempted delivery. The Manual, any changes that we make to the Manual, and/or any other written instructions that we provide relating to operational matters, are not considered to be “notices” for the purpose of the delivery requirements in this Section 24.

25	ENTIRE AGREEMENT AND AMENDMENT

25.1

Entire Agreement. This Agreement and the exhibits referred to in this Agreement constitute the entire, full, and complete Agreement between the parties to this Agreement concerning the subject matter hereof, and supersede all prior agreements. The parties confirm that: (a) they were not induced by any representations other than the words of this Agreement (and the FDD) before deciding whether to sign this Agreement; and (b) they relied only on the words printed in this Agreement in deciding whether to enter into this Agreement. However, nothing in this Section is intended as, nor will it be interpreted to be, a disclaimer by us of any representation made in our Franchise Disclosure Document (“FDD”), including the exhibits and any amendments to the FDD.

25.2

Amendment. Except for those changes that we are permitted to make unilaterally under this Agreement, no amendment, change, or variance from this Agreement will be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

26	SEVERABILITY AND CONSTRUCTION

26.1

Introductory Paragraphs. The parties agree that the introductory paragraphs of this Agreement, under the heading “Introduction,” are accurate, and the parties agree to incorporate those paragraphs into the text of this Agreement as if they were printed here.

26.2

Severability. Except as expressly provided to the contrary herein, each portion, section, part, term, and/or provision of this Agreement will be considered severable; and if, for any reason, any section, part, term, and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such will not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms, and/or provisions of this Agreement as may remain otherwise intelligible; and the latter will continue to be given full force and effect and bind the parties hereto; and said invalid portions, sections, parts, terms, and/or provisions will be deemed not to be a part of this Agreement.

26.3

No Third Party Rights. Except as expressly provided to the contrary herein, nothing in this Agreement is intended, nor will be deemed, to confer upon any person or legal entity other than you, we, and such of our respective successors and assigns as may be contemplated (and, as to you, permitted) by Section 16.4 above, any rights or remedies under or by reason of this Agreement.

26.4

Captions Don’t Amend Terms. All captions in this Agreement are intended solely for the convenience of the parties, and no caption will be deemed to affect the meaning or construction of any provision hereof.

26.5	Including. The parties agree that when used in this Agreement, the terms “includes” and “including” means “including but not limited to”.

26.6

Survival. All provisions of this Agreement which, by their terms or intent, are designed to survive the expiration or termination of this Agreement, will so survive the expiration and/or termination of this Agreement.

26.7

How We Exercise Our Rights. Although we may exercise any of our rights, carry out any of our obligations, or otherwise discharge any of our duties under this Agreement directly, through the use of employees, independent contractors, professional advisors (for example, a CPA), or otherwise, we will still remain responsible for the proper performance of our obligations to you under this Agreement.

26.8	Expenses. Each party will bear all of the costs of exercising its rights and carrying out its responsibilities under this Agreement, except as otherwise provided.

26.9

Counterparts. This Agreement may be signed in counterparts, and signature pages may be exchanged by fax, each such counterpart, when taken together with all other identical copies of this Agreement also signed in counterpart, will be considered as one complete Agreement.

27	APPLICABLE LAW AND DISPUTE RESOLUTION

27.1

Choice of Law. This Agreement takes effect when we accept and sign this document. This Agreement will be interpreted and construed exclusively under the laws of the State of Texas, which laws will prevail in the event of any conflict of law (without regard to, and without giving effect to, the application of Texas choice-of-law rules); provided, however, that if the covenants in Section 19 of this Agreement would not be enforced as written under

Texas law, then the parties agree that those covenants will instead be interpreted and construed under the laws of the state in which the Franchised Business is located. Nothing in this Section 27.1 is intended by the parties to invoke the application of any franchise, business opportunity, antitrust, implied covenant, unfair competition, fiduciary, and/or other doctrine of law of the State of Texas (or any other state) that would not otherwise apply without this Section 27.1.

27.2

Choice of Venue. Subject to Section 27.3 below, the parties agree that any action that you bring against us, in any court, whether federal or state, must be brought only within the state and judicial district in which we maintain our principal place of business. Any action that we bring against you in any court, whether federal or state, may be brought within the state and judicial district in which we maintain our principal place of business.

27.2.1	The parties agree that this Section 27.2 will not be construed as preventing either party from removing an action from state to federal court; provided, however, that venue will be as set forth above.

27.2.2	The parties hereby waive all questions of personal jurisdiction or venue for the purpose of carrying out this provision.

27.2.3	Any such action will be conducted on an individual basis, and not as part of a consolidated, common, or class action.

27.3

Mediation. Before any party may bring an action in court against the other, the parties agree that they must first meet to mediate the dispute (except as otherwise provided in Section 27.5 below). Any such mediation will be non-binding and will be conducted in accordance with the then-current rules for mediation of commercial disputes of JAMS, Inc. (formerly, “Judicial Arbitration and Mediation Services, Inc.”) at its location nearest to our then-current principal place of business.

27.4

Parties Rights Are Cumulative. No right or remedy conferred upon or reserved to us or you by this Agreement is intended to be, nor will be deemed, exclusive of any other right or remedy herein or by law or equity provided or permitted, but each will be cumulative of every other right or remedy.

27.5

Injunctions. Nothing contained in this Agreement will bar our right to obtain injunctive relief in a court of competent jurisdiction against threatened conduct that will cause us loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

27.6

WAIVER OF JURY TRIALS. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER OF THEM AGAINST THE OTHER, WHETHER OR NOT THERE ARE OTHER PARTIES IN SUCH ACTION OR PROCEEDING.

27.7

MUST BRING CLAIMS WITHIN ONE YEAR. EACH PARTY TO THIS AGREEMENT AGREES THAT ANY AND ALL CLAIMS AND ACTIONS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE PARTIES’ RELATIONSHIP, AND/OR YOUR OPERATION OF THE FRANCHISED BUSINESS, BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER, SHALL BE COMMENCED WITHIN ONE (1) YEAR FROM THE OCCURRENCE OF THE FACTS GIVING RISE TO SUCH CLAIM OR ACTION, OR, IT IS EXPRESSLY ACKNOWLEDGED AND AGREED BY ALL PARTIES, SUCH CLAIM OR ACTION SHALL BE IRREVOCABLY BARRED.

27.8

WAIVER OF PUNITIVE DAMAGES. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO OR CLAIM OF ANY PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER, AND AGREE THAT IN THE EVENT OF A DISPUTE BETWEEN THEM EACH SHALL BE LIMITED TO THE RECOVERY OF ANY ACTUAL DAMAGES SUSTAINED BY IT.

27.9

Payment of Legal Fees. You agree to pay us all damages, costs and expenses (including without limitation reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses) that we incur after the termination or expiration of the franchise granted under this Agreement in: (a) obtaining injunctive or other relief for the enforcement of any provisions of this Agreement (including without limitation Sections 9 and 17 above); and/or (b) successfully defending a claim from you that we misrepresented the terms of this Agreement, fraudulently induced you to sign this Agreement, that the provisions of this Agreement are not fair, were not properly entered into, and/or that the terms of this Agreement (as it may be amended by its terms) do not exclusively govern the parties’ relationship.

28	ACKNOWLEDGMENTS

28.1

Your Investigation of the Franchised Business Possibilities. You acknowledge and agree that you have conducted an independent investigation of the business franchised under this Agreement, recognize that this business venture involves business risks, and that your success will be largely dependent upon your ability (or, if you are an entity, your owners as independent businesspersons).

28.2

No Warranties or Guarantees. We expressly disclaim the making of, and you acknowledge and agree that you have not received, any warranty or guarantee, express or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement.

28.3

Receipt of FDD and Complete Agreement. You acknowledge and agree receipt of a copy of this Agreement, the exhibit(s), and agreements relating to this Agreement (if any), with all of the blank lines filled in, with ample time within which to review with applicable advisors. You also acknowledge that you received the FDD at least fourteen (14) days before the date on which this Agreement was signed.

28.4	You Have Read the Agreement. You acknowledge and agree that you have read and understood the FDD, this Agreement, and the exhibits to this Agreement.

28.5

Your Advisors. You acknowledge that we have recommended that you seek advice from advisors of your own choosing (including a lawyer and an accountant) about the potential benefits and risks of entering into this Agreement, and that you have had sufficient time and opportunity to consult with those advisors.

28.6

No Conflicting Obligations. Each party represents and warrants to the others that there are no other agreements, court orders, or any other legal obligations that would preclude or in any manner restrict such party from: (a) negotiating and entering into this Agreement; (b) exercising its rights under this Agreement; and/or (c) fulfilling its responsibilities under this Agreement.

28.7

Your Responsibility for the Choice of the Approved Location. You acknowledge and agree that you have sole and complete responsibility for the choice of the Approved Location; that we have not (and will not be deemed to have, even by our approval of the site that is the Approved Location) given any representation, promise, or guarantee of your success at the

Approved Location; and that you will be solely responsible for your own success at the Approved Location.

28.8

Your Responsibility for Operation of the Franchised Business. Although we retain the right to establish and periodically modify System standards, which you have agreed to maintain in the operation of your Franchised Business, you retain the right and sole responsibility for the day-to-day management and operation of the Franchised Business and the implementation and maintenance of system standards at the Franchised Business.

28.9

Different Franchise Offerings to Others. You acknowledge and agree that we may modify the terms under which we will offer franchises to other parties in any manner and at any time, which offers and agreements have or may have terms, conditions, and obligations that may differ from the terms, conditions, and obligations in this Agreement.

28.10

Our Advice. You acknowledge and agree that our advice is just that; that our advice is not a guarantee of success; and that you are the party that must reach and implement your own decisions about how to operate your Franchised Business on a day-to-day basis under the System.

28.11	Your Independence. You acknowledge and agree that:

28.11.1	you are the only party that employs your employees (even though we may provide you with advice, guidance, and training);

28.11.2

we are not your employer nor are we the employer of any of your staff, and even if we express an opinion or provide advice, we will play no role in your decisions regarding their employment (including matters such as recruitment, hiring, compensation, scheduling, employee relations, labor matters, review, discipline, and/or dismissal);

28.11.3	the guidance that we provide, and requirements under which you will operate, are intended to promote and protect the value of the brand and the Proprietary Marks;

28.11.4

when forming and in operating your business, you had to adopt standards to operate that business, and that instead of developing and implementing your own standards (or those of another party), you chose to adopt and implement our standards for your business (including our System and the requirements under this Agreement); and

28.11.5

you have made (and will remain responsible at all times for) all of the organizational and basic decisions about establishing and forming your entity, operating your business (including adopting our standards as your standards), and hiring employees and employment matters (including matters such as recruitment, hiring, compensation, scheduling, employee relations, labor matters, review, discipline, and/or dismissal), engaging professional advisors, and all other facets of your operation.

28.12

Success Depends on You. You acknowledge and agree that the success of the business venture contemplated under this Agreement is speculative and depends, to a large extent, upon your ability as an independent businessperson, your active participation in the daily affairs of the business, market conditions, area competition, availability of product, quality of services provided as well as other factors. We do not make any representation or warranty express or implied as to the potential success of the business venture contemplated hereby.

28.13	Two or More Signatories. If two or more persons are signing this Agreement as the “Franchisee” (each, a “Signatory”), the parties agree that:

28.13.1	Each Signatory will have the power to individually bind “Franchisee” with respect to us and third parties;

28.13.2	We have the right to treat each Signatory as having the full authority to bind all other Signatories in any and all matters;

28.13.3	We have the right to treat each Signatory as if s/he represents and can act on behalf of all the other Signatory(ies) in all matters;

28.13.4

Even though there may be more than one Signatory, all of the Signatories’ rights will be one and none of the Signatories will have the right to exercise any right independent of (and/or apart from) one another;

28.13.5	We have the right to communicate with or provide notice to any Signatory, and such communication or notice will be deemed as having been given to all Signatories; and

28.13.6

If there is a conflict among the Signatories (including us receiving conflicting information from or requests between the Signatories), we have the right to select from among any conflicting or inconsistent requests by, or information from, any of the Signatories, and our selection in such case will be final and dispositive with respect to any such conflict.

28.14	General Release. If this Agreement is not the first contract between you (and your affiliates) and us (and our affiliates), then you agree to the following:

You (on behalf of yourself and your parent, subsidiaries and affiliates and their respective past and present members, officers, directors, members, managers, shareholders, agents and employees, in their corporate and individual capacities) and all guarantors of your obligations under this Agreement (collectively, “Releasors”) freely and without any influence forever release and covenant not to sue us, our parent, subsidiaries and affiliates and their respective past and present officers, directors, shareholders, agents and employees, in their corporate and individual capacities (collectively “Releasees”), with respect to any and all claims, demands, liabilities and causes of action of whatever kind or nature, whether known or unknown, vested or contingent, suspected or unsuspected (collectively, “claims”), which any Releasor now owns or holds or may at any time have owned or held, including, without limitation, claims arising under federal, state and local laws, rules and ordinances and claims arising out of, or relating to this Agreement and all other agreements between any Releasor and any Releasee, the sale of any franchise to any Releasor, the development and operation of the Goosehead Businesses and the development and operation of all other businesses operated by any Releasor that are franchised by any Releasee. You expressly agree that fair consideration has been given by us for this General Release and you fully understand that this is a negotiated, complete and final release of all claims. This General Release does not release any claims arising from representations made in our Franchise Disclosure Document and its exhibits or otherwise impair or affect any claims arising after the date of this Agreement.

*****

IN WITNESS WHEREOF, the parties hereto have duly signed and delivered this Agreement in duplicate on the day and year first above written.

Goosehead Insurance Agency, LLC
Franchisor	Franchisee Entity

By:	By:

Name:	Name:

Title:	Title:

Effective Date:

Address for Notices:	Address for Notices:

1500 Solana Blvd., Suite 4500
Westlake, Texas 76262
Fax:	Fax:
Attn:	Attn:

GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

EXHIBIT B

GUARANTEE, INDEMNIFICATION, AND ACKNOWLEDGMENT

In order to induce Goosehead Insurance Agency, LLC (“Franchisor”) to sign the Goosehead Insurance Franchise Agreement between Franchisor and                                      (“Franchisee”), dated                    , 201     (the “Agreement”), each of the undersigned parties, jointly and severally, hereby unconditionally guarantee to Franchisor and its successors and assigns that all of Franchisee’s obligations (monetary and otherwise) under the Agreement as well as any other contract between Franchisee and Franchisor (and/or Franchisor’s affiliates) will be punctually paid and performed.

Each individual signing this Personal Guarantee acknowledges and agrees, jointly and severally, that:

•	Upon Franchisor’s demand, s/he will immediately make each payment required of Franchisee under the Agreement and/or any other contract with Franchisor and/or its affiliates.

•

S/he waives any right to require Franchisor to: (a) proceed against Franchisee for any payment required under the Agreement (and/or any other contract with Franchisor and/or its affiliates); (b) proceed against or exhaust any security from Franchisee; (c) pursue or exhaust any remedy, including any legal or equitable relief, against Franchisee; and/or (d) give notice of demand for payment by Franchisee.

•

Without affecting the obligations of the undersigned persons under this Guarantee, Franchisor may, without notice to the undersigned, extend, modify, or release any indebtedness or obligation of Franchisee, or settle, adjust, or compromise any claims against Franchisee. Each of the undersigned persons waive notice of amendment of the Agreement (and any other contract with Franchisor and Franchisor’s affiliates) and notice of demand for payment by Franchisee, and agree to be bound by any and all such amendments and changes to the Agreement (and any other contract with Franchisor and Franchisor’s affiliates).

•

S/he will defend, indemnify and hold Franchisor harmless against any and all losses, damages, liabilities, costs, and expenses (including without limitation reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses) resulting from, consisting of, or arising out of or in connection with any failure by Franchisee to perform any obligation of Franchisee under the Agreement (and any other contract with Franchisor and Franchisor’s affiliates) and/or any amendment to the Agreement.

•	S/he will be personally bound by all of Franchisee’s covenants, obligations, and promises in the Agreement.

•

S/he agrees to be individually bound by all of Franchisee’s covenants, obligations, and promises in the Agreement, which include, but are not limited to, the covenants in the following Sections of the Agreement: Section 9.3 (generally regarding trademarks), Section 11 (generally regarding confidentiality), Section 16 (generally regarding Transfers), Section 18 (generally regarding obligations upon termination or expiration of this Agreement), and Section 19 (generally regarding covenants against competition) of the Agreement.

●

S/he understands that: (a) this Guarantee does not grant them any rights under the Agreement (including but not limited to the right to use any of Franchisor’s marks such as the “Goosehead Insurance” marks) and/or the system licensed to Franchisee under the Agreement; (b) that they have read, in full, and understand, all of the provisions of the Agreement that are referred to above in this paragraph, and that they intend to fully comply with those provisions of the Agreement as if they were printed here; and (c) that they have had the opportunity to consult with a lawyer of their own choosing in deciding whether to sign this Guarantee.

This Guarantee will be interpreted and construed in accordance with Section 27 of the Agreement (including but not limited to the waiver of punitive damages, waiver of jury trial, agreement to bring claims within one year, and agreement not to engage in class or common actions). Among other things, that means that this Guarantee will be interpreted and construed exclusively under the laws of the State of Texas, and that in the event of any conflict of law, Texas law will prevail (without applying Texas conflict of law rules).

IN WITNESS WHEREOF, each of the undersigned persons has signed this Guarantee as of the date of the Agreement.

(in his/her personal capacity)	(in his/her personal capacity)	(in his/her personal capacity)

Printed Name:	Printed Name:	Printed Name:

Date:	Date:	Date:

Home Address:	Home Address:	Home Address:

GOOSEHEAD INSURANCE AGENCY, LLC]

FRANCHISE AGREEMENT

EXHIBIT C

LIST OF PRINCIPALS

Name of Principal	Home Address	Interest %

Initials
Franchisee		Franchisor

GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

EXHIBIT D

AUTHORIZATION AGREEMENT FOR ACH PAYMENTS

(DIRECT DEBITS FOR ROYALTY, MARKETING CONTRIBUTION, AND OTHER FEES)

                                                                                                                                (Name of Person or Legal Entity)

                                                                                                                                                         (ID Number)

The undersigned depositor (“Depositor” or “Franchisee”) hereby authorizes Goosehead Insurance Agency, LLC (“Franchisor”) to initiate debit entries and/or credit correction entries to the undersigned’s checking and/or savings account(s) indicated below and the depository designated below (“Depository” or “Bank”) to debit or credit such account(s) pursuant to our instructions.

Depository	Branch

City	State	Zip Code

Bank Transit/ABA Number	Account Number
This authorization is to remain in full and force and effect until sixty days after we have received written notification from Franchisee of its termination.

Printed Name of Depositor:

Signed By:

Printed Name:

Title:

Date:

GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

EXHIBIT E

ADA CERTIFICATION

Goosehead Insurance Agency, LLC (“Franchisor” or “us”) and                (“Franchisee” or “you”) are parties to a franchise agreement dated                 , 201___ (the “Franchise Agreement”) for the operation of a Franchised Business at                             (the “Franchised Business”).

•

In accordance with Section 5.6.2 of the Franchise Agreement, you certify to us that, to the best of your knowledge, the Franchised Business and its adjacent areas comply with all applicable federal, state, and local accessibility laws, statutes, codes, rules, regulations, and standards, including but not limited to the Americans with Disabilities Act.

•	You acknowledge that you are an independent contractor and the requirement of this certification by Franchisor does not constitute ownership, control, leasing, or operation of the Franchised Business.

•	You acknowledge that we have relied on the information contained in this certification.

•

You agree to indemnify us and our officers, directors, members, managers, shareholders, and employees in connection with any and all claims, losses, costs, expenses, liabilities, compliance costs, and damages incurred by the indemnified party(ies) as a result of any matters associated with your compliance with the Americans with Disabilities Act, as well as the costs (including without limitation reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses) related to the same.

Acknowledged and Agreed:
Franchisee:
By:
Printed Name:
Title:

GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

EXHIBIT F-1

SAMPLE FORM OF

CONFIDENTIALITY AND NON-DISCLOSURE AGREEMENT

(to be signed by franchisee with its executive/management personnel)

THIS CONFIDENTIALITY AND NON-DISCLOSURE AND AGREEMENT (“Agreement”) is made this              day of                     , 201    , by and between                              (the “Franchisee”), and                             , who is a Principal, Manager, supervisor, member, partner, Producer, or employee with Franchisee (the “Member”).

Background:

A. Goosehead Insurance Agency, LLC (“Franchisor”) owns a format and system (the “System”) relating to the establishment and operation of “Goosehead Insurance” businesses providing insurance services, including home insurance, automobile insurance, life insurance, watercraft insurance, and business insurance, operating in structures that bear Franchisor’s interior and exterior trade dress, and under its Proprietary Marks, as defined below (each, a “Goosehead Business”).

B. Franchisor identifies Goosehead Businesses by means of certain trade names, service marks, trademarks, logos, emblems, and indicia of origin (including for example the mark “Goosehead Insurance”) and certain other trade names, service marks, and trademarks that Franchisor currently and may in the future designate in writing for use in connection with the System (the “Proprietary Marks”).

C. Franchisor and Franchisee have executed a Franchise Agreement (“Franchise Agreement”) granting Franchisee the right to operate a Goosehead Business (the “Franchised Business”) and to offer and sell products, services, and other ancillary products approved by Franchisor and use the Proprietary Marks in connection therewith under the terms and conditions of the Franchise Agreement.

D. The Member, by virtue of his or her position with Franchisee, will gain access to certain of Franchisor’s Confidential Information, as defined herein, and must therefore be bound by the same confidentiality provisions that Franchisee is bound by.

IN CONSIDERATION of these premises, the conditions stated herein, and for other good and valuable consideration, the sufficiency and receipt of which are acknowledged, the parties agree as follows:

1. Confidential Information. Member agrees that Member will not, during the term of the Franchise Agreement or thereafter, communicate, divulge, or use for the benefit of any other person, persons, partnership, entity, association, or corporation any confidential information, knowledge, or know-how concerning the methods of operation of the business franchised thereunder which may be communicated to Member or of which Member may be apprised by virtue of your operation under the terms of the Franchise Agreement. Any and all information, knowledge, know-how, and techniques which Franchisor designates as confidential will be deemed confidential for purposes of this Agreement, except information which Franchisee can demonstrate came to its attention before disclosure thereof by Franchisor; or which, at or after the time of disclosure by Franchisor to Franchisee, had become or later becomes a part of the public domain, through publication or communication by others.

2. Injunctive Relief. Member acknowledges that any failure to comply with the requirements of this Agreement will cause Franchisor irreparable injury, and Member agrees to pay all costs (including without limitation reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses) incurred by Franchisor in obtaining specific performance of, or an injunction against violation of, the requirements of this Agreement.

3. Severability. All agreements and covenants contained herein are severable. If any of them, or any part or parts of them, will be held invalid by any court of competent jurisdiction for any reason, then the Member agrees that the court will have the authority to reform and modify that provision in order that the restriction will be the maximum necessary to protect Franchisor’s and/or Member’s legitimate business needs as permitted by applicable law and public policy. In so doing, the Member agrees that the court will impose the provision with retroactive effect as close as possible to the provision held to be invalid.

4. Delay. No delay or failure by the Franchisor or Franchisee to exercise any right under this Agreement, and no partial or single exercise of that right, will constitute a waiver of that or any other right provided herein, and no waiver of any violation of any terms and provisions of this Agreement will be construed as a waiver of any succeeding violation of the same or any other provision of this Agreement.

5. Third-Party Beneficiary. Member hereby acknowledges and agrees that Franchisor is an intended third-party beneficiary of this Agreement with the right to enforce it, independently or jointly with Franchisee.

IN WITNESS WHEREOF, the Franchisee and the Member attest that each has read and understands the terms of this Agreement, and voluntarily signed this Agreement on the date first written above.

FRANCHISEE	MEMBER

By:	By:

Name:	Name:

Title:	Title:

GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

EXHIBIT F-2

SAMPLE FORM OF

IN-TERM NON-COMPETITION AGREEMENT

(to be signed by franchisee with its executive/management personnel)

THIS IN-TERM NON-COMPETITION AGREEMENT (“Agreement”) is made this          day of             , 201    , by and between                              (the “Franchisee”), and                             , who is a Principal, Manager, supervisor, member, partner, Producer or employee with Franchisee (the “Member”).

Background:

A. Goosehead Insurance Agency, LLC (“Franchisor”) owns a format and system (the “System”) relating to the establishment and operation of “Goosehead Insurance” businesses providing insurance services, including home insurance, automobile insurance, life insurance, watercraft insurance, and business insurance, operating in structures that bear Franchisor’s interior and exterior trade dress, and under its Proprietary Marks, as defined below (each, a “Goosehead Business”).

B. Franchisor identifies Goosehead Businesses by means of certain trade names, service marks, trademarks, logos, emblems, and indicia of origin (including for example the mark “Goosehead Insurance”) and certain other trade names, service marks, and trademarks that Franchisor currently and may in the future designate in writing for use in connection with the System (the “Proprietary Marks”).

C. Franchisor and Franchisee have executed a Franchise Agreement (“Franchise Agreement”) granting Franchisee the right to operate a Goosehead Business (the “Franchised Business”) and to offer and sell products, services, and other ancillary products approved by Franchisor and use the Proprietary Marks in connection therewith under the terms and conditions of the Franchise Agreement.

D. The Member, by virtue of his or her position with Franchisee, will gain access to certain of Franchisor’s Confidential Information, as defined herein, and must therefore be bound by the same non-competition provisions that Franchisee is bound by.

IN CONSIDERATION of these premises, the conditions stated herein, and for other good and valuable consideration, the sufficiency and receipt of which are acknowledged, the parties agree as follows:

1. Covenants Not to Compete.

(a) Member specifically acknowledges that, pursuant to the Franchise Agreement, and by virtue of his/her position with Franchisee, Member will receive valuable specialized training and confidential information, including, without limitation, information regarding the operational, sales, promotional, and marketing methods and techniques of Franchisor and the System.

(b) Member covenants and agrees that during the term of the Franchise Agreement, except as otherwise approved in writing by Franchisor, Member will not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, corporation, or entity:

(i) Solicit, divert or attempt to solicit or divert any business or customer of the Franchised Business or of any Franchised Business using the System to a Competitive Business, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with Franchisor’s Proprietary Marks and the System.

(ii) Employ or seek to employ any person who is at that time employed by Franchisor, Franchisee, any other franchisee, master franchisee, developer, or development agent, or otherwise directly or indirectly induce such person to leave his or her employment; or

(iii) Either directly or indirectly for him/herself or on behalf of, or in conjunction with any person, persons, partnership, corporation, or entity, own, maintain, operate, engage in, be employed by or accept any compensation or remuneration from, or have any interest in any Competitive Business.

(c) As used in this Agreement, the term “Competitive Business” is agreed to mean any property and/or casualty insurance distribution business.

2. Injunctive Relief. Member acknowledges that any failure to comply with the requirements of this Agreement will cause Franchisor irreparable injury, and Member agrees to pay all costs (including without limitation reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses) incurred by Franchisor in obtaining specific performance of, or an injunction against violation of, the requirements of this Agreement.

3. Severability. All agreements and covenants contained herein are severable. If any of them, or any part or parts of them, will be held invalid by any court of competent jurisdiction for any reason, then the Member agrees that the court will have the authority to reform and modify that provision in order that the restriction will be the maximum necessary to protect Franchisor’s and/or Member’s legitimate business needs as permitted by applicable law and public policy. In so doing, the Member agrees that the court will impose the provision with retroactive effect as close as possible to the provision held to be invalid.

4. Delay. No delay or failure by the Franchisor or Franchisee to exercise any right under this Agreement, and no partial or single exercise of that right, will constitute a waiver of that or any other right provided herein, and no waiver of any violation of any terms and provisions of this Agreement will be construed as a waiver of any succeeding violation of the same or any other provision of this Agreement.

5. Third-Party Beneficiary. Member hereby acknowledges and agrees that Franchisor is an intended third-party beneficiary of this Agreement with the right to enforce it, independently or jointly with Franchisee.

IN WITNESS WHEREOF, the Franchisee and the Member attest that each has read and understands the terms of this Agreement, and voluntarily signed this Agreement on the date first written above.

FRANCHISEE By: Name: Title:	MEMBER By: Name: Title:

GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

EXHIBIT F-3

SAMPLE FORM OF

POST-TERM NON-COMPETITION AGREEMENT

(to be signed by franchisee with its executive/management personnel)

THIS POST-TERM NON-COMPETITION AGREEMENT (“Agreement”) is made this         day of             , 201    , by and between                              (the “Franchisee”), and                             , who is a Principal, Manager, supervisor, member, partner, Producer or employee with Franchisee (the “Member”).

Background:

A. Goosehead Insurance Agency, LLC (“Franchisor”) owns a format and system (the “System”) relating to the establishment and operation of “Goosehead Insurance” businesses providing insurance services, including home insurance, automobile insurance, life insurance, watercraft insurance, and business insurance, operating in structures that bear Franchisor’s interior and exterior trade dress, and under its Proprietary Marks, as defined below (each, a “Goosehead Business”).

B. Franchisor identifies Goosehead Businesses by means of certain trade names, service marks, trademarks, logos, emblems, and indicia of origin (including for example the mark “Goosehead Insurance”) and certain other trade names, service marks, and trademarks that Franchisor currently and may in the future designate in writing for use in connection with the System (the “Proprietary Marks”).

C. Franchisor and Franchisee have executed a Franchise Agreement (“Franchise Agreement”) granting Franchisee the right to operate a Goosehead Business (the “Franchised Business”) and to offer and sell products, services, and other ancillary products approved by Franchisor and use the Proprietary Marks in connection therewith under the terms and conditions of the Franchise Agreement.

D. The Member, by virtue of his or her position with Franchisee, will gain access to certain of Franchisor’s Confidential Information, as defined herein, and must therefore be bound by the same non-competition provisions that Franchisee is bound by.

IN CONSIDERATION of these premises, the conditions stated herein, and for other good and valuable consideration, the sufficiency and receipt of which are acknowledged, the parties agree as follows:

1. Covenants Not to Compete. Member specifically acknowledges that, pursuant to the Franchise Agreement, and by virtue of his/her position with Franchisee, Member will receive valuable specialized training and confidential information, including, without limitation, information regarding the operational, sales, promotional, and marketing methods and techniques of Franchisor and the System.

(a) Member covenants and agrees that during the Post-Term Period (defined below), except as otherwise approved in writing by Franchisor, Member will not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person, persons, partnership, corporation, or entity, Member will not own, maintain, operate, engage in, be associated with or accept any compensation or remuneration from, or have any interest in or render services or give advice to any Competitive Business and which business is, or is intended to be, located within the city or county in which the Approved Location is situated.

(b) Member covenants and agrees that during the Post-Term Period, Member will not, either directly or indirectly, solicit, divert, or attempt to solicit or divert any actual or potential business or customer of the Franchised Business to any Competitive Business.

(c) As used in this Agreement, the term “Competitive Business” is agreed to mean any property and/or casualty insurance distribution business.

(d) As used in this Agreement, the term “Post-Term Period” means a continuous uninterrupted period of two (2) years from the date of: (i) a transfer as contemplated under Section 16 of the Franchise Agreement; (ii) expiration or termination of the Franchise Agreement (regardless of the cause for termination); (iii) termination of Member’s employment with Franchisee; and/or (iv) a final order of a duly authorized arbitrator, panel of arbitrators, or a court of competent jurisdiction (after all appeals have been taken) with respect to any of the foregoing or with respect to the enforcement of this Agreement; either directly or indirectly (through, on behalf of, or in conjunction with any persons, partnership, corporation or entity). Any period of non-compliance with the requirements of this Section 1, whether such non-compliance takes place after termination, expiration, non-renewal, and/or a transfer, will not be credited toward satisfying the two-year obligation specified above.

2. Injunctive Relief. Member acknowledges that any failure to comply with the requirements of this Agreement will cause Franchisor irreparable injury, and Member agrees to pay all costs (including without limitation reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses) incurred by Franchisor in obtaining specific performance of, or an injunction against violation of, the requirements of this Agreement.

3. Severability. All agreements and covenants contained herein are severable. If any of them, or any part or parts of them, will be held invalid by any court of competent jurisdiction for any reason, then the Member agrees that the court will have the authority to reform and modify that provision in order that the restriction will be the maximum necessary to protect Franchisor’s and/or Member’s legitimate business needs as permitted by applicable law and public policy. In so doing, the Member agrees that the court will impose the provision with retroactive effect as close as possible to the provision held to be invalid.

4. Delay. No delay or failure by the Franchisor or Franchisee to exercise any right under this Agreement, and no partial or single exercise of that right, will constitute a waiver of that or any other right provided herein, and no waiver of any violation of any terms and provisions of this Agreement will be construed as a waiver of any succeeding violation of the same or any other provision of this Agreement.

5. Third-Party Beneficiary. Member hereby acknowledges and agrees that Franchisor is an intended third-party beneficiary of this Agreement with the right to enforce it, independently or jointly with Franchisee.

IN WITNESS WHEREOF, the Franchisee and the Member attest that each has read and understands the terms of this Agreement, and voluntarily signed this Agreement on the date first written above.

FRANCHISEE By: Name: Title:	MEMBER By: Name: Title:

GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

EXHIBIT G

SITE SELECTION ADDENDUM

Goosehead Insurance Agency, LLC (“Franchisor” or “us” or “we”) and                              (“Franchisee” or “you”) have this          day of                 , 201   entered into a Goosehead Insurance Franchise Agreement (“Franchise Agreement”) and wish to supplement its terms as set out below in this Site Selection Addendum (the “Addendum”). The parties agree as follows:

AGREEMENT

1. Time to Locate Site: Within ninety (90) days after the date of this Addendum, you agree to acquire or lease/sublease, at your own expense, commercial real estate that is properly zoned for the use of the business that you will conduct under the Franchise Agreement (the “Franchised Business”) at a site that we will have approved in writing as provided below.

a. Such location must be within the following area:                                                                                                                                                                                                                                              (the “Site Selection Area”).

b. The only reason that the Site Selection Area is described is for the purpose of selecting a site for the Franchised Business.

c. For purposes of this Addendum, the term “Search Period” means ninety (90) days from the date of this Addendum, or the period from the date of this Addendum until we have approved of a location for your Franchised Business, whichever event first occurs.

d. If you do not acquire or lease a site (that we have approved in writing) for the Franchised Business in accordance with this Addendum by not later than ninety (90) days after the date of this Addendum, that will constitute a default under Section 17.2 of the Franchise Agreement and also under this Addendum, and we will have the right to terminate the Franchise Agreement and this Addendum pursuant to the terms of Section 17.2 of the Franchise Agreement.

2. Site Evaluation Services: We will provide you with our site selection guidelines, including our minimum standards for a location for the Franchised Business, and such site selection counseling and assistance as we may deem advisable. If we deem on-site evaluation to be necessary and appropriate, we will conduct up to two (2) on-site evaluations at our cost and expense. If we perform any additional on-site evaluations, you must reimburse us, as applicable, for all reasonable expenses that we incur in connection with such on-site evaluation, including, without limitation, the cost of travel, lodging and meals. We will not provide on site evaluation for any proposed site before we have received from you a completed site approval form for the site (prepared as set forth in Section 3 below).

3. Site Selection Package Submission and Approval: You must submit to us, in the form that we specify: (a) a completed site approval form (in the form that we require); (b) such other information or materials that we may reasonably require; and (c) an option contract, letter of intent, or other evidence satisfactory to us that confirms your favorable prospects for obtaining the site. You acknowledge that time is of the essence. We will have thirty (30) days after receipt of all such information and materials from you to approve or disapprove the proposed site as the location for the Franchised Business. We have the right to approve or disapprove any such site to serve as the

Approved Location for the Franchised Business. If we do not approve a proposed site by giving you written notice within the 30-day period, then we will be deemed to have disapproved the site.

4. Lease Responsibilities: After we have approved a site and before the expiration of the Search Period, you must execute a lease, which must be coterminous with the Franchise Agreement, or a binding agreement to purchase the site. Our approval of any lease is conditioned upon inclusion in the lease of the Lease Rider attached to the Franchise Agreement as Exhibit H. However, even if we examine the Lease, we are not responsible for review of the Lease for any terms other than those contained in the Lease Rider.

5. Approved Location: After we have approved the location for the Franchised Business and you have leased or acquired that location, the location will constitute the Approved Location described in Section 1.2 of the Franchise Agreement. The Approved Location will be specified on Exhibit A to the Franchise Agreement, and will become a part the Franchise Agreement.

a. You Franchisee hereby acknowledge and agree that our approval of a site does not constitute an assurance, representation, or warranty of any kind, express or implied, as to the suitability of the site for the Franchised Business or for any other purpose. Our approval of the site indicates only that we believe the site complies with our minimum acceptable criteria solely for our own purposes as of the time of the evaluation. The parties each acknowledge that application of criteria that have been effective with respect to other sites and premises may not be predictive of potential for all sites and that, subsequent to our approval of a site, demographic and/or economic factors, such as competition from other similar businesses, included in or excluded from criteria that we used could change, thereby altering the potential of a site. Such factors are unpredictable and are beyond our control.

b. We will not be responsible for the failure of a site (even if we have approved that site) to meet your expectations as to revenue or operational criteria.

c. You acknowledge and agree that your acceptance of a franchise for the operation of the Franchised Business at the site is based on its own independent investigation of the suitability of the site.

6. Construction: This Addendum will be considered an integral part of the Franchise Agreement between the parties hereto, and the terms of this Addendum will be controlling with respect to the subject matter hereof. All capitalized terms not otherwise defined herein will have the same meaning as set forth in the Franchise Agreement. Except as modified or supplemented by this Addendum, the terms of the Franchise Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, each party hereto has caused its duly authorized representative to duly execute and deliver this Addendum on the date first above written.

Goosehead Insurance Agency, LLC Franchisor By: Name: Title:	Franchisee By: Name: Title:

GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

EXHIBIT H

LEASE RIDER

THIS ADDENDUM (the “Addendum”) has been executed as of this          day of             , 201    , by and between                             (“Franchisee”) and                              (“Landlord”), as an addendum to the lease, as modified, amended, supplemented, renewed and/or extended from time to time as contemplated herein (“Lease”) dated as of                     , 201     for the premises located at                             , in the State of                      (“Premises”).

Franchisee has also entered (or will also enter) into a Franchise Agreement (“Franchise Agreement”) with Goosehead Insurance Agency, LLC (“Franchisor”) for the development and operation of a “Goosehead Insurance” Business at the Premises, and as a condition to obtaining Franchisor’s approval of the Lease, the Lease for the Premises must contain the provisions contained in this Addendum.

NOW THEREFORE, in consideration of mutual covenants set forth herein, the execution and delivery of the Lease, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Franchisee hereby agree as follows:

1.

Landlord agrees to deliver to Franchisor a copy of any notice of default or termination of the Lease at the same time such notice is delivered to Franchisee. Franchisor agrees to deliver to Landlord a copy of any notice of termination under the Franchise Agreement. Franchisee hereby consents to that exchange of information by Landlord and Franchisor.

2.

Franchisee hereby assigns to Franchisor, with Landlord’s irrevocable and unconditional consent, all of Franchisee’s rights, title and interests to and under the Lease upon any termination or non-renewal of the Franchise Agreement, but no such assignment will be effective unless and until: (a) the Franchise Agreement is terminated or expires without renewal; (b) Franchisor has exercised its Option to Purchase under the Franchise Agreement; and (c) Franchisor notifies the Franchisee and Landlord in writing that Franchisor assumes Franchisee’s obligations under the Lease.

3.

Franchisor will have the right, but not the obligation, to cure any breach of the Lease (within fifteen (15) business days after the expiration of the period in which Franchisee had to cure any such default should Franchisee fail to do so) upon giving written notice of its election to Franchisee and Landlord, and, if so stated in the notice, to also succeed to Franchisee’s rights, title and interests thereunder. The Lease may not be modified, amended, supplemented, renewed, extended or assigned by Franchisee without Franchisor’s prior written consent.

4.

Franchisee and Landlord acknowledge and agree that Franchisor will have no liability or obligation whatsoever under the Lease unless and until Franchisor assumes the Lease in writing pursuant to Section 2 or Section 3, above.

5.

If Franchisor assumes the Lease, as provided above, Franchisor may, without Landlord’s prior consent, further assign the Lease to another franchisee of Franchisor to operate a “Goosehead Insurance” business at the Premises provided that the proposed franchisee has met all of Franchisor’s applicable criteria and requirements and has executed a franchise agreement with Franchisor. Landlord agrees to execute such further documentation to confirm its consent to the assignment permitted under this Addendum as Franchisor may reasonably request. Upon such assignment to a franchisee of Franchisor, Franchisor will be released from any further liability under the terms and conditions of the Lease.

6.

Landlord and Franchisee hereby acknowledge that Franchisee has agreed under the Franchise Agreement that Franchisor and its employees or agents will have the right to enter the Premises for certain purposes. Landlord hereby agrees not to interfere with or prevent such entry by Franchisor, its employees or agents. Landlord and Franchisee hereby further acknowledge that if the Franchise Agreement expires (without renewal) or is terminated, Franchisee is obligated to take certain steps under the Franchise Agreement to de-identify the Premises as a “Goosehead Insurance” business (unless Franchisor takes an assignment of the lease, as provided above). Landlord agrees to permit Franchisor, its employees or agent, to enter the Premises and remove signs (both interior and exterior), décor and materials displaying any marks, designs or logos owned by Franchisor, provided that Franchisor will bear the expense of repairing any damage to the Premises as a result thereof.

7.

If Landlord is an affiliate or an Owner of Franchisee, Landlord and Franchisee agree that if Landlord proposes to sell the Premises, before the sale of the Premises, upon the request of Franchisor the Lease will be amended to reflect a rental rate and other terms that are the reasonable and customary rental rates and terms prevailing in the community where the “Goosehead Insurance” business is located.

8.

Landlord agrees that during and after the term of the Lease, it will not disclose or use Franchisor’s Confidential Information (as defined below) for any purpose other than for the purpose of fulfilling Landlord’s obligations under the Lease. “Confidential Information” as used herein will mean all non-public information and tangible things, whether written, oral, electronic or in other form, provided or disclosed by or on behalf of Franchisee to Landlord, or otherwise obtained by Landlord, regarding the design and operations of the business located at the Premises, including, without limitation, all information identifying or describing the floor plan and layout, furnishings, equipment, fixtures, wall coverings, flooring materials, shelving, decorations, trade secrets, techniques, trade dress, “look and feel,” design, manner of operation, suppliers, vendors, and all other products, goods, and services used, useful or provided by or for Franchisee on the Premises. Landlord acknowledges that all such Confidential Information belongs exclusively to Franchisor.

9.

Landlord agrees that: (a) Franchisor has granted to only one party, the Franchisee, the right to use Franchisor’s proprietary trade name, trademarks, service marks logos, insignias, slogans, emblems, symbols, designs and indicia of origin (collectively the “Marks”) at the Premises under the terms of the Franchise Agreement; and (b) Franchisor has not granted any rights or privileges to use the Marks to Landlord.

10.	Landlord and Franchisee agree that the premises will be used solely for the operation of a “Goosehead Insurance” business.

11.

Landlord and Franchisee agree that any default under the lease will also constitute a default under the Franchise Agreement, and any default under the Franchise Agreement will also constitute a default under the lease.

12.	Landlord and Franchisee agree that the terms contained herein will supersede any terms to the contrary set forth in the Lease.

13.	Franchisor, along with its successors and assigns, is an intended third party beneficiary of the provisions of this Addendum.

14.

Landlord and Franchisee agree that copies of any and all notices required or permitted under this Addendum, or under the Lease, will also be sent to Franchisor at                                                       (attention                                     ), or to such other address as Franchisor may specify by giving written notice to Landlord.

WITNESS the execution hereof under seal.

Landlord:	Franchisor*	Franchisee:

Date:	Date:	Date:

Subscribed and sworn to before me this day of , 201 . Notary Public	Subscribed and sworn to before me this day of , 201 . Notary Public	Subscribed and sworn to before me this day of , 201 . Notary Public

My Commission expires:	My Commission expires:	My Commission expires:

* The Franchisor has signed this lease rider only to acknowledge its terms and not to accept any obligations under the lease.

GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

EXHIBIT I

PROMISSORY NOTE

ADDENDUM TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE DISCLOSURE DOCUMENT

FOR THE STATE OF CALIFORNIA

In recognition of the requirements of California’s Franchise Investment Law and the California Franchise Relations Act, the Goosehead Insurance Agency, LLC Franchise Disclosure Document shall be supplemented as follows:

1.

California Corporations Code, Section 31125, requires Franchisor to give Franchisee a disclosure document, approved by the Department of Business Oversight, before a solicitation of a proposed material modification of an existing franchise.

2.	THE CALIFORNIA FRANCHISE INVESTMENT LAW REQUIRES THAT A COPY OF ALL PROPOSED AGREEMENTS RELATING TO THE SALE OF THE FRANCHISE BE DELIVERED TOGETHER WITH THE DISCLOSURE DOCUMENT.

3.	Item 3 of the Franchise Disclosure Document is modified by adding the following paragraph to the end thereof:

Neither Goosehead Insurance Agency, LLC nor any person listed in Item 2 of this Franchise Disclosure Document is subject to any currently effective order of any national securities association or national securities exchange, as defined in the Securities Exchange Act of 1934, 15 U.S.C.A. 78a et seq., suspending or expelling these persons from membership in this association or exchange.

4.	Item 17 of the Franchise Disclosure Document is modified by adding the following paragraphs to the end of Item 17:

California Business and Professions Code Sections 20000 through 20043 provide rights to Franchisee concerning termination, transfer or non-renewal of a franchise. If the Franchise Agreement contains a provision that is inconsistent with the law, the law will control.

The Franchise Agreement provides for termination upon bankruptcy. This provision may not be enforceable under federal bankruptcy law (11 U.S.C.A. Sec. 101 et seq.).

The Franchise Agreement contains a covenant not to compete which extends beyond the termination of the franchise. This provision may not be enforceable under California law.

Prospective franchisees are encouraged to consult private legal counsel to determine the applicability of California and federal laws (such as Business and Professions Code Section 20040.5, Code of Civil Procedure

FDD Exhibit H-1

Section 1281, and the Federal Arbitration Act) to any provisions of a franchise agreement restricting venue to a forum outside the State of California.

The Franchise Agreement requires application of the laws of the State of Texas. This provision may not be enforceable under California law.

The Franchise Agreement requires Franchisee to sign a general release of claims upon renewal or transfer of the Franchise Agreement. California Corporations Code Section 31512 provides that any condition, stipulation or provision purporting to bind any person acquiring any franchise to waive compliance with any provision of that law or any rule or order thereunder is void. Section 31512 voids a waiver of Franchisee’s rights under the Franchise Investment Law (California Corporations Code Section 31000–31516). Business and Professions Code Section 20010 voids a waiver of Franchisee’s rights under the Franchise Relations Act (Business and Professions Code Sections 20000–20043).

5.

We maintain an Internet website at www.goosehead.com. OUR WEBSITE HAS NOT BEEN REVIEWED OR APPROVED BY THE CALIFORNIA DEPARTMENT OF BUSINESS OVERSIGHT. ANY COMPLAINTS CONCERNING THE CONTENT OF THIS WEBSITE MAY BE DIRECTED TO THE CALIFORNIA DEPARTMENT OF BUSINESS OVERSIGHT AT www.dbo.ca.gov.

6.

This Addendum shall be effective only to the extent that jurisdictional requirements of the California Franchise Investment Law or the California Franchise Relations Act are met independently of and without reference to this Addendum. This Addendum shall have no effect if the jurisdictional requirements of the California Franchise Investment Law or the California Franchise Relations Act are not met.

FDD Exhibit H-2

AMENDMENT TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

FOR THE STATE OF CALIFORNIA

In recognition of the requirements of California’s Franchise Investment Law and the California Franchise Relations Act, the Goosehead Insurance Agency, LLC Franchise Agreement shall be supplemented as follows:

1.	Section 17.3 of the Franchise Agreement is amended to read as follows:

17.3 Termination with Notice and Opportunity to Cure. Except as otherwise provided in Sections 17.1 and 17.2 of this Agreement, you will have 60 days after your receipt from us of a written notice of default within which to remedy any default under this Agreement and to provide evidence thereof to us. You may avoid termination by immediately initiating a remedy to cure such default and curing it to our satisfaction within the sixty-day period, and by promptly providing proof thereof to us. If any such default is not cured within the specified time, or such longer period as applicable law may require, this Agreement will terminate without further notice to you, effective immediately upon the expiration of the sixty-day period or such longer period as applicable law may require. You will be in default pursuant to this Section 17.3 for failure substantially to comply with any of the requirements imposed by this Agreement, as it may from time to time reasonably be supplemented by the Manual, or failure to carry out the terms of this Agreement in good faith. Such defaults include, but are not limited to, the following illustrative events:

2.

This Amendment shall be effective only to the extent that jurisdictional requirements of the California Franchise Investment Law or the California Franchise Relations Act are met independently of and without reference to this Amendment. This Amendment shall have no effect if the jurisdictional requirements of the California Franchise Investment Law or the California Franchise Relations Act are not met.

IN WITNESS WHEREOF, we and you agree to be bound by the terms of this Amendment to be effective as of the Effective Date of the Franchise Agreement.

GOOSEHEAD INSURANCE AGENCY, LLC
FRANCHISEE

By:	By:
Name: P. Ryan Langston	Name:
Title: Vice President and General Counsel	Title:

FDD Exhibit H-3

ADDENDUM TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE DISCLOSURE DOCUMENT

FOR THE STATE OF ILLINOIS

In recognition of the requirements of the Illinois law, the Goosehead Insurance Agency, LLC Franchise Disclosure Document shall be supplemented as follows:

1. The Risk Factors on the Franchise Disclosure Document cover page of this disclosure document are modified to comply with Section 4 of the Illinois Franchise Disclosure Act, which provides that any provision in a franchise agreement that designates jurisdiction or venue in a forum outside of Illinois is void.

2. Item 17 of the disclosure document is modified by substituting the following in place of provisions v. and w., in the chart:

PROVISION	SECTION IN FRANCHISE AGREEMENT	SUMMARY
v. Choice of forum	Section 25.5	Litigation may be brought in Illinois.
w. Choice of law	Section 25.1	Except to the extent governed by the Lanham Act, Illinois law (including the Illinois Franchise Disclosure Act) will apply to Illinois franchisees.

and by adding the following paragraph to the end of the chart:

“THE CONDITIONS UNDER WHICH YOUR FRANCHISE CAN BE TERMINATED AND YOUR RIGHTS UPON NON-RENEWAL MAY BE AFFECTED BY ILLINOIS LAW: 815 ILCS 705/19 AND 20.”.

3. This Addendum is effective only to the extent that the jurisdictional requirements of the Illinois law are met independently of and without reference to this Addendum. This Addendum will have no effect if the jurisdictional requirements of the Illinois law are not met.

FDD Exhibit H-4

AMENDMENT TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

FOR THE STATE OF ILLINOIS

In recognition of the requirements of the Illinois law, the Goosehead Insurance Agency, LLC Franchise Agreement shall be supplemented as follows:

1. Section 27.1 of the Franchise Agreement is deleted in its entirety and the following Section 27.1 is substituted in lieu thereof:

27.1 This Agreement takes effect when we accept and sign this document. This Agreement will be interpreted and construed exclusively under the laws of the State of Illinois, which laws will prevail in the event of any conflict of law (without regard to, and without giving effect to, the application of Illinois choice-of-law rules); provided, however, that if the covenants in Section 19 of this Agreement would not be enforced as written under Illinois law, then the parties agree that those covenants will instead be interpreted and construed under the laws of the state in which the Franchised Business is located. Nothing in this Section 27.1 is intended by the parties to invoke the application of any franchise, business opportunity, antitrust, implied covenant, unfair competition, fiduciary, and/or other doctrine of law of the State of Illinois (or any other state) that would not otherwise apply without this Section 27.1

2. Section 27.2 of the Franchise Agreement is amended by the addition of the following:

Notwithstanding anything to the contrary contained in this Section 27.2, any claims arising under the Illinois Franchise Disclosure Act may be brought in Illinois.

3. Section 27.7 of the Franchise Agreement is deleted in its entirety and the following Section 27.7 is substituted in lieu thereof:

27.7 Must bring claims within one year. Each party to this agreement agrees that any and all claims and actions arising out of or relating to this agreement, the parties’ relationship, and/or your operation of the franchised business, brought by any party hereto against the other, shall be commenced within one (1) year from the occurrence of the facts giving rise to such claim or action, or, it is expressly acknowledged and agreed by all parties, such claim or action shall be irrevocably barred; provided, however, that the time limit for filing claims contained in this Section 27.7 shall not apply

FDD Exhibit H-5

to claims or actions arising under the Illinois Franchise Disclosure Act.

4. Section 27 is amended by the addition of the following new Section 27.10 which shall be an integral part of the Franchise Agreement:

27.10 Nothing contained in this Agreement shall be deemed to waive any right you may have under the Illinois Franchise Disclosure Act of 1987. If anything in this Agreement is deemed to be contrary to or inconsistent with the Act, the terms of the Act will control.

5. This Amendment shall be effective only to the extent that the jurisdictional requirements of the Illinois law are met independently of and without reference to this Amendment. This Amendment shall have no effect if the jurisdictional requirements of the Illinois law are not met.

IN WITNESS WHEREOF, we and you agree to be bound by the terms of this Amendment to be effective as of the Effective Date of the Franchise Agreement.

GOOSEHEAD INSURANCE AGENCY, LLC
FRANCHISEE

By:	By:
Name: P. Ryan Langston	Name:
Title: Vice President and General Counsel	Title:

FDD Exhibit H-6

ADDENDUM TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE DISCLOSURE DOCUMENT

FOR THE STATE OF MARYLAND

In recognition of the requirements of the Maryland Franchise Registration and Disclosure Law, the Franchise Disclosure Document for Goosehead Insurance Agency, LLC for use in the State of Maryland shall be amended as follows:

1. Item 17, “Renewal, Termination, Transfer and Dispute Resolution,” shall be amended by the addition of the following language:

The Franchise Agreement provides for termination upon bankruptcy of the franchisee. This provision may not be enforceable under the U.S. Bankruptcy Code (11 U.S.C. Section 101, et seq.).

Any claims arising under the Maryland Franchise Registration and Disclosure Law must be brought within 3 years after the grant of the franchise.

Any general release required as a condition of renewal, sale, and/or assignment/transfer shall not apply to any liability under the Maryland Franchise Registration and Disclosure Law.

2. Exhibit I, “Franchisee Compliance Questionnaire,” shall be amended by the addition of the following at the end of Exhibit I:

The representations under this Franchisee Compliance Questionnaire are not intended, nor shall they act as a release, estoppel or waiver of any liability incurred under the Maryland Franchise Registration and Disclosure Law.

3. Each provision of this Addendum to the Disclosure Document shall be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the Maryland Franchise Registration and Disclosure Law are met independently without reference to this Addendum.

FDD Exhibit H-7

AMENDMENT TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

FOR THE STATE OF MARYLAND

In recognition of the requirements of the Maryland Franchise Registration and Disclosure Law, the parties to the attached Goosehead Insurance Agency, LLC Franchise Agreement (the “Agreement”) agree as follows:

1. Section 2.2.7 of the Agreement, under the heading “Term and Renewal,” shall be deleted in its entirety and shall have no force or effect, and the following shall be substituted in lieu thereof:

2.2.7 You agree to sign and deliver to us a release, in a form that we will provide (which will be a mutual release with limited exclusions), which will release all claims against us and our affiliates, and our respective officers, directors, members, managers, agents, and employees. If you are an entity, then your affiliates and your direct and indirect owners (and any other parties that we reasonably request) must also sign and deliver that release to us, excluding only such claims as the Franchisee may have under the Maryland Franchise Registration and Disclosure Law;

2. Section 16.5.1 of the Agreement, under the heading “Transfer of Interest,” shall be deleted in its entirety and shall have no force or effect, and the following shall be substituted in lieu thereof:

16.5.1 The transferor must have executed a general release, in a form satisfactory to us, of any and all claims against us and our affiliates, successors, and assigns, and their respective officers, directors, members, managers, shareholders, partners, agents, representatives, servants, and employees in their corporate and individual capacities including, without limitation, claims arising under this Agreement, any other agreement between you and us, and/or our respective affiliates, and federal, state, and local laws and rules, excluding only such claims as the Franchisee may have under the Maryland Franchise Registration and Disclosure Law;

3. Sections 27.1, 27.2, and 27.7 of the Agreement, under the heading “Applicable and Dispute Resolution,” shall be amended by the addition of the following language:

A franchisee may bring a lawsuit in Maryland for claims arising under the Maryland Franchise Registration and Disclosure Law. Any claims arising under the Maryland Franchise Registration and Disclosure Law must be brought within three (3) years after the grant of the franchise.

FDD Exhibit H-8

4. Section 28 of the Agreement, under the heading “Acknowledgments,” shall be supplemented by the following:

The foregoing acknowledgments are not intended to nor shall they act as a release, estoppel or waiver of any liability under the Maryland Franchise Registration and Disclosure Law.

5. Each provision of this Amendment shall be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the Maryland Franchise Registration and Disclosure Law are met independently without reference to this Amendment.

IN WITNESS WHEREOF, we and you agree to be bound by the terms of this Amendment to be effective as of the Effective Date of the Franchise Agreement.

GOOSEHEAD INSURANCE AGENCY, LLC
FRANCHISEE

By:	By:
Name: P. Ryan Langston	Name:
Title: Vice President and General Counsel	Title:

FDD Exhibit H-9

ADDENDUM TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE DISCLOSURE DOCUMENT

FOR THE STATE OF MICHIGAN

THE STATE OF MICHIGAN PROHIBITS CERTAIN UNFAIR PROVISIONS THAT ARE SOMETIMES IN FRANCHISE DOCUMENTS. IF ANY OF THE FOLLOWING PROVISIONS ARE IN THESE FRANCHISE DOCUMENTS, THE PROVISIONS ARE VOID AND CANNOT BE ENFORCED AGAINST YOU:

(A)	A PROHIBITION ON THE RIGHT OF A FRANCHISEE TO JOIN AN ASSOCIATION OF FRANCHISEES.

(B)

A REQUIREMENT THAT A FRANCHISEE ASSENT TO A RELEASE, ASSIGNMENT, NOVATION, WAIVER, OR ESTOPPEL WHICH DEPRIVES A FRANCHISEE OF RIGHTS AND PROTECTIONS PROVIDED IN THIS ACT. THIS SHALL NOT PRECLUDE A FRANCHISEE, AFTER ENTERING INTO A FRANCHISE AGREEMENT, FROM SETTLING ANY AND ALL CLAIMS.

(C)

A PROVISION THAT PERMITS A FRANCHISOR TO TERMINATE A FRANCHISE PRIOR TO THE EXPIRATION OF ITS TERM EXCEPT FOR GOOD CAUSE. GOOD CAUSE SHALL INCLUDE THE FAILURE OF THE FRANCHISEE TO COMPLY WITH ANY LAWFUL PROVISIONS OF THE FRANCHISE AGREEMENT AND TO CURE SUCH FAILURE AFTER BEING GIVEN WRITTEN NOTICE THEREOF AND A REASONABLE OPPORTUNITY, WHICH IN NO EVENT NEED BE MORE THAN 30 DAYS, TO CURE SUCH FAILURE.

(D)

A PROVISION THAT PERMITS A FRANCHISOR TO REFUSE TO RENEW A FRANCHISE WITHOUT FAIRLY COMPENSATING THE FRANCHISEE BY REPURCHASE OR OTHER MEANS FOR THE FAIR MARKET VALUE, AT THE TIME OF EXPIRATION, OF THE FRANCHISEE’S INVENTORY, SUPPLIES, EQUIPMENT, FIXTURES, AND FURNISHINGS. PERSONALIZED MATERIALS WHICH HAVE NO VALUE TO THE FRANCHISOR AND INVENTORY, SUPPLIES, EQUIPMENT, FIXTURES, AND FURNISHINGS NOT REASONABLY REQUIRED IN THE CONDUCT OF THE FRANCHISED BUSINESS ARE NOT SUBJECT TO COMPENSATION. THIS SUBSECTION APPLIES ONLY IF: (i) THE TERM OF THE FRANCHISE IS LESS THAN 5 YEARS; AND (ii) THE FRANCHISEE IS PROHIBITED BY THE FRANCHISE OR OTHER AGREEMENT FROM CONTINUING TO CONDUCT SUBSTANTIALLY THE SAME BUSINESS UNDER ANOTHER TRADEMARK, SERVICE MARK, TRADE NAME, LOGOTYPE, ADVERTISING, OR OTHER COMMERCIAL SYMBOL IN THE SAME AREA SUBSEQUENT TO THE EXPIRATION OF THE FRANCHISE OR THE FRANCHISEE DOES NOT

FDD Exhibit H-10

RECEIVE AT LEAST 6 MONTHS ADVANCE NOTICE OF FRANCHISOR’S INTENT NOT TO RENEW THE FRANCHISE.

(E)

A PROVISION THAT PERMITS THE FRANCHISOR TO REFUSE TO RENEW A FRANCHISE ON TERMS GENERALLY AVAILABLE TO OTHER FRANCHISEES OF THE SAME CLASS OR TYPE UNDER SIMILAR CIRCUMSTANCES. THIS SECTION DOES NOT REQUIRE A RENEWAL PROVISION.

(F)

A PROVISION REQUIRING THAT ARBITRATION OR LITIGATION BE CONDUCTED OUTSIDE THIS STATE*. THIS SHALL NOT PRECLUDE THE FRANCHISEE FROM ENTERING INTO AN AGREEMENT, AT THE TIME OF ARBITRATION, TO CONDUCT ARBITRATION AT A LOCATION OUTSIDE THIS STATE.

(G)

A PROVISION WHICH PERMITS A FRANCHISOR TO REFUSE TO PERMIT A TRANSFER OF OWNERSHIP OF A FRANCHISE, EXCEPT FOR GOOD CAUSE. THIS SUBDIVISION DOES NOT PREVENT A FRANCHISOR FROM EXERCISING A RIGHT OF FIRST REFUSAL TO PURCHASE THE FRANCHISE. GOOD CAUSE SHALL INCLUDE, BUT IS NOT LIMITED TO:

525 THE FAILURE OF THE PROPOSED FRANCHISEE TO MEET THE FRANCHISOR’S THEN CURRENT REASONABLE QUALIFICATIONS OR STANDARDS.

525 THE FACT THAT THE PROPOSED TRANSFEREE IS A COMPETITOR OF THE FRANCHISOR OR SUBFRANCHISOR.

(iii)	THE UNWILLINGNESS OF THE PROPOSED TRANSFEREE TO AGREE IN WRITING TO COMPLY WITH ALL LAWFUL OBLIGATIONS.

(iv)	THE FAILURE OF THE FRANCHISEE OR PROPOSED TRANSFEREE TO PAY ANY SUMS OWING TO THE FRANCHISOR OR TO CURE ANY DEFAULT IN THE FRANCHISE AGREEMENT EXISTING AT THE TIME OF THE PROPOSED TRANSFER.

(H)

A PROVISION THAT REQUIRES THE FRANCHISEE TO RESELL TO THE FRANCHISOR ITEMS THAT ARE NOT UNIQUELY IDENTIFIED WITH THE FRANCHISOR. THIS SUBDIVISION DOES NOT PROHIBIT A PROVISION THAT GRANTS TO A FRANCHISOR A RIGHT OF FIRST REFUSAL TO PURCHASE THE ASSETS OF A FRANCHISE ON THE SAME TERMS AND CONDITIONS AS A BONA FIDE THIRD PARTY WILLING AND ABLE TO PURCHASE THOSE ASSETS, NOR DOES THIS SUBDIVISION PROHIBIT A PROVISION THAT GRANTS THE

FDD Exhibit H-11

FRANCHISOR THE RIGHT TO ACQUIRE THE ASSETS OF A FRANCHISE FOR THE MARKET OR APPRAISED VALUE OF SUCH ASSETS IF THE FRANCHISEE HAS BREACHED THE LAWFUL PROVISIONS OF THE FRANCHISE AGREEMENT AND HAS FAILED TO CURE THE BREACH IN THE MANNER PROVIDED IN SUBDIVISION I.

(I)

A PROVISION WHICH PERMITS THE FRANCHISOR TO DIRECTLY OR INDIRECTLY CONVEY, ASSIGN, OR OTHERWISE TRANSFER ITS OBLIGATIONS TO FULFILL CONTRACTUAL OBLIGATIONS TO THE FRANCHISEE UNLESS PROVISION HAS BEEN MADE FOR PROVIDING THE REQUIRED CONTRACTUAL SERVICES.

THE FACT THAT THERE IS A NOTICE OF THIS OFFERING ON FILE WITH THE ATTORNEY GENERAL DOES NOT CONSTITUTE APPROVAL, RECOMMENDATION, OR ENDORSEMENT BY THE ATTORNEY GENERAL.

*        *        *         *

IF THE FRANCHISOR’S MOST RECENT FINANCIAL STATEMENTS ARE UNAUDITED AND SHOW A NET WORTH OF LESS THAN $100,000.00, THE FRANCHISOR MUST, AT THE REQUEST OF THE FRANCHISEE, ARRANGE FOR THE ESCROW OF INITIAL INVESTMENT AND OTHER FUNDS PAID BY THE FRANCHISEE UNTIL THE OBLIGATIONS TO PROVIDE REAL ESTATE, IMPROVEMENTS, EQUIPMENT, INVENTORY, TRAINING, OR OTHER ITEMS INCLUDED IN THE FRANCHISE OFFERING ARE FULFILLED. AT THE OPTION OF THE FRANCHISOR, A SURETY BOND MAY BE PROVIDED IN PLACE OF ESCROW.

*        *        *         *

THE NAME AND ADDRESS OF THE FRANCHISOR’S AGENT IN THIS STATE AUTHORIZED TO RECEIVE SERVICE OF PROCESS IS: MICHIGAN DEPARTMENT OF COMMERCE, CORPORATION AND SECURITIES BUREAU, 6546 MERCANTILE WAY, P.O. BOX 30222, LANSING, MICHIGAN 48910.

*        *        *         *

ANY QUESTIONS REGARDING THIS NOTICE SHOULD BE DIRECTED TO:

DEPARTMENT OF THE ATTORNEY GENERAL’S OFFICE

CONSUMER PROTECTION DIVISION

ATTN: FRANCHISE

670 G. MENNEN WILLIAMS BUILDING

525 WEST LANSING

LANSING, MICHIGAN 48913

NOTE: NOTWITHSTANDING PARAGRAPH (F) ABOVE, WE INTEND TO, AND YOU AGREE THAT WE AND YOU WILL, ENFORCE FULLY THE PROVISIONS OF THE ARBITRATION SECTION OF OUR AGREEMENTS. WE BELIEVE THAT PARAGRAPH

FDD Exhibit H-12

(F) IS UNCONSTITUTIONAL AND CANNOT PRECLUDE US FROM ENFORCING THE ARBITRATION PROVISIONS.

FDD Exhibit H-13

ADDENDUM TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE DISCLOSURE DOCUMENT

FOR THE STATE OF MINNESOTA

In recognition of the requirements of the Minnesota Franchises Law, Minn. Stat. §§ 80C.01 through 80C.22, and of the Rules and Regulations promulgated thereunder by the Minnesota Commissioner of Commerce, Minn. Rules §§ 2860.0100 through 2860.9930, the Franchise Disclosure Document for Goosehead Insurance Agency, LLC for use in the State of Minnesota shall be amended to include the following:

1. Item 13 is amended by the addition of the following language:

The franchisor will protect the franchisee’s right to use the trademarks, service marks, trade names, logotypes or other commercial symbols or indemnify the franchisee from any loss, costs or expenses arising out of any claim, suite or demand regarding the use of the name.

2. Item 17, “Renewal, Termination, Transfer and Dispute Resolution,” shall be amended by the addition of the following paragraphs:

With respect to franchisees governed by Minnesota law, we will comply with Minn. Stat. § 80C.14, Subds. 3, 4, and 5 which require, except in certain specified cases, that a franchisee be given 90 days’ notice of termination (with 60 days to cure) and 180 days’ notice of non-renewal of the Franchise Agreement, and that consent to the transfer of the franchise not be unreasonably withheld.

Pursuant to Minn. Rule 2860.4400D, any general release of claims that you or a transferor may have against us or our shareholders, directors, employees and agents, including without limitation claims arising under federal, state, and local laws and regulations shall exclude claims you or a transferor may have under the Minnesota Franchise Law and the Rules and Regulations promulgated thereunder by the Commissioner of Commerce.

Minn. Stat. § 80C.21 and Minn. Rule 2860.4400J prohibit us from requiring litigation to be conducted outside Minnesota, requiring waiver of a jury trial, or requiring you to consent to liquidated damages, termination penalties or judgment notes. In addition, nothing in the disclosure document or agreement can abrogate or reduce any of your rights as provided for in Minnesota Statutes, Chapter 80C, or your rights to jury trial, any procedure, forum, or remedies as may be provided for by the laws of the jurisdiction.

Minn. Stat. § 80C.17 prohibits any action from being commenced under the Minnesota Franchises Law more than three years after the cause of action accrues.

3. Each provision of this addendum shall be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the Minnesota Franchises Law or the Rules and

FDD Exhibit H-14

Regulations promulgated thereunder by the Minnesota Commission of Commerce are met independently without reference to this addendum to the disclosure document.

FDD Exhibit H-15

AMENDMENT TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

FOR THE STATE OF MINNESOTA

In recognition of the requirements of the Minnesota Franchises Law, Minn. Stat. §§ 80C.01 through 80C.22, and of the Rules and Regulations promulgated thereunder by the Minnesota Commissioner of Commerce, Minn. Rules §§ 2860.0100 through 2860.9930, the parties to the attached Goosehead Insurance Agency, LLC Franchise Agreement (the “Agreement”) agree as follows:

1. Section 2.2.7 of the Agreement, under the heading “Term and Renewal,” shall be deleted in its entirety and shall have no force or effect, and the following paragraph shall be inserted in its place:

2.2.7 You agree to sign and deliver to us a release, in a form that we will provide (which will be a mutual release with limited exclusions), which will release all claims against us and our affiliates, and our respective officers, directors, members, managers, agents, and employees. If you are an entity, then your affiliates and your direct and indirect owners (and any other parties that we reasonably request) must also sign and deliver that release to us, excluding only such claims as Franchisee may have that have arisen under the Minnesota Franchises Law and the Rules and Regulations promulgated thereunder by the Minnesota Commissioner of Commerce.

2. Section 2 of the Agreement, under the heading “Term and Renewal,” shall be amended by the addition of the following paragraph:

Minnesota law provides franchisees with certain non-renewal rights. In sum, Minn. Stat. § 80C.14 (subd. 4) currently requires, except in certain specified cases, that a franchisee be given 180 days’ notice of non-renewal of the Franchise Agreement.

3. Section 9 of the Agreement, under the heading “Proprietary Marks,” shall be amended by the addition of the following paragraph:

Pursuant to Minnesota Stat. Sec. 80C.12, Subd. 1(g), Franchisor is required to protect any rights Franchise may have to Franchisor’s Marks.

4. Section 16.5.1 of the Agreement, under the heading “Transfer of Interest,” shall be deleted in its entirety and shall have no force or effect, and the following paragraph shall be inserted in its place:

16.5.1 The transferor must have executed a general release, in a form satisfactory to us, of any and all claims against us and our affiliates, successors, and assigns, and their respective officers, directors, members, managers, shareholders, partners, agents, representatives, servants, and employees in their corporate and individual capacities including, without limitation, claims arising under this Agreement, any other agreement between you and us, and/or our respective affiliates, and federal, state, and local laws and

FDD Exhibit H-16

rules, excluding only such claims as Franchisee may have under the Minnesota Franchises Law and the Rules and Regulations promulgated thereunder by the Minnesota Commissioner of Commerce.

5. Section 16 of the Agreement, under the heading “Transfer of Interest,” shall be amended by the addition of the following paragraph:

Minnesota law provides franchisees with certain transfer rights. In sum, Minn. Stat. §80C.14 (subd. 5) currently requires that consent to the transfer of the franchise may not be unreasonably withheld.

6. Section 17 of the Agreement, under the heading “Default and Termination” shall be amended by the addition of the following paragraph:

Minnesota law provides franchisees with certain termination rights. In sum, Minn. Stat. § 80C.14 (subd. 3) currently requires, except in certain specified cases, that a franchisee be given 90 days’ notice of termination (with 60 days to cure) of the Franchise Agreement.

7. Sections 18.8 of the Agreement, under the heading “Obligations Upon Termination or Expiration,” shall be deleted in its entirety and shall have no force or effect; and the following paragraph shall be substituted in its place:

18.8 Pay Damages. You agree to pay us all damages, costs, and expenses (including without limitation reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses) that we incur as a result of your default under this Agreement and/or subsequent to the termination or expiration of this Agreement in seeking injunctive or other relief for the enforcement of any provisions of this Section 18, which will be in addition to amounts due to us under Section 18.11 below.

8. Sections 27.5 and 27.9 of the Agreement, under the heading “Applicable Law and Dispute Resolution,” shall be deleted in their entirety and shall have no force or effect; and the following paragraphs shall be substituted in its place:

27.5 Injunctions. Nothing contained in this Agreement will bar our right to seek injunctive relief in a court of competent jurisdiction against threatened conduct that will cause us loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

27.9 Payment of Legal Fees. You agree to pay us all damages, costs and expenses (including without limitation reasonable attorneys’ fees, court costs, discovery costs, and all other related expenses) that we incur after the termination or expiration of the franchise granted under this Agreement in: (a) seeking injunctive or other relief for the enforcement of any provisions of this Agreement (including without limitation Sections 9 and 17 above); and/or (b) successfully defending a claim from you that we misrepresented the terms of this Agreement, fraudulently induced you to sign this Agreement, that the provisions of this Agreement are not

FDD Exhibit H-17

fair, were not properly entered into, and/or that the terms of this Agreement (as it may be amended by its terms) do not exclusively govern the parties’ relationship.

9. Section 27 of the Agreement, under the heading “Applicable Law and Dispute Resolution”, shall be amended by the following paragraph, which shall be considered an integral part of the Agreement:

27.10 Minn. Stat. § 80C.17 prohibits any action from being commenced under the Minnesota Franchises Law more than three years after the cause of action accrues. Minn. Stat. § 80C.21 and Minn. Rule 2860.4400J prohibit Franchisor from requiring litigation to be conducted outside Minnesota, requiring waiver of a jury trial, or requiring Franchisee to consent to liquidated damages, termination penalties or judgment notes. In addition, nothing in the disclosure document or agreement can abrogate or reduce any of Franchisee’s rights as provided for in Minnesota Statutes, Chapter 80C, or Franchisee’s rights to jury trial, any procedure, forum, or remedies as may be provided for by the laws of the jurisdiction.

10. Each provision of this Amendment shall be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the Minnesota Franchises Law or the Rules and Regulations promulgated thereunder by the Minnesota Commissioner of Commerce are met independently without reference to this Amendment.

IN WITNESS WHEREOF, we and you agree to be bound by the terms of this Amendment to be effective as of the Effective Date of the Franchise Agreement.

GOOSEHEAD INSURANCE AGENCY, LLC
FRANCHISEE

By:		By:
Name:	P. Ryan Langston	Name:
Title:	Vice President and General Counsel	Title:

FDD Exhibit H-18

ADDENDUM TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE DISCLOSURE DOCUMENT

FOR THE STATE OF NEW YORK

1. The following information is added to the cover page of the Franchise Disclosure Document:

INFORMATION COMPARING FRANCHISORS IS AVAILABLE. CALL THE STATE ADMINISTRATORS LISTED IN EXHIBIT C OR YOUR PUBLIC LIBRARY FOR SOURCES OF INFORMATION. REGISTRATION OF THIS FRANCHISE BY NEW YORK STATE DOES NOT MEAN THAT NEW YORK STATE RECOMMENDS IT OR HAS VERIFIED THE INFORMATION IN THIS FRANCHISE DISCLOSURE DOCUMENT. IF YOU LEARN THAT ANYTHING IN THE FRANCHISE DISCLOSURE DOCUMENT IS UNTRUE, CONTACT THE FEDERAL TRADE COMMISSION AND NEW YORK STATE DEPARTMENT OF LAW, BUREAU OF INVESTOR PROTECTION AND SECURITIES, 120 BROADWAY, 23RD FLOOR, NEW YORK, NEW YORK 10271.

THE FRANCHISOR MAY, IF IT CHOOSES, NEGOTIATE WITH YOU ABOUT ITEMS COVERED IN THE FRANCHISE DISCLOSURE DOCUMENT. HOWEVER, THE FRANCHISOR CANNOT USE THE NEGOTIATING PROCESS TO PREVAIL UPON A PROSPECTIVE FRANCHISEE TO ACCEPT TERMS WHICH ARE LESS FAVORABLE THAN THOSE SET FORTH IN THIS FRANCHISE DISCLOSURE DOCUMENT.

2. The following is added at the end of Item 3:

Except as provided above, with regard to the franchisor, its predecessor, a person identified in Item 2, or an affiliate offering franchises under the franchisor’s principal trademark:

A. No such party has an administrative, criminal or civil action pending against that person alleging: a felony, a violation of a franchise, antitrust, or securities law, fraud, embezzlement, fraudulent conversion, misappropriation of property, unfair or deceptive practices, or comparable civil or misdemeanor allegations.

B. No such party has pending actions, other than routine litigation incidental to the business, which are significant in the context of the number of franchisees and the size, nature or financial condition of the franchise system or its business operations.

C. No such party has been convicted of a felony or pleaded nolo contendere to a felony charge or, within the 10 year period immediately preceding the application for registration, has been convicted of or pleaded nolo contendere to a misdemeanor charge or has been the subject of a civil action alleging: violation of a franchise, antifraud, or securities law; fraud; embezzlement; fraudulent conversion or misappropriation of property; or unfair or deceptive practices or comparable allegations.

FDD Exhibit H-19

D. No such party is subject to a currently effective injunctive or restrictive order or decree relating to the franchise, or under a Federal, State, or Canadian franchise, securities, antitrust, trade regulation or trade practice law, resulting from a concluded or pending action or proceeding brought by a public agency; or is subject to any currently effective order of any national securities association or national securities exchange, as defined in the Securities and Exchange Act of 1934, suspending or expelling such person from membership in such association or exchange; or is subject to a currently effective injunctive or restrictive order relating to any other business activity as a result of an action brought by a public agency or department, including, without limitation, actions affecting a license as a real estate broker or sales agent.

3. The following is added to the end of Item 4:

Neither the franchisor, its affiliate, its predecessor, officers, or general partner during the 10-year period immediately before the date of the offering circular: (a) filed as debtor (or had filed against it) a petition to start an action under the U.S. Bankruptcy Code; (b) obtained a discharge of its debts under the bankruptcy code; or (c) was a principal officer of a company or a general partner in a partnership that either filed as a debtor (or had filed against it) a petition to start an action under the U.S. Bankruptcy Code or that obtained a discharge of its debts under the U.S. Bankruptcy Code during or within 1 year after that officer or general partner of the franchisor held this position in the company or partnership.

4. The following is added to the end of Item 5:

The initial franchise fee constitutes part of our general operating funds and will be used as such in our discretion.

5. The following is added to the end of the “Summary” sections of Item 17(c), titled “Requirements for franchisee to renew or extend,” and Item 17(m), entitled “Conditions for franchisor approval of transfer”:

However, to the extent required by applicable law, all rights you enjoy and any causes of action arising in your favor from the provisions of Article 33 of the General Business Law of the State of New York and the regulations issued thereunder shall remain in force; it being the intent of this proviso that the non-waiver provisions of General Business Law Sections 687.4 and 687.5 be satisfied.

6. The following language replaces the “Summary” section of Item 17(d), titled “Termination by franchisee”:

You may terminate the agreement on any grounds available by law.

FDD Exhibit H-20

7. The following is added to the end of the “Summary” section of Item 17(j), titled “Assignment of contract by franchisor”:

However, no assignment will be made except to an assignee who in good faith and judgment of the franchisor, is willing and financially able to assume the franchisor’s obligations under the Franchise Agreement.

8. The following is added to the end of the “Summary” sections of Item 17(v), titled “Choice of forum”, and Item 17(w), titled “Choice of law”:

The foregoing choice of law should not be considered a waiver of any right conferred upon the franchisor or upon the franchisee by Article 33 of the General Business Law of the State of New York.

FDD Exhibit H-21

STATEMENT OF DISCLOSURE DOCUMENT ACCURACY

THE FRANCHISOR REPRESENTS THAT THIS DISCLOSURE DOCUMENT DOES NOT

KNOWINGLY OMIT ANY MATERIAL FACT OR CONTAIN ANY UNTRUE STATEMENT

OF A MATERIAL FACT.

FDD Exhibit H-22

AMENDMENT TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

FOR THE STATE OF NEW YORK

In recognition of the requirements of the New York General Business Law, Article 33, Sections 680 through 695, and of the regulations promulgated thereunder (N.Y. Comp. Code R. & Regs., tit. 13, §§ 200.1 through 201.16), the parties to the attached Goosehead Insurance Agency, LLC Franchise Agreement (the “Agreement”) agree as follows:

1. Section 2.2.6 of the Agreement, under the heading “Term and Renewal,” shall be deleted in its entirety, and shall have no force or effect; and the following paragraph shall be substituted in its place:

2.2.6 You must execute a general release, in a form prescribed by us, of any and all claims against us and our affiliates, and our and our affiliates’ respective officers, directors, securities holders, agents, and employees, provided, however, that all rights enjoyed by you and any causes of action arising in your favor from the provisions of New York General Business Law Sections 680-695 and the regulations issued thereunder, shall remain in force; it being the intent of this provision that the non-waiver provisions of N.Y. Gen. Bus. Law Sections 687.4 and 687.5 be satisfied;

2. Section 13.3.3 of the Agreement, under the heading “Transfer of Interest,” shall be deleted in its entirety, and shall have no force or effect; and the following paragraph shall be substituted in its place:

13.3.3 That the transferor must execute a general release, in a form satisfactory to us, of any and all claims against us and our affiliates, and our respective officers, directors, shareholders, member, agents, and employees, provided, however, that all rights enjoyed by the transferor and any causes of action arising in its favor from the provisions of New York General Business Law Sections 680-695 and the regulations issued thereunder, shall remain in force; it being the intent of this provision that the non-waiver provisions of N.Y. Gen. Bus. Law Sections 687.4 and 687.5 be satisfied;

3. Section 25.6 of the Agreement, under the heading “Applicable Law; Dispute Resolution,” shall be deleted in its entirety, and shall have no force or effect; and the following paragraph shall be substituted in lieu thereof:

25.6 Nothing contained in this Agreement shall bar our right to seek injunctive relief against threatened conduct that will cause us loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.

FDD Exhibit H-23

4. Section 25 of the Agreement, under the heading “Applicable Law; Dispute Resolution,” shall be amended by the addition of the following language:

Nothing in this Agreement should be considered a waiver of any right conferred upon you by New York General Business Law, Sections 680-695.

5. There are circumstances in which an offering made by us would not fall within the scope of the New York General Business Law, Article 33, such as when the offer and acceptance occurred outside the state of New York. However, an offer or sale is deemed made in New York if you are domiciled in or the franchise will be opening in New York. We are required to furnish a New York prospectus to every prospective franchisee who is protected under the New York General Business Law, Article 33.

IN WITNESS WHEREOF, we and you agree to be bound by the terms of this Amendment to be effective as of the Effective Date of the Franchise Agreement.

GOOSEHEAD INSURANCE AGENCY, LLC
FRANCHISEE

By:	By:
Name: P. Ryan Langston	Name:
Title: Vice President and General Counsel	Title:

FDD Exhibit H-24

ADDENDUM TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE DISCLOSURE DOCUMENT

FOR THE STATE OF NORTH DAKOTA

In recognition of the requirements of the North Dakota Franchise Investment Law, N.D. Cent. Code, §§ 51 19 01 through 51 19 17, and the policies of the office of the State of North Dakota Securities Commission, the Franchise Disclosure Document for Goosehead Insurance Agency, LLC shall be amended by the addition of the following language:

The North Dakota Securities Commissioner has held the following to be unfair, unjust, or inequitable to North Dakota franchisees (Section 51-19-09, N.D.C.C.):

A. Restrictive Covenants: Franchise disclosure documents which disclose the existence of covenants restricting competition contrary to Section 9-08-06, N.D.C.C., without further disclosing that such covenants will be subject to this statute.

B. Situs of Arbitration Proceedings: Franchise agreements providing that the parties must agree to arbitrate disputes at a location that is remote from the site of the franchisee’s business.

C. Restriction on Forum: Requiring North Dakota franchisees to consent to the jurisdiction of courts outside of North Dakota.

D. Liquidated Damages and Termination Penalties: Requiring North Dakota franchisees to consent to liquidated damages or termination penalties.

E. Applicable Laws: Franchise agreements which specify that any claims arising under the North Dakota franchise law will be governed by the laws of a state other than North Dakota.

F. Waiver of Trial by Jury: Requiring North Dakota franchisees to consent to the waiver of a trial by jury.

G. Waiver of Exemplary and Punitive Damages: Requiring North Dakota franchisees to consent to a waiver of exemplary and punitive damages.

H. General Release: Requiring North Dakota franchisees to execute a general release of claims as a condition of renewal or transfer of a franchise.

I. Limitation on Claims. Requiring North Dakota franchisees to consent to a limitation on when claims may be brought.

FDD Exhibit H-25

AMENDMENT TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

FOR THE STATE OF NORTH DAKOTA

In recognition of the requirements of the North Dakota Franchise Investment Law, N.D. Cent. Code, §§ 51 19 01 through 51 19 17, and the policies of the office of the State of North Dakota Securities Commission, the parties to the attached Goosehead Insurance Agency, LLC Franchise Agreement (the “Agreement”) agree as follows:

1. The Agreement shall be amended by the addition of the following Section 29:

29. The parties acknowledge and agree that they have been advised that the North Dakota Securities Commissioner has determined the following agreement provisions are unfair, unjust or inequitable to North Dakota franchisees:

A. Restrictive Covenants: Any provision which discloses the existence of covenants restricting competition contrary to Section 9-08-06, N.D.C.C., without further disclosing that such covenants will be subject to this statute.

B. Situs of Arbitration Proceedings: Any provision requiring that the parties must agree to arbitrate disputes at a location that is remote from the site of the Franchisee’s business.

C. Restriction on Forum: Any provision requiring North Dakota franchisees to consent to the jurisdiction of courts outside of North Dakota.

D. Liquidated Damages and Termination Penalties: Any provision requiring North Dakota franchisees to consent to liquidated damages or termination penalties.

E. Applicable Laws: Any provision which specifies that any claims arising under the North Dakota franchise law will be governed by the laws of a state other than North Dakota.

F. Waiver of Trial by Jury: Any provision requiring North Dakota franchisees to consent to the waiver of a trial by jury.

G. Waiver of Exemplary and Punitive Damages: Any provision requiring North Dakota franchisees to consent to a waiver of exemplary and punitive damages.

H. General Release: Any provision requiring North Dakota franchisees to execute a general release of claims as a condition of renewal or transfer of a franchise.

I. Limitation on Claims. Requiring North Dakota franchisees to consent to a limitation on when claims may be brought.

[SIGNATURE PAGE FOLLOWS]

FDD Exhibit H-26

IN WITNESS WHEREOF, we and you agree to be bound by the terms of this Amendment to be effective as of the Effective Date of the Franchise Agreement.

GOOSEHEAD INSURANCE AGENCY, LLC
FRANCHISEE

By:	By:
Name: P. Ryan Langston	Name:
Title: Vice President and General Counsel	Title:

FDD Exhibit H-27

ADDENDUM TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE DISCLOSURE DOCUMENT

FOR THE STATE OF RHODE ISLAND

In recognition of the requirements of the Rhode Island Franchise Investment Act, §§ 19 28.1-1 through 19-28.1-34 the Franchise Disclosure Document for Goosehead Insurance Agency, LLC for use in the State of Rhode Island shall be amended to include the following:

1. Item 17, “Renewal, Termination, Transfer and Dispute Resolution,” shall be amended by the addition of the following:

Section 19-28.1-14 of the Rhode Island Franchise Investment Act provides that “A provision in a franchise agreement restricting jurisdiction or venue to a forum outside this state or requiring the application of the laws of another state is void with respect to a claim otherwise enforceable under this Act.”

1. This addendum to the disclosure document shall be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the Rhode Island Franchise Investment Act, §§ 19-28.1-1 through 19-28.1-34, are met independently without reference to this addendum to the disclosure document.

FDD Exhibit H-28

AMENDMENT TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

FOR THE STATE OF RHODE ISLAND

In recognition of the requirements of the Rhode Island Franchise Investment Act, §§ 19-28.1-1 through 19-28.1-34, the parties to the attached Goosehead Insurance Agency, LLC Franchise Agreement (the “Agreement”) agree as follows:

1. Section 27 of the Agreement, under the heading “Applicable Law and Dispute Resolution,” shall be amended by the addition of the following paragraph:

Section 19-28.1-14 of the Rhode Island Franchise Investment Act provides that “A provision in a franchise agreement restricting jurisdiction or venue to a forum outside this state or requiring the application of the laws of another state is void with respect to a claim otherwise enforceable under this Act.”

2. This amendment shall be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the Rhode Island Franchise Investment Act, §§ 19-28.1-1 through 19-28.1-34, are met independently without reference to this amendment.

IN WITNESS WHEREOF, we and you agree to be bound by the terms of this Amendment to be effective as of the Effective Date of the Franchise Agreement.

GOOSEHEAD INSURANCE AGENCY, LLC
FRANCHISEE

By:	By:
Name: P. Ryan Langston	Name:
Title: Vice President and General Counsel	Title:

FDD Exhibit H-29

ADDENDUM TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE DISCLOSURE DOCUMENT

FOR THE STATE OF VIRGINIA

1. Item 17 of the disclosure document is hereby modified by adding the following paragraphs to the end of provision entitled “h. ‘Cause’ defined – non-curable defaults”:

Under Section 13.1-564 of the Virginia Retail Franchising Act, it is unlawful for a franchisor to cancel a franchise without reasonable cause. If any ground for default or termination stated in the franchise agreement does not constitute ‘reasonable cause,’ as that term may be defined in the Virginia Retail Franchise Act or the laws of Virginia, that provision may not be enforceable.

Under Section 13.1-564 of the Virginia Retail Franchising Act, it is unlawful for a franchisor to use undue influence to induce a franchisee to surrender any right given to him under the franchise. If any provision of the franchise agreement involves the use of undue influence by the franchisor to induce a franchisee to surrender any rights given to him under the franchise, that provision may not be enforceable.

FDD Exhibit H-30

ADDENDUM TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE DISCLOSURE DOCUMENT

FOR THE STATE OF WASHINGTON

In recognition of the requirements of the Washington Franchise Investment Protection Act, Wash. Rev. Code §§ 19.100.180, the Franchise Disclosure Document for Goosehead Insurance Agency, LLC in connection with the offer and sale of franchises for use in the State of Washington shall be amended to include the following:

1. Item 17(d), “Renewal, Termination, Transfer and Dispute Resolution,” shall be amended by the addition of the following statement:

Franchisees may terminate under any grounds permitted by law.

2. Item 17, “Renewal, Termination, Transfer and Dispute Resolution,” shall be amended by the addition of the following paragraphs at the conclusion of the Item:

The state of Washington has a statute, RCW 19.100.180, which may supersede the franchise agreement in your relationship with the franchisor including the areas of termination and renewal of your franchise. There may also be court decisions which may supersede the franchise agreement in your relationship with the franchisor including the areas of termination and renewal of your franchise.

In any arbitration involving a franchise purchased in Washington, the arbitration site shall be either in the state of Washington, or in a place mutually agreed upon at the time of the arbitration, or as determined by the arbitrator.

In the event of a conflict of laws, the provisions of the Washington Franchise Investment Protection Act, Chapter 19.100 RCW shall prevail.

A release or waiver of rights executed by a franchisee shall not include rights under the Washington Franchise Investment Protection Act except when executed pursuant to a negotiated settlement after the agreement is in effect and where the parties are represented by independent counsel. Provisions such as those which unreasonably restrict or limit the statute of limitations period for claims under the Act, rights or remedies under the Act such as a right to a jury trial may not be enforceable.

Transfer fees are collectable to the extent that they reflect the franchisor’s reasonable estimated or actual costs in effecting a transfer.

3. Each provision of this addendum to the disclosure document shall be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the Washington Franchise Investment Protection Act, Wash. Rev. Code §§ 19.100.180, are met independently without reference to this addendum to the disclosure document.

FDD Exhibit H-31

AMENDMENT TO GOOSEHEAD INSURANCE AGENCY, LLC

FRANCHISE AGREEMENT

FOR THE STATE OF WASHINGTON

In recognition of the requirements of the Washington Franchise Investment Protection Act, Wash. Rev. Code §§ 19.100.010 through 19.100.940, the parties to the attached Goosehead Insurance Agency, LLC Franchise Agreement agree as follows:

1. The state of Washington has a statute, RCW 19.100.180, which may supersede the franchise agreement in your relationship with the franchisor including the areas of termination and renewal of your franchise. There may also be court decisions which may supersede the franchise agreement in your relationship with the franchisor including the areas of termination and renewal of your franchise.

2. In any arbitration involving a franchise purchased in Washington, the arbitration site shall be either in the state of Washington, or in a place mutually agreed upon at the time of the arbitration, or as determined by the arbitrator.

3. In the event of a conflict of laws, the provisions of the Washington Franchise Investment Protection Act, Chapter 19.100 RCW shall prevail.

4. A release or waiver of rights executed by a franchisee shall not include rights under the Washington Franchise Investment Protection Act except when executed pursuant to a negotiated settlement after the agreement is in effect and where the parties are represented by independent counsel. Provisions such as those which unreasonably restrict or limit the statute of limitations period for claims under the Act, rights or remedies under the Act such as a right to a jury trial may not be enforceable.

5. Transfer fees are collectable to the extent that they reflect the franchisor’s reasonable estimated or actual costs in effecting a transfer.

6. Each provision of this amendment shall be effective only to the extent, with respect to such provision, that the jurisdictional requirements of the Washington Franchise Investment Protection Act, Wash. Rev. Code §§ 19.100.010 through 19.100.940, are met independently without reference to this amendment.

[SIGNATURE PAGE FOLLOWS]

FDD Exhibit H-32

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Washington amendment to the Franchise Agreement on the same date as the Franchise Agreement was executed

GOOSEHEAD INSURANCE AGENCY, LLC
FRANCHISEE

By:	By:
Name: P. Ryan Langston	Name:
Title: Vice President and General Counsel	Title:

FDD Exhibit H-33